UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AROTECH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, $0.01 par value, of Arotech Corporation (the “common stock”)
(2)

Aggregate number of securities to which transaction applies:

26,819,240 shares of Arotech common stock, consisting of (i) 26,665,240 shares of common stock outstanding as of October 23, 2019 (which includes the 118,196 shares of outstanding restricted stock described in clause (iii) below), (ii) 154,000 shares of common stock underlying outstanding restricted stock units as of October 23, 2019 entitled to receive the per share merger consideration of $3.00, and (iii) 118,196 shares of common stock underlying outstanding restricted stock awards as of October 23, 2019 entitled to receive the per share merger consideration of $3.00.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001298 by the product of 26,819,240 outstanding shares of Arotech common stock and the merger consideration of $3.00 per share in cash.

	(4)	Proposed maximum aggregate value of transaction: $80,457,720
	(5)	Total fee paid: $10,450.00

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 23, 2019

AROTECH CORPORATION

1229 Oak Valley Drive

Ann Arbor, Michigan 48108

[_], 2019

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Arotech Corporation (the “Company” or “Arotech”), which will be held at [_] on [_], 2019, beginning at [_], local time (the “special meeting”).

At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated September 22, 2019 (as it may be amended, supplemented or otherwise modified from time to time, the “merger agreement”), by and among the Company, Argonaut Intermediate, Inc., a Delaware corporation (“Parent”), and Argonaut Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “merger”), on the terms in the merger agreement. Parent and Merger Sub are each controlled by investment funds affiliated with Greenbriar Equity Group, L.P., a private equity firm. If the merger is completed, Arotech will become a wholly-owned subsidiary of Parent, and you will be entitled to receive $3.00 in cash, net of applicable tax withholding, without interest, for each share of Arotech common stock that you own on the effective date of the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

After careful consideration, the Company’s board of directors (the “board”) acting upon the unanimous recommendation of a special committee of disinterested and independent directors (the “special committee”), unanimously (i) determined that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) determined that it is advisable and in the best interests of the Company and its stockholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, and (iv) resolved to recommend the adoption of the merger agreement by our stockholders. Accordingly, the board recommends a vote “FOR” the proposal to adopt the merger agreement and “FOR” each of the other proposals to be voted on at the special meeting.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about Arotech from documents filed with the U.S. Securities and Exchange Commission (the “SEC”), including Arotech’s financial statements for the year ended December 31, 2018, and the quarters ended March 31, 2019 and June 30, 2019. See “Incorporation by Reference” beginning on page 77 of this proxy statement.

Only stockholders of record at the close of business on [_], 2019, the record date for determining the stockholders entitled to notice of and to vote at the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment thereof.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the shares of outstanding stock of Arotech entitled to vote thereon. Failing to vote on the merger agreement or to instruct your broker or other nominee on how to vote, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

On September 22, 2019, Jon B. Kutler, the chairman of our board, in his capacity as the beneficial owner of 1,887,897 shares of Arotech common stock, representing approximately 7.1% of the shares outstanding as of that date, agreed pursuant to a voting agreement with Parent and the Company to vote to adopt the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or follow the instructions provided for submitting a proxy by telephone or the Internet. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of Arotech.

Sincerely,

Dean M. Krutty, President and Chief Executive Officer

This proxy statement is dated [_], 2019 and is first being mailed to stockholders on or about [_], 2019.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 23, 2019

AROTECH CORPORATION

1229 Oak Valley Drive

Ann Arbor, MI 48108

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [_], 2019

To the Stockholders of Arotech Corporation:

A special meeting of stockholders of Arotech Corporation, a Delaware corporation (“Arotech” or the “Company”), will be held at [_] on [_], 2019, beginning at [_] local time (the “special meeting”), for the following purposes:

(1) to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2019, by and among Argonaut Intermediate, Inc., a Delaware corporation (“Parent”), Argonaut Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent, and Arotech, and as such agreement may be further amended from time to time (the “merger agreement”);

(2) to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following the consummation of, the merger (the “nonbinding compensation proposal”); and

(3) to consider and vote on a proposal to adjourn the special meeting, if there are insufficient votes to adopt the merger agreement at the time of the special meeting (the “adjournment proposal”).

Accordingly, the Company’s board of directors (the “board”) recommends a vote “FOR” the proposal to adopt the merger agreement and “FOR” each of the other proposals to be voted on at the special meeting.

Only stockholders of record of our common stock as of the close of business on [_], 2019 are entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. If you hold shares through a broker or other nominee, you must follow the procedures provided by your broker or other nominee in order to vote your shares at the special meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding stock of Arotech entitled to vote thereon.

The approval of the nonbinding compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the votes properly cast for the nonbinding compensation proposal and the adjournment proposal, respectively, in each case, assuming a quorum is present.

Failing to vote your shares, or to instruct your broker or other nominee on how to vote, will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the outcome of any vote on the nonbinding compensation proposal or the adjournment proposal, assuming a quorum is present.

Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy, or follow the instructions provided for submitting a proxy by telephone or the Internet, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you are a stockholder of record and attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, the nonbinding compensation proposal and the adjournment proposal.

You may submit a proxy for your shares electronically on the Internet, by telephone or by signing, dating and returning the enclosed proxy card. If your shares are held of record by a broker or other nominee, and you wish to vote at the special meeting, you must follow the procedures provided by that record holder.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR SUBMIT YOUR PROXY PROMPTLY VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE, YOU MUST FOLLOW THE PROCEDURES PROVIDED BY THAT RECORD HOLDER.

By Order of the Board of Directors

Yaakov Har-Oz, Secretary of the Board of Directors

Ann Arbor, Michigan

[_], 2019

-i-

-ii-

-iii-

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes attached to this proxy statement.

The Companies

AROTECH CORPORATION

1229 Oak Valley Drive

Ann Arbor, Michigan 48108

+1 (800) 281-0356

Arotech Corporation, a corporation organized under the laws of the State of Delaware, and its subsidiaries provide defense and security products for the military, law enforcement, emergency services and homeland security markets, including multimedia interactive simulators/trainers, and lithium batteries and chargers. We operate primarily through our wholly-owned subsidiaries FAAC Incorporated, a Michigan corporation located in Ann Arbor, Michigan (Training and Simulation Division) and in Orlando, Florida; Epsilor-Electric Fuel Ltd., an Israeli corporation located in Beit Shemesh, Israel (between Jerusalem and Tel-Aviv) and in Dimona, Israel (in Israel’s Negev desert area) (Power Systems Division); and UEC Electronics, LLC a South Carolina limited liability company located in Hanahan, South Carolina (Power Systems Division). Our common stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “ARTX.”

GREENBRIAR EQUITY GROUP, L.P.

555 Theodore Fremd Avenue

Suite A201

Rye, NY 10580

Founded in 1999, Greenbriar Equity Group is a private equity firm with over $3.5 billion of committed capital focused on investing in market-leading manufacturing and services businesses in partnership with proven management teams.

ARGONAUT INTERMEDIATE, INC.

c/o Greenbriar Equity Group, L.P.

555 Theodore Fremd Avenue

Suite A201

Rye, NY 10580

Parent was formed by entities affiliated with Greenbriar Equity Group, L.P. solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing in connection with the merger. Upon completion of the merger, we will be a direct, wholly-owned subsidiary of Parent.

ARGONAUT MERGER SUB, INC.

c/o Greenbriar Equity Group, L.P.

555 Theodore Fremd Avenue

Suite A201

Rye, NY 10580

Merger Sub is a wholly-owned subsidiary of Parent and was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist.

The Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into us, and each share of our common stock will be canceled and will represent the right to receive, upon surrender by the holder of such stock certificate(s), $3.00 in cash, net of applicable tax withholding, without interest, for each share of our common stock held immediately prior to the merger. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety. Please read it carefully.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held on [_], 2019, starting at [_], local time, at [_]. At the special meeting, you will consider and vote upon proposals to (i) adopt the merger agreement, (ii) approve the nonbinding compensation proposal and (iii) approve the adjournment proposal.

Record Date; Stock Entitled to Vote; Quorum

If you owned shares of our common stock at the close of business on [_], 2019, the record date for the special meeting (the “record date”), you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on [_], 2019, there were [_] shares of our common stock outstanding and entitled to be voted at the special meeting. The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting. Abstentions (but not broker “non-votes”) will be counted as present for purposes of determining the existence of a quorum.

Vote Required

For the proposal to vote to adopt the merger agreement, under Delaware law and as a condition to the completion of the merger, the adoption of the merger agreement requires the affirmative vote of a majority of our outstanding stock entitled to vote thereon. Failing to vote or to instruct your broker or other nominee on how to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

For the nonbinding compensation proposal and the adjournment proposal, approval requires the affirmative vote of the holders of a majority of the votes properly cast for the nonbinding compensation proposal and the adjournment proposal, respectively, in each case, assuming a quorum is present. Failing to vote or to instruct your broker or other nominee on how to vote will have no effect on the outcome of the voting with respect to the nonbinding compensation proposal or the adjournment proposal.

Voting

You may grant a proxy by completing and returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. See “THE SPECIAL MEETING” beginning on page 17 of this proxy statement for additional information on the special meeting, including how to vote your shares of common stock.

Submitting Proxies via the Internet or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone.

Revocability of Proxies

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	giving written notice of revocation to Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary of Arotech;

•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” you should follow the instructions of your broker or nominee regarding revocation of proxies.

Voting Agreement

In connection with the execution of the merger agreement, on September 22, 2019, Jon B. Kutler, the chairman of our board, in his capacity as the beneficial owner of 1,887,897 shares of Arotech common stock, representing approximately 7.1% of the shares outstanding as of September 22, 2019, has entered into a voting agreement with Parent and us pursuant to which he agreed to vote shares beneficially owned by him in favor of the adoption of the merger agreement and against any alternative acquisition proposal other than the merger, and not to transfer his shares during the pendency of the merger. The voting agreement terminates upon the termination of the merger agreement.

The voting agreement is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Please read it carefully.

Recommendation of the Special Committee and Our Board

After careful consideration, our board has determined that the merger agreement and the merger are fair to, advisable and in the best interests of, us and our stockholders. For a description of the factors considered by our board in reaching its decision to adopt and approve the merger agreement and recommend its adoption, see “THE MERGER—Reasons for the Merger and Recommendation of the Special Committee and Our Board” beginning on page 25 of this proxy statement. Accordingly, our board, acting upon the unanimous recommendation of a special committee of disinterested and independent directors (the “special committee”), has unanimously adopted and approved the merger agreement and unanimously recommends that you vote (i) “FOR” the adoption of the merger agreement and (ii) “FOR” the approval of the nonbinding compensation proposal and the adjournment proposal.

Opinion of Financial Advisor

In connection with the merger, B. Riley FBR, Inc. (“B. Riley”), our financial advisor, delivered to the special committee a written opinion, dated September 22, 2019, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by our stockholders. The full text of the written opinion, dated September 22, 2019, of B. Riley, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. B. Riley delivered its opinion to the special committee for the benefit and use of the special committee and our board (in their capacity as such) in connection with and for purposes of their evaluation of the merger consideration from a financial point of view. B. Riley’s opinion does not address any other aspect of the merger or the underlying business decision of Arotech to effect the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Arotech or in which Arotech might engage. B. Riley’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

See “THE MERGER—Opinion of Financial Advisor” beginning on page 28 of this proxy statement.

Conditions to the Merger

Our and Parent’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our stockholders’ adoption of the merger agreement; and

•	the absence of any law by a governmental entity prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the truth and correctness, subject to certain materiality exceptions, of our representations and warranties in the merger agreement;

•	our performance of our obligations under the merger agreement that are required to be performed by us prior to the consummation of the merger;

•	there not having occurred a “Material Adverse Effect” (as defined in “THE MERGER AGREEMENT—Representations and Warranties” beginning on page 50 of this proxy statement);

•	receipt of an officer’s certificate certifying as to the satisfaction of the three conditions described immediately above; and

•	the receipt of payoff letters regarding the prepayment of our principal credit facilities, and the release of all related liens, in connection with the consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the truth and correctness, subject to certain materiality exceptions, of the representations and warranties of Parent and Merger Sub in the merger agreement;

•	the performance by Parent and Merger Sub of their respective obligations under the merger agreement that are required to be performed by them prior to the consummation of the merger;

•	receipt of an officer’s certificate certifying as to the satisfaction of the two conditions described immediately above; and

•	payment by Parent of the amounts set forth in the payoff letters.

See “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 59 of this proxy statement.

Payment Procedures

Concurrently with the effective time of the merger, Parent will deposit with a paying agent sufficient funds to pay the aggregate merger consideration to be paid by Parent at the closing of the merger. No later than three business days after the effective time of the merger, the paying agent will send, to each holder of record of shares of our common stock as of the effective time of the merger, a letter of transmittal and instructions for use in the exchange of such shares for the merger consideration. Each holder will be entitled to receive the merger consideration specified in the merger agreement, upon surrender to the paying agent of the stock certificates representing such shares together with a valid letter of transmittal or, in the case of book-entry shares, upon receipt by the paying agent of an “agent’s message” with respect to such shares. See “THE MERGER AGREEMENT—Payment Procedures” beginning on page 49 of this proxy statement.

Financing

The consummation of the merger is not subject to any financing condition. Concurrently with the execution of the Merger Agreement, Greenbriar Equity Fund IV, L.P., and certain of its affiliated investment funds provided an equity financing commitment letter to Parent (the “Equity Commitment Letter”), pursuant to which they have committed to provide to Parent, on the terms and subject to the conditions set forth in the Equity Commitment Letter, at or immediately prior to the closing of the merger, an equity contribution of an aggregate amount up to $84,500,000. We are a third party beneficiary to the Equity Commitment Letter.

Termination

The merger agreement provides that such agreement may be terminated at any time prior to the effective time of the merger. The situations in which the agreement may be terminated include, but are not limited to, the following:

By the mutual written consent of us and Parent.

By either us or Parent upon written notice to the other party if:

•

the merger has not been consummated by March 13, 2020, provided that such right to terminate shall not be available to either party if that party’s breach of the merger agreement has been the cause of, or resulted in, the failure of the merger agreement to be consummated on such date;

•	an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; or

•	the required vote of stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote is taken.

By Parent:

•

prior to the adoption of the merger agreement by our stockholders, if our board or the special committee shall have made an Adverse Company Board Recommendation Change (as defined below) or if we shall have committed a Willful Breach (as defined in the merger agreement) of any of our obligations under the non-solicitation provisions of the merger agreement; or

•

if we breach any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the obligations of Parent and Merger Sub to effect the merger described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 59 of this proxy statement, would not be satisfied by March 13, 2020, and Parent has given us at least 30 days written notice and the opportunity to cure such breach prior to March 13, 2020.

By us:

•	prior to the adoption of the merger agreement by our stockholders, if our board or the special committee authorizes us, in compliance in all material respects with the “no solicitation” provisions of the merger agreement, to make an Adverse Company Board Recommendation Change in connection with another acquisition proposal or recommends another acquisition proposal, provided that we pay to Parent the termination fee described below; or

•

if Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the merger agreement such that the conditions to our obligations to effect the merger described under “Conditions to the Merger” above would not be satisfied by March 13, 2020, and we have given Parent at least 30 days written notice and the opportunity to cure such breach prior to March 13, 2020.

See “THE MERGER AGREEMENT—Termination” beginning on page 60 of this proxy statement.

Termination Fee

In general, all fees and expenses incurred by a party to the merger agreement will be paid by the party incurring such fees and expenses, provided that, if the merger agreement is terminated in certain circumstances described below, we will be required to pay to Parent a termination fee.

The merger agreement obligates us to pay a termination fee to Parent as follows:

•

upon termination of the merger agreement in accordance with its terms (i) by us to accept a superior proposal, (ii) by Parent upon an Adverse Company Board Recommendation Change or because we commit a Willful Breach (as defined in the merger agreement) of any of our obligations under the non-solicitation provisions of the merger agreement, or (iii) in certain other specified circumstances where we enter into an alternative acquisition within twelve months after termination of the merger agreement, we are required to pay Parent a fee of $2,400,000 (the “Company Termination Fee”); and

•

in the event the merger agreement is terminated by Parent (i) in response to an Adverse Company Board Recommendation Change or (ii) because we commit a Willful Breach (as defined in the merger agreement) of any of our obligations under the non-solicitation provisions of the merger agreement, in addition to the Company Termination Fee, we are required to pay Parent an amount equal to that required to reimburse Parent, Merger Sub, and their respective affiliates for all reasonable and documented out-of-pocket fees and expenses incurred in connection with the merger agreement, up to $800,000.

The merger agreement also provides that Parent will pay us a fee of $3,200,000 if we terminate the merger agreement because (i) Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants, or agreements under the merger agreement such that a closing condition is not satisfied or (ii) Parent fails to close the merger when required to do so under the merger agreement.

See “THE MERGER AGREEMENT—Termination Fee” beginning on page 61 of this proxy statement.

Go Shop Period

During the period (the “Go Shop Period”) beginning on the date of the merger agreement and continuing until 12:01 a.m. New York City time on October 22, 2019 (the “Solicitation Period End Time”), we and our representatives had the right to actively solicit acquisition proposals (as further discussed in “THE MERGER AGREEMENT—Go Shop Period”), provide non-public information relating to us and our subsidiaries to third parties in connection with soliciting acquisition proposals (subject to entering into an acceptable confidentiality agreement) and participate and engage in discussions or negotiations regarding acquisition proposals. For more information regarding the results of the Go Shop Period, see “THE MERGER—Background of the Merger” beginning on page 20 of this proxy statement.

From and after the Solicitation Period End Time, the merger agreement generally restricts our ability to solicit acquisition proposals from third parties (including by furnishing non-public information), or to participate in discussions or negotiations with third parties regarding any acquisition proposals.

However, between the Solicitation Period End Time and the adoption of the merger agreement by our stockholders, if we or any of our representatives receives an unsolicited acquisition proposal that the special committee determines in good faith (after consultation with its independent financial advisor and outside legal counsel) either constitutes or would reasonably be expected to result in a superior proposal (as defined in “THE MERGER AGREEMENT—Go Shop Period—Superior Proposal” beginning on page 55 of this proxy statement), then we and our board may, under certain conditions, furnish non-public information to, and participate in discussions or negotiations with, the party that made the acquisition proposal.

In addition, our board generally is not permitted under the merger agreement to change its recommendation in favor of the adoption of the merger agreement. However, in certain circumstances, our board is permitted to make an Adverse Company Board Recommendation Change (as defined in “THE MERGER AGREEMENT—Go Shop Period—Superior Proposal” beginning on page 55 of this proxy statement) in response to certain unforeseen, intervening events or to accept a superior proposal if, in either case, the special committee determines in good faith that the failure to do so would be inconsistent with its fiduciary duties and negotiates in good faith with Parent (to the extent Parent desires to do so) to make adjustment to the merger agreement so that the board’s fiduciary duties no longer require it to make an Adverse Company Board Recommendation Change in response to the intervening event or so that the acquisition proposal no longer constitutes a superior proposal.

See “THE MERGER AGREEMENT—Go Shop Period,” “THE MERGER AGREEMENT—Go Shop Period—Go Shop End Time,” “THE MERGER AGREEMENT—Go Shop Period—No Shop,” “THE MERGER AGREEMENT—Go Shop Period—Superior Proposal” and “THE MERGER AGREEMENT—Go Shop Period—Intervening Events” beginning on pages 54, 54, 55, 55 and 57, respectively, of this proxy statement.

Regulatory Matters

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware on or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Material U.S. Federal Income Tax Consequences

If you are a U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45 of this proxy statement) of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45 of this proxy statement) of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws, unless you have certain connections to the United States. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45 of this proxy statement for a more detailed explanation of the tax consequences of this merger. You should consult your own tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences apply to you.

Restricted Stock Awards and RSUs

At the effective time of the merger, all restrictions and vesting requirements with respect to each share of our restricted stock that is outstanding immediately prior to the effective time of the merger shall lapse and all such shares of restricted stock shall be vested in full, and entitled to receive $3.00 in cash, net of applicable tax withholding, without interest, for each share of the underlying common stock.

At the effective time of the merger, each restricted stock unit (“RSU”) award in respect of shares of our common stock that is outstanding immediately prior to the effective time of the merger shall fully vest (including RSUs subject to performance-based vesting) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the effective time of the merger (but no later than the first regularly scheduled payroll date that is at least five business days after the effective time), an amount in cash, without interest, equal to the product of (i) $3.00 and (ii) the total number of shares of common stock underlying such RSU, net of applicable tax withholding.

Interests of Certain Persons in the Merger

Our directors and executive officers may have interests in the merger that may be in addition to, or different from, the interests of our stockholders.

The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $3.00 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, all restrictions and vesting requirements with respect to each share of our restricted stock that is outstanding immediately prior to the effective time of the merger, including those restricted stock awards held by our directors, shall lapse and all such shares of restricted stock shall be vested in full, and entitled to receive $3.00 per share in cash, without interest and subject to withholding for applicable taxes, for each share of the underlying common stock. The merger agreement also provides that, each RSU in respect of shares of our common stock that is outstanding immediately prior to the effective time of the merger, including RSUs held by our executive officers, shall fully vest (including RSUs subject to performance-based vesting) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the effective time of the merger (but no later than the first regularly scheduled payroll date that is at least five business days after the effective time) an amount in cash, without interest equal to the product of (i) $3.00 and (ii) the total number of shares of common stock underlying such RSU, net of applicable tax withholding. Our directors and executive officers will continue to be indemnified for acts or omissions occurring at or prior to the effective time of the merger and will have the benefit of liability insurance for a period of not less than six years after completion of the merger.

Jon B. Kutler, the chairman of our board, is a limited partner, and has a less than 1% passive interest, in certain funds controlled by Greenbriar.

See “THE MERGER—Interests of Certain Persons in the Merger” beginning on page 39 of this proxy statement.

Appraisal Rights

Under the General Corporation Law of the State of Delaware (the “DGCL”), our stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of Section 262 of the DGCL (“Section 262”), which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, MI, 48108, Attn: Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary, before the vote on the adoption of the merger agreement is taken and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow the procedures specified under the DGCL exactly will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 that is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. See “APPRAISAL RIGHTS” beginning on page 60 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Arotech,” “Company,” “we,” “our,” “ours,” and “us” refer to Arotech Corporation and its subsidiaries, the term “Parent” refers to Argonaut Intermediate, Inc., and the term “Merger Sub” refers to Argonaut Merger Sub, Inc.

The Special Meeting

Q.	Why am I receiving this proxy statement?

A.

On September 22, 2019, we entered into the merger agreement with Parent and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into us, with us surviving the merger as a wholly-owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to vote to adopt the merger agreement and the other matters to be voted on at the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will be held on [_], 2019 at [_].

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the nonbinding compensation proposal; and

•	to approve the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.

Holders of record of our common stock as of the close of business on [_], 2019, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [_] shares of our common stock, held by approximately [_] holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	How is a quorum calculated?

A.	The holders of a majority of our outstanding shares of common stock on [_], 2019, the record date for the special meeting, shall constitute a quorum at the special meeting.

Q.	What is a broker non-vote?

A.

If a beneficial owner of shares of common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “routine” matters but cannot vote on “non- routine” matters. All of the proposals to be voted on at the special meeting are “non-routine” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on the proposal as to which voting instructions have been given but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a “broker non-vote.”

Q.	How does our board recommend that I vote on the proposals?

A.

Our board recommends that you vote in favor of the proposal to adopt the merger agreement, the nonbinding compensation proposal and the adjournment proposal. See “THE MERGER—Reasons for the Merger and Recommendation of the Special Committee and Our Board” beginning on page 25 of this proxy statement.

Q.	What vote is required for Arotech’s stockholders to adopt the merger agreement?

A.

In order to adopt the merger agreement, the agreement must be adopted by the affirmative vote of a majority of the outstanding stock of Arotech entitled to vote thereon. On the record date, there were [_] shares of our common stock outstanding and entitled to vote at the special meeting.

On September 22, 2019, Jon B. Kutler, the chairman of our board, in his capacity as the beneficial owner of 1,887,897 shares of Arotech common stock representing approximately 7.1% of the shares outstanding as of that date, agreed pursuant to a voting agreement with Parent and us to vote to adopt the merger agreement. In addition, our other directors and executive officers own approximately 8.7% of the outstanding shares of our common stock. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting.

Q.	What vote is required for Arotech’s stockholders to approve the nonbinding compensation proposal and the adjournment proposal?

A.

The approval of the nonbinding compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the votes properly cast for the nonbinding compensation proposal and the adjournment proposal, respectively, in each case, assuming a quorum is present.

Q.	What should I do now?

A.

After carefully reading and considering the information contained in this proxy statement, including the annexes hereto, please submit a proxy for your shares by returning the enclosed proxy card. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet. You may also attend the special meeting and vote in person. Please do NOT enclose or return your stock certificate(s) with your proxy. See “THE SPECIAL MEETING—Voting” beginning on page 18 of this proxy statement.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.

Your broker will only be permitted to vote your shares on the adoption of the merger agreement, the nonbinding compensation proposal and the adjournment proposal if you instruct your broker how to vote.

You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares, your shares will not be voted, and your shares will not be counted as present for purposes of determining the presence or absence of a quorum at the special meeting.

Q.	How are votes for the proposal to adopt the merger agreement counted?

A.

For the proposal to approve the adoption of the merger agreement, under Delaware law and as a condition to the completion of the merger, approval requires the affirmative vote of a majority of our outstanding stock entitled to vote thereon. Accordingly, (1) an abstention from voting, (2) a stockholder’s failure to submit a proxy card or to vote in person at the special meeting or (3) a broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Q.	How are votes for the nonbinding compensation proposal and the adjournment proposal counted?

A.

For the nonbinding compensation proposal and the adjournment proposal, approval requires the affirmative vote of the holders of a majority of the votes properly cast for the nonbinding compensation proposal and the adjournment proposal, respectively, in each case, assuming a quorum is present. Accordingly, assuming a quorum is present, (1) an abstention from voting, (2) a stockholder’s failure to submit a proxy card or to vote in person at the special meeting or (3) a broker non-vote will have no effect on the outcome of the voting with respect to the nonbinding compensation proposal or the adjournment proposal.

Q.	What happens if I return my proxy card but I do not indicate how to vote?

A.	If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, the nonbinding compensation proposal and the adjournment proposal.

Q.	When should I send in my proxy card?

A.

You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet.

Q.	What does it mean if I get more than one proxy or vote instruction card?

A.

If your shares are registered differently and are in more than one account, you will receive more than one proxy or (if your shares are held in “street name” by your broker or by another nominee) vote instruction card. Please complete and return all of the proxy and vote instruction cards you receive, or submit your proxy by telephone or the Internet, to ensure that all of your shares are voted.

Q.	May I change my vote after I have mailed my signed proxy card or submitted my proxy by telephone or the Internet?

A.

Yes. You may revoke your proxy and change your vote at any time before your shares are voted at the special meeting. You may do this in one of three ways. First, you may send a written, dated notice to Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, MI 48108, Attn: Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary, stating that you would like to revoke your proxy. Second, you may complete, date and submit a new proxy card, or submit a later dated proxy by telephone or via the Internet. Third, you may attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you hold your shares in “street name” and have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.

Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name,” however, you must provide a legal proxy executed by your broker or other nominee in order to vote your shares at the special meeting. For security reasons, you must comply with our pre-registration requirements, you must present a form of government issued photograph identification on the day of the special meeting, and you must arrive at least thirty minutes prior to the meeting in order to attend the special meeting. If you are a stockholder of record and plan to attend the special meeting, please contact Yaakov Har-Oz by email at yaakovh@arotech.com or by phone at +972-2-990-6623 to register to attend the special meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you must send a written request to attend either by regular mail or email, along with proof of share ownership, such as a bank or brokerage firm account statement, confirming ownership to Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, MI 48108, Attn: Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary or yaakovh@arotech.com. Attendance at the special meeting will be limited to persons who pre-registered on or before [_], who present a form of government-issued photograph identification on the day of the special meeting and who arrive by [_] local time.

Q.	What happens if I sell my shares before the special meeting?

A.

The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of our common stock through completion of the merger.

The Merger

Q.	What is the proposed transaction?

A.

The proposed transaction is the acquisition of us by Parent, pursuant to the merger agreement. At the effective time of the merger, Merger Sub will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Parent.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Arotech common stock and when will I receive it?

A.

Upon completion of the merger, you will be entitled to receive $3.00 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $300 in cash, without interest, in exchange for your Arotech shares.

Parent will arrange for a customary letter of transmittal to be sent by the paying agent, no later than three business days after the effective time of the merger, to each of our stockholders of record as of the effective time of the merger. The merger consideration will be paid to each stockholder entitled to receive the merger consideration once such stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation identified in the letter of transmittal to the paying agent. Each stockholder will receive detailed instructions on how to exchange such stockholder’s certificates in exchange for the merger consideration if the merger is approved.

Q.	If the merger is completed, what will happen to Arotech restricted stock awards and RSUs?

A.

At the effective time of the merger, all restrictions and vesting requirements with respect to each share of restricted stock of Arotech that is outstanding immediately prior to the effective time of the merger shall lapse and all such shares of restricted stock shall be vested in full, and entitled to receive $3.00 in cash, net of applicable tax withholding, without interest, for each share of the underlying common stock.

At the effective of the merger, each RSU in respect of shares of our common stock that is outstanding immediately prior to the effective time of the merger shall fully vest (including RSUs subject to performance-based vesting) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the effective time of the merger (but no later than the first regularly scheduled payroll date that is at least five business days after the effective time), an amount in cash, without interest, equal to the product of (i) $3.00 and (ii) the total number of shares of common stock underlying such RSU, net of applicable tax withholding.

Q.	How does the per share price compare to the recent trading price of Arotech common stock?

A.

The per share price of $3.00 represents a premium of approximately 32.7% over our closing stock price on September 20, 2019, the last full trading day prior to the date of the merger agreement. On October [_], 2019, the latest practicable date before the filing of this proxy statement, the closing price of our common stock was $[_] per share.

Q.	Am I entitled to appraisal rights?

A.

If the merger is adopted by our stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

This means that holders of our common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this proxy statement. See “APPRAISAL RIGHTS” beginning on page 66 of this proxy statement

Q.	Why is our board recommending the merger?

A.

Our board believes that the merger and the merger agreement are fair to, advisable and in the best interests of, us and our stockholders. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board’s reasons for recommending the merger, see “THE MERGER—Reasons for the Merger and Recommendation of the Special Committee and Our Board” beginning on page 25 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.

If you are a U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45 of this proxy statement) of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45 of this proxy statement) of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws, unless you have certain connections to the United States. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page

45 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your own tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.

We are working towards completing the merger as soon as possible. We currently expect to complete the merger as soon as all of the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the special meeting.

Q.	Should I send in my Arotech stock certificates now?

A.

No. Shortly after the merger is completed, you will receive a customary letter of transmittal from the paying agent with written instructions for exchanging your Arotech stock certificates for the merger consideration. You must return your Arotech stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the paying agent receives your Arotech stock certificates and any completed documents required in the instructions. Please do NOT send your Arotech stock certificates now.

Q.	What will happen to our directors if the merger agreement is adopted?

A.

If the merger agreement is adopted by our stockholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors will serve only until the merger is completed.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, the holders of common stock will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain an independent public company and our stockholders will continue to own their shares of common stock. The common stock will continue to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and listed and traded on NASDAQ. Under certain circumstances, if the merger is not completed, we may be obligated to pay to Parent a termination fee.

See	“THE MERGER AGREEMENT—Termination Fee” beginning on page 61 of this proxy statement.

Q.	What should I do if I have questions?

A.

If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: (855) 973-0093

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our Company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the possibility that competing offers will be made;

•	the fact that under the terms of the merger agreement, we may be unable to solicit other acquisition proposals following the Solicitation Period End Time;

•

the fact that receipt of the all-cash merger consideration would be taxable to stockholders that are treated as U.S. holders (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45 of this proxy statement) for U.S. federal income tax purposes;

•	the outcome of any legal proceedings that have been or any additional legal proceedings that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

•	risks related to diverting management’s attention from our ongoing business operations;

•	risks that our stock price may decline significantly if the merger is not completed;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 76 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Arotech, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at [_], on [_], 2019, beginning at [_], local time. The purpose of the special meeting is:

•	to consider and vote on a proposal to adopt the merger agreement; and

•	to consider and vote on the nonbinding compensation proposal; and

•	to consider and vote on the adjournment proposal.

Recommendation of the Special Committee and Our Board

After careful consideration, our board has, acting upon the unanimous recommendation of the special committee, by unanimous vote, determined that the merger agreement and the merger are fair to, advisable and in the best interests of, Arotech and its stockholders. Accordingly, our board has unanimously adopted and approved the merger agreement and unanimously recommends that our stockholders vote (i) “FOR” the adoption of the merger agreement, (ii) “FOR” the approval of the nonbinding compensation proposal and (iii) “FOR” the approval of the adjournment of the special meeting to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. See “THE MERGER—Reasons for the Merger and Recommendation of the Special Committee and Our Board” beginning on page 25 of this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of our common stock as of the close of business on [_], 2019, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were [_] shares of our common stock outstanding held by approximately [_] stockholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Abstentions (but not broker non-votes) will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Under Delaware law, the proposal to adopt the merger agreement requires the affirmative vote of a majority of our outstanding stock entitled to vote thereon. For the nonbinding compensation proposal and the adjournment proposal, approval requires the affirmative vote of the holders of a majority of the votes properly cast for the nonbinding compensation proposal and the adjournment proposal, respectively, in each case, assuming a quorum is present. Failing to vote or to instruct your broker or other nominee on how to vote will have no effect on the outcome of the voting with respect to the nonbinding compensation proposal or the adjournment proposal.

Each holder of a share of our common stock is entitled to one vote per share.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, referred to as broker non-votes, will not be counted as shares entitled to vote on the matter that are present in person or represented by proxy. Broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the outcome of any vote on the nonbinding compensation proposal or the adjournment proposal assuming a quorum is present.

Voting Agreement

In connection with the execution of the merger agreement, on September 22, 2019, Jon B. Kutler, the chairman of our board, in his capacity as the beneficial owner of 1,887,897 shares of our common stock representing approximately 7.1% of the shares outstanding as of September 22, 2019, entered into a voting agreement with Parent and us pursuant to which he agreed to vote shares beneficially owned by him in favor of the adoption of the merger agreement and against any alternative acquisition proposal other than the merger, and not to transfer his shares during the pendency of the merger. The voting agreement terminates upon the termination of the merger agreement.

See “VOTING AGREEMENT” beginning on page 63 of this proxy statement.

Voting

Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or cause their share to be voted by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or by submitting proxies by means of the Internet or telephone as described below. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder.

If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted (i) “FOR” the adoption of the merger agreement, (ii) “FOR” the approval of the nonbinding compensation proposal and (iii) “FOR” the approval of the adjournment proposal.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: (855) 973-0093

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

Submitting Proxies via the Internet or by Telephone

Stockholders of record and any stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, our stockholders of record may submit their proxies:

•	via the Internet, by visiting a website established for that purpose at www.proxyvote.com and following the instructions on the website; or

•	by telephone, by calling the toll-free number 1-800-690-6903 and following the recorded instructions.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary of Arotech;

•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or

•	voting in person at the special meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

We have retained Alliance Advisors LLC to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of $8,500, plus approved and reasonable out-of-pocket expenses relating to the solicitation. We have also agreed to indemnify Alliance Advisors LLC against certain claims.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment may be made without notice by an announcement of the time and place thereof made at the special meeting unless the adjournment is for more than 30 days or a new record date for stockholders entitled to vote at the special meeting is set.

PROPOSAL 1—THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The following chronology summarizes certain meetings and other events between representatives of Arotech and representatives of Greenbriar, during the period preceding the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among Greenbriar, Arotech, and their respective representatives.

In the ordinary course of its business, our board, with the assistance of our senior management and our advisors, regularly reviews the near-term and long-term strategy, performance, positioning, and operating prospects of Arotech with a view toward enhancing stockholder value. These reviews have included, from time to time, discussions as to whether the continued execution of Arotech’s strategy as a public company, a possible business combination with a third party or a possible sale of Arotech to a third party, offered the best opportunity to enhance stockholder value, as well as a review of the potential benefits and risks associated with each such course of action.

During 2017, with the assistance of a financial advisor (not B. Riley), we engaged in a process to explore strategic alternatives. The process did not lead to any transactions and the engagement of the financial advisor was terminated in March 2018.

In May 2019, at a regularly scheduled meeting, our board discussed our potential cash flow difficulties and discussed various potential options, including seeking private equity and investment banking assistance. At that meeting, Jon B. Kutler, the chairman of our board, informed the board that he is a passive investor (with a less than one percent interest), in certain private equity funds controlled by Greenbriar. Mr. Kutler suggested that he could make an introduction to Greenbriar to discuss Arotech’s interest in exploring a minority financial investment to support a strategic acquisition by Arotech, or a buyer for our company. The board confirmed that Mr. Kutler should reach out to Greenbriar to assess Greenbriar’s interest in a potential transaction with us. Following that meeting, Mr. Kutler, as directed by the board, discussed with a managing partner at Greenbriar, Arotech’s potential interest in exploring a minority financial investment to support a strategic acquisition by Arotech, or a buyer for our company. Mr. Kutler received feedback that Greenbriar was not interested in a minority investment, but was interested in learning more about our company to consider an acquisition.

In mid May 2019, we entered a customary non-disclosure agreement (the “NDA”) with a term of one year with Greenbriar that included a customary standstill in favor of us. The NDA did not contain a “don’t ask, don’t waive” provision.

Although Mr. Kutler’s financial position in the Greenbriar fund was approximately 0.6%, out of an abundance of caution, Mr. Kutler recused himself from further discussions with Greenbriar and asked Larry Hagenbuch, an independent member of our board, to continue discussions with Greenbriar. On May 30, 2019, Mr. Hagenbuch, had a telephonic meeting with representatives of Greenbriar. The Greenbriar representatives expressed interest in learning more about Arotech and told Mr. Hagenbuch that Greenbriar would be interested in a meeting with our management team.

On June 11, 2019, members of our management team held an introductory meeting and discussed certain business diligence items with representatives of Greenbriar and one of Greenbriar’s consultants with specific knowledge and expertise in our industry.

On June 24, 2019, a representative of Greenbriar spoke with Mr. Hagenbuch and informed him that Greenbriar would not be pursuing a transaction with us at that time, but noted that Greenbriar would continue to follow us and industry trends. Greenbriar followed this conversation with an email to Arotech’s management informing them of the same.

On July 15, 2019, a representative of Greenbriar called Mr. Hagenbuch and informed him that Greenbriar had completed a revised analysis and investment hypothesis regarding Arotech, and was interested in reopening discussions about a potential transaction with Arotech. On July 16, 2019, a Greenbriar representative requested additional information about Arotech and requested a call with members of our management team to discuss certain business diligence items. On July 19, 2019, Mr. Hagenbuch, Dean Krutty, our President and Chief Executive Officer, and Kelli Kellar, our Chief Financial Officer, held the requested business diligence call with representatives of Greenbriar. After the call, Mr. Hagenbuch provided an email update to the board about the call.

On July 22, 2019, Mr. Krutty and our board held a regularly scheduled business update related to Arotech’s operations. After the regular business update, although the board understood that Mr. Kutler was a passive investor in certain funds controlled by Greenbriar, Mr. Kutler proposed, and the board agreed, that Mr. Kutler would recuse himself for the remaining portion of the meeting. Mr. Hagenbuch then provided the board with an update regarding the status of conversations with Greenbriar.

On July 23, 2019, a Greenbriar representative called Mr. Hagenbuch and informed him of Greenbriar’s continued interest in Arotech and discussed the timing of a potential offer from Greenbriar. Mr. Hagenbuch relayed this information to the board and our management team.

On July 29, 2019, members of Arotech’s management team, including Yaakov Har-Oz, our General Counsel, and representatives of Greenbriar, along with representatives from Kirkland & Ellis LLP (“Kirkland”), legal counsel to Greenbriar, held a legal due diligence call.

On August 2, 2019, a representative from Greenbriar called Mr. Hagenbuch and discussed Greenbriar’s continued interest in a transaction with Arotech. The Greenbriar representative discussed various valuation methods Greenbriar had performed related to Arotech, which analyses included an offer price per share of $2.50 to acquire all of the outstanding capital stock of Arotech. Greenbriar provided those analyses to Mr. Hagenbuch in an email the same day and Mr. Hagenbuch shared this email with the other members of the board, including Mr. Kutler. Mr. Hagenbuch informed the Greenbriar representative that he would discuss these updates with the board at the board’s next regularly scheduled meeting in a few days.

On August 5, 2019, our board held a regularly scheduled quarterly meeting. All of the members of the board were in attendance, except for Mr. Kutler who was unable to attend for certain logistical reasons. Mr. Krutty provided the board with a regular business update. Mr. Hagenbuch then provided the board with an update regarding his recent discussions with Greenbriar. The board then discussed Greenbriar’s analysis included in the August 2, 2019 email from Greenbriar. After discussion, the board concluded that the potential offer price of $2.50 per share discussed by Greenbriar was too low.

On August 6, 2019, Mr. Hagenbuch received an offer letter (the “August 6 Offer”) from Greenbriar for an acquisition of all of the outstanding capital stock of Arotech, and on August 7, 2019, Mr. Hagenbuch shared that letter with the other members of our board, Mr. Krutty, Ms. Kellar, Mr. Har-Oz and representatives of Lowenstein Sandler LLP (“Lowenstein Sandler”), our outside legal counsel. The August 6 Offer indicated that Greenbriar was interested in acquiring 100% of our outstanding capital stock at an offer price of $2.50 per share, and requested exclusivity for Greenbriar for a period of 30 days.

On August 9, 2019, our board held a telephonic meeting to discuss the August 6 Offer. Mr. Krutty, Mr. Har-Oz and representatives from Lowenstein Sandler participated in the meeting. The board discussed the terms of the August 6 Offer, and during the meeting, Lowenstein Sandler provided an overview of the board’s fiduciary duties in evaluating a potential acquisition transaction for Arotech. Mr. Kutler and the board also again discussed Mr. Kutler’s passive interest in certain funds controlled by Greenbriar. After that discussion, Mr. Krutty and Mr. Har-Oz exited the meeting and the board held an executive session with representatives of Lowenstein Sandler present. During the executive session, the board continued the discussion related to Mr. Kutler’s passive interest and determined that they would reconvene and consider whether they should form a special committee of disinterested and independent directors to evaluate the potential Greenbriar transaction. The board also discussed engaging a financial advisor for purposes of evaluating the potential Greenbriar transaction, and authorized Mr. Hagenbuch to reach out to financial advisors to discuss a potential engagement.

On August 11, 2019, members of our board, excluding Mr. Kutler who had recused himself from the meeting, held a telephonic meeting to discuss the August 6 Offer and Mr. Kutler’s passive interest in certain funds controlled by Greenbriar. Mr. Har-Oz and representatives from Lowenstein Sandler participated in the meeting. The board determined that Mr. Kutler’s interest in the Greenbriar funds was immaterial but they also discussed the possibility that, because of such interests, Mr. Kutler may indirectly maintain some ownership in us if, and after, the potential Greenbriar transaction would be consummated. Although the board determined that Mr. Kutler’s passive interest in certain funds controlled by Greenbriar was immaterial, given the possibility of Mr. Kutler’s ongoing indirect equity ownership in the Company as a result of such interest if, and after, the potential Greenbriar transaction would be consummated, the board discussed the possibility and merits of forming a “special committee” of independent and disinterested directors to continue evaluating the potential Greenbriar transaction. Representatives of Lowenstein Sandler again discussed with the board their fiduciary duties and certain provisions that the board should consider in light of these duties, including go-shop and fiduciary out provisions in any definitive merger agreement. Also on August 11, 2019, the board authorized Mr. Hagenbuch to request formal proposals from two financial advisors to serve as financial advisor in connection with the potential Greenbriar transaction. The board received proposals from the two potential advisors on August 13, 2019 and August 15, 2019.

On August 16, 2019, our board held a telephonic meeting with Mr. Krutty, Mr. Har-Oz and representatives of Lowenstein Sandler participating. The board determined that it was in the best interest of the Company and its stockholders to form a special committee, composed entirely of independent and disinterested directors for purposes of evaluating the potential transaction with Greenbriar. The formation of the special committee, consisting of Mr. Hagenbuch, Kenneth W. Cappell and Adm. James J. Quinn, was approved during the meeting. Following the formation of the special committee, the board adjourned its meeting and the special committee held a meeting and invited Mr. Kutler to participate as an observer given his substantial investment banking expertise. The special committee discussed the proposals received from the two financial advisors and determined to engage B. Riley as its financial advisor for purposes of evaluating the potential Greenbriar transaction. The special committee selected B. Riley based on B. Riley’s competitive pricing, reputation in the industry and because the special committee believed B. Riley had relevant company and industry knowledge and expertise and the requisite experience to assist the special committee in evaluating the potential Greenbriar transaction.

On August 18, 2019, the special committee held a telephonic meeting. Mr. Kutler was invited to participate as an observer given his substantial investment banking expertise, and representatives from B. Riley and Lowenstein Sandler participated in the meeting. Representatives from B. Riley discussed the August 6 Offer and elements of the Company’s financial performance with the special committee. B. Riley also discussed a purchase price analysis with the special committee, including, among other things, an overview of various purchase prices as compared to the Company’s trailing stock price over the last twelve months and compared to the volume weighted average purchase price of the Company’s stock over the trailing 30, 60 and 90 day periods. The special committee posed questions to B. Riley and Lowenstein Sandler related to various acquisition processes, and B. Riley and Lowenstein Sandler provided an overview of alternatives, including a “go shop” process and the possibility to seek a reverse termination fee in favor of the Company. The special committee discussed whether they should enter exclusivity with Greenbriar or seek a counter proposal from Greenbriar. The special committee then authorized B. Riley to reach out to Greenbriar and request a revised offer at a higher price per share to the Company’s stockholders.

On August 19, 2019, B. Riley contacted Greenbriar and informed Greenbriar that the special committee did not believe the $2.50 offer price to be a fair price. On August 20, 2019, Greenbriar called B. Riley and gave a verbal indication that they would consider increasing their offer price to $3.00 per share, but not higher than $3.00 per share. Greenbriar also indicated that the increased offer would be conditioned on a customary 30 day exclusivity period, and that they would be seeking a customary break-up fee, reimbursement for certain of their expenses, and that they would be willing to allow the Company to conduct a customary “go shop” process for up to 30 days. Greenbriar also indicated that they would not be seeking any third party financing in connection with the transaction and intended to finance the transaction exclusively through an equity contribution from certain affiliated funds controlled by Greenbriar pursuant to a customary equity commitment letter.

On August 20, 2019, the special committee held a telephonic meeting. Representatives from B. Riley and Lowenstein Sandler participated. B. Riley provided an overview to the special committee of its conversations with Greenbriar earlier that day. The special committee then authorized B. Riley to go back to Greenbriar and discuss a longer “go shop” period and a two-tier breakup fee, with a lower break-up fee payable to Greenbriar during the “go shop” period. On August 21, 2019, B. Riley held a call with Greenbriar and discussed the special committee’s requests.

On August 21, 2019, Greenbriar sent a revised offer letter (the “August 21 Offer”). The August 21 Offer included an increased offer price of $3.00 per share, provided for a “go shop” period of up to 30 days, and a breakup fee for Greenbriar in an amount of $2.4 million and reimbursement of expenses for Greenbriar up to $800,000. The August 21 Offer included the same financing elements as were discussed on the August 20, 2019 call and provided for a 30 day exclusivity period for Greenbriar.

On August 22, 2019, the special committee held a telephonic meeting to discuss the August 21 Offer. Mr. Krutty, Mr. Har-Oz and representatives from B. Riley and Lowenstein Sandler participated at the meeting. The special committee discussed the terms of the August 21 Offer and Lowenstein Sandler and B. Riley described Greenbriar’s requested break-up fee and discussed how a “go shop” process would proceed with the special committee. B. Riley also discussed with the special committee our recent financial performance. The special committee discussed how to respond to the August 21 Offer and determined that they would send a revised letter to Greenbriar. Later that day, B. Riley sent a revised draft of the August 21 Offer letter to Greenbriar. The revised letter included edits that confirmed the 30 day “go shop” period, requested a two tier break-up fee, with a lower break-up fee payable to Greenbriar during the “go shop” period, and a break-up fee payable to us in an amount of $3.2 million.

On August 22, 2019, Greenbriar sent a further revised offer letter (the “August 22 Offer”) in response to the special committee’s revised letter. The August 22 Offer was similar in all material respects to the August 21 Offer, except that it confirmed the 30 day “go shop” period and agreed to the break-up fee of $3.2 million payable to the Company. On August 23, 2019, the special committee held a meeting to discuss the August 22 Offer, with Mr. Har-Oz, representatives from B. Riley and representatives from Lowenstein Sandler participating. The special committee discussed the August 22 Offer and determined to accept the August 22 Offer. On August 23, 2019, we countersigned the August 22 Offer letter, granting Greenbriar exclusivity for a period of 30 calendar days. During the 30 day period commencing on August 23, 2019, we agreed that we would not (i) solicit, initiate, seek or knowingly encourage any inquiry, proposal or offer from, (ii) furnish any non-public information regarding us to, or (iii) participate in any discussions or negotiations with, any third parties regarding an acquisition of us. According to the terms of the August 22 Offer, the 30 day exclusivity would terminate if Greenbriar determined not to proceed with the transaction at a price of $3.00 per share.

In the evening on August 23, 2019, representatives from Lowenstein Sandler and Kirkland held a call and confirmed that a draft of the merger agreement would be prepared by Lowenstein Sandler consistent with the terms of the August 22 Offer. On August 30, 2019, Lowenstein Sandler circulated an initial draft of the merger agreement to Kirkland. On September 5, 2019, Kirkland circulated a revised draft of the merger agreement to Lowenstein Sandler. The revised draft indicated that Greenbriar would be requesting a customary voting agreement from Mr. Kutler and contained certain changes related to our representations and warranties and other legal items of the merger agreement. Representatives from Lowenstein Sandler discussed the request for a customary voting agreement with Mr. Kutler and Mr. Kutler indicated that he was amenable to such an agreement.

On September 6, 2019, representatives of Kirkland held a diligence call with our management team and representatives of Lowenstein Sandler to address certain legal diligence items. From September 6, 2019 through September 22, 2019, Kirkland continued to send, and we continued to respond to, various legal diligence requests. From September 8, 2019, through September 18, 2019, Lowenstein Sandler and Kirkland exchanged drafts of the merger agreement, voting agreement for Mr. Kutler and equity commitment letter and had numerous discussions to address certain legal aspects of the documents, including the status of our credit facility, the definition of a “material adverse event” and certain representations, warranties and operating covenants of the Company. During this period, representatives of Lowenstein Sandler had several conversations with members of the special committee to keep them apprised of the status of the drafts of the transaction documents.

On September 18, 2019, Lowenstein Sandler circulated a draft of the merger agreement to the board, including Mr. Kutler, and on September 19, 2019, Lowenstein Sandler circulated drafts of the equity commitment letter and voting agreement to the board, including Mr. Kutler, along with an executive summary that contained a detailed description of the provisions of the merger agreement, equity commitment letter and voting agreement. On the morning of September 21, 2019, the special committee received a draft of the fairness opinion and accompanying presentation from B. Riley.

On September 22, 2019, the special committee held a telephonic meeting, with Mr. Krutty, Ms. Kellar and Mr. Har-Oz present, as well as representatives of Lowenstein Sandler and B. Riley. Mr. Kutler also participated in the meeting by invitation of the special committee. Representatives of Lowenstein Sandler made a presentation regarding the director’s fiduciary duties in connection with the proposed Greenbriar transaction. Lowenstein Sandler then provided an overview of the negotiations that had transpired related to the merger agreement, equity commitment letter and voting agreement. Lowenstein Sandler then reviewed the final terms of the merger agreement, equity commitment letter and voting agreement, which had not changed materially from the drafts circulated on September 18, 2019 and September 19, 2019, including those provisions that afforded benefits to our executive officers and directors. Mr. Krutty then discussed the process undertaken in preparing the disclosure schedules that accompanied the merger agreement. Representatives from B. Riley then reviewed and discussed their financial analyses with respect to us and the proposed merger. Thereafter, at the request of the special committee, B. Riley rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the special committee dated of the same date) as to, as of September 22, 2019 and subject to the factors, limitations, qualifications and other matters set forth in its written opinion, the fairness, from a financial point of view, to the holders of Arotech common stock, of the merger consideration of $3.00 per share to be received by such holders in the merger pursuant to the terms of the merger agreement. Mr. Kutler, Mr. Krutty, Ms. Kellar and Mr. Har-Oz then exited the meeting. After considering the foregoing, and taking into consideration the factors described under “THE MERGER—Reasons for the Merger and Recommendation of the Special Committee and Our Board” beginning on page 25 of this proxy statement, the special committee unanimously approved the merger agreement and the transactions contemplated thereby and determined the merger agreement and the transactions contemplated thereby to be fair to and in the best interests of Arotech and its stockholders and recommended that our board: (i) determine that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of us and our stockholders, (ii) approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) determine that it is advisable and in the best interests of us and our stockholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, and (iv) resolve to recommend the adoption of the merger agreement by our stockholders. Mr. Kutler then re-joined the meeting, and, upon recommendation by the special committee, and in consideration of the factors described under “THE MERGER—Reasons for the Merger and Recommendation of the Special Committee and Our Board” beginning on page 25 of this proxy statement, our board unanimously: (i) determined that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of us and our stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) determined that it is advisable and in the best interests of us and our stockholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, and (iv) resolved to recommend the adoption of the merger agreement by our stockholders.

During the evening of September 22, 2019, following the meeting of the special committee and our board, we and Greenbriar executed the merger agreement. On the morning of September 23, 2019, prior to market open on NASDAQ, we issued a press release announcing entry into the merger agreement and announcing the commencement of the “go shop” period.

Pursuant to the terms of the merger agreement, during the period beginning on the date of the merger agreement and continuing until 12:01 a.m. (New York City time) on October 22, 2019, we and our representatives had the right to, directly or indirectly: (i) initiate, solicit, facilitate, whether publicly or otherwise, and encourage any acquisition, (ii) provide access to non-public information to any person pursuant to an acceptable confidentiality agreement, and (iii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons with respect to any acquisition proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such discussions or negotiations or any effort or attempt to make any acquisition proposal. Promptly after execution of the merger agreement, at the request of management of the Company, representatives of B. Riley contacted approximately 39 strategic parties and approximately 12 financial parties about a potential transaction with us.

During the Go Shop Period, which expired at 12:01 a.m. Eastern Time on October 22, 2019, two potential bidders entered into an acceptable confidentiality agreement with us that included a six month standstill provision that allowed the counterparty to make confidential proposals to the board (or a committee thereof) at any time and were provided the opportunity to have access to our management team. One of the potential bidders was provided access to an online data room containing nonpublic information about us. As of the expiration of the Go Shop Period, we had not received any alternative acquisition proposals, including from either of the two potential bidders that were subject to acceptable confidentiality agreements, each of whom subsequently indicated they were not interested in pursuing an acquisition of us. Upon the expiration of the Go Shop Period and in accordance with the terms of the merger agreement, we ceased all activities and became subject to “no-shop” restrictions on our ability to solicit acquisition proposals from third parties (including by furnishing non-public information), or to participate in discussions or negotiations with third parties regarding any acquisition proposals, subject to certain exceptions to permit our board to comply with its fiduciary duties.

Reasons for the Merger and Recommendation of the Special Committee and Our Board

In the course of reaching its decision to recommend that our board approve and adopt the merger agreement and recommend that our stockholders adopt the merger agreement, the special committee consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•

the fact that despite management’s and the board’s efforts, we have not succeeded in significantly growing our business through internal growth and/or acquisition, and continue to see operating performance below the targets that our management team and board have set for us;

•

the fact that, in the ordinary course of our consideration of strategic opportunities in the market and prior attempts to seek strategic alternatives, no independent strategic parties had made a proposal for the Company, and the special committee’s belief in the low likelihood that another counterparty with sufficient financial capability and an interest in acquiring us would emerge;

•

the course and history of competitive negotiations between Greenbriar and us, as described in “THE MERGER—Background of the Merger” beginning on page 20 of this proxy statement and the special committee’s belief that it had obtained Parent’s best and final offer and that it was unlikely that any other party would be willing to acquire us at a higher price;

•

the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that our stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•

the fact that the $3.00 per share to be paid as the consideration in the merger represents an approximately 32.7% premium over our closing stock price on the last full trading day prior to the date of the merger agreement;

•

the absence of a financing condition and the commitment of affiliates of Greenbriar, pursuant to the Equity Commitment Letter, to provide to Parent an equity contribution of an aggregate amount up to $84,500,000, which amount is sufficient to pay the merger consideration payable under the merger agreement and, as required, to pay the termination fee payable to Arotech;

•

the fact that the merger agreement contains a “go shop” provision, which gave us the opportunity to actively solicit higher and better offers over the course of a 30-day period (see “THE MERGER AGREEMENT—Go Shop Period” beginning on page 54 of this proxy statement);

•

our management team’s and the special committee’s assessment of the challenges facing Arotech remaining a stand-alone, public company, including the costs of remaining a public company and the prospects of competing with other companies with greater resources, better global distribution capabilities and broader product offerings, thereby positioning, in the opinion of our management team and the special committee, such competitors to be better able to capitalize on growth opportunities;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions;

•

the internal estimates of our future financial performance, as well as the potential impact on such future financial performance if the challenges and risks to our business that we had identified were in fact realized;

•

the then-current financial market conditions, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by our stockholders in the open market or in a future transaction might be less than the $3.00 per share cash price to be paid pursuant to the merger agreement;

•	the terms and conditions of the merger agreement, including, in addition to the “go shop” provision referenced above:

○

the ability of the special committee, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Parent of a termination fee, to terminate the merger agreement to accept a superior proposal;

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the special committee’s belief that the termination fee payable to Parent was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

○

the conditions to closing contained in the merger agreement, which the special committee believes are reasonable and customary in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification (see “THE MERGER AGREEMENT—Representations and Warranties” beginning on page 50 of this proxy statement); and

○

the Company’s entitlement, under certain conditions, to seek specific performance of Parent’s obligations under the merger agreement, including Parent’s and Merger Sub’s obligation to close the merger when required;

•	support from a substantial stockholder, as evidenced by the terms and conditions of the voting agreement with Mr. Kutler;

•

the financial presentation of B. Riley, including its written opinion, dated September 22, 2019, to the special committee as to the fairness to the Company’s stockholders, from a financial point of view and as of the date of its opinion, of the merger consideration, as more fully described in “THE MERGER—Opinion of Financial Advisor” beginning on page 28 of this proxy statement;

•

the positive business reputation of Greenbriar, its history of successful acquisitions, its substantial financial resources and its strong strategic interest in the Company and familiarity with the Company and the Company’s products; and

•	the availability of appraisal rights to our stockholders under the DGCL.

In the course of its deliberations, the special committee also considered a variety of risks and other countervailing factors, including:

•

the risks and costs to us if the merger does not close, including costs incurred related to the negotiation of the merger and seeking stockholder approval, the diversion of management and employee attention, potential employee attrition and the potential effect on customer and vendor relationships;

•

the restrictions that the merger agreement imposes, after the Go Shop Period, on our ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to certain exceptions, and that restrict the Company from entering into alternative acquisition agreements, and the fact that we would be obligated to pay a termination fee to Parent under certain circumstances;

•

the fact that we will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in our potential future earnings or growth, if any, and will not benefit from appreciation in the value of our Company, if any;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•

the interests of our officers and directors in the merger that may be different from or in addition to the interests of our stockholders generally, which are described in “THE MERGER—Interests of Certain Persons in the Merger” beginning on page 39 of this proxy statement.

In the course of reaching its decision to approve and adopt the merger agreement and recommend that our stockholders adopt the merger agreement, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the independence and disinterestedness of the special committee;

•	the factors considered by the special committee, including the benefits, risks and countervailing factors referenced above; and

•	the unanimous recommendation of the special committee.

The foregoing discussion of the factors considered by the special committee and our board is not intended to be exhaustive, but does set forth all of the material factors considered by the special committee and our board. In light of the various factors described above and other factors that each director felt were appropriate, the special committee unanimously reached the conclusion to recommend that our board approve and adopt the merger agreement and that our board recommend that our stockholders adopt the merger agreement. Upon recommendation of the special committee, and in light of the various factors described above and other factors that each director felt were appropriate, our board also unanimously reached the conclusion to approve and adopt the merger agreement and recommend that our stockholders adopt the merger agreement. In view of the wide variety of factors considered in connection with the evaluation of the merger and the complexity of these matters, our directors did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations made by the special committee and the board. Rather, the special committee and our board made their respective recommendations based on the totality of information presented to our directors and the investigation conducted by them. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, acting upon the unanimous recommendation of the special committee, our board unanimously (i) determined that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Arotech and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) declared that it is advisable and in the best interests of Arotech and its stockholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, and (iv) recommended the adoption of the merger agreement by our stockholders . Accordingly, our board unanimously adopted and approved the merger agreement. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Financial Advisor

Arotech has retained B. Riley to act as Arotech’s financial advisor in connection with the transaction. B. Riley is an internationally recognized financial advisory firm that has substantial experience in the industry in which Arotech operates.

On September 22, 2019, at a meeting of our board held to evaluate the merger, B. Riley delivered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated September 22, 2019, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration in connection with the merger was fair to Arotech’s stockholders from a financial point of view.

The full text of B. Riley’s written opinion to the special committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of B. Riley’s opinion is qualified in its entirety by reference to the full text of the opinion. B. Riley delivered its opinion to the special committee for the benefit and use of the special committee and our board (in their capacity as such) in connection with and for purposes of their evaluation of the merger consideration from a financial point of view. B. Riley’s opinion did not address any other aspect of the merger or the underlying business decision of Arotech to effect the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Arotech or in which Arotech might engage. B. Riley’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, B. Riley, among other things:

•	reviewed the financial terms of the final draft merger agreement;

•	reviewed certain information internal to Arotech concerning its business, financial condition and operations, prepared and furnished to B. Riley by Arotech’s management;

•	reviewed the financial forecasts of Arotech as furnished to B. Riley by Arotech’s management;

•	reviewed certain internal financial analyses, estimates and forecasts, prepared and furnished to B. Riley by Arotech’s management;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of Arotech;

•

held discussion with members of senior management of Arotech concerning their evaluations of the merger, the business, financial condition, and strategic objectives of Arotech, as well as such other matters as B. Riley deemed necessary or appropriate for purposes of rendering its opinion;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which B. Riley deemed to be generally comparable to Arotech;

•

reviewed the publicly available financial terms of certain other business combinations that B. Riley deemed to be relevant in industries similar to those in which Arotech participates and the consideration received for such companies that B. Riley believed to be generally relevant;

•	performed a discounted cash flow analysis of Arotech utilizing financial information prepared by and furnished to B. Riley by Arotech’s management; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as B. Riley deemed necessary or appropriate for purposes of rendering its opinion.

For purposes of its analysis and opinion, B. Riley assumed and relied upon, without undertaking responsibility for independently verifying, and did not independently verify, the accuracy and completeness of the information reviewed by B. Riley, nor was B. Riley furnished with any such verification and B. Riley did not assume any responsibility or liability for the accuracy or completeness thereof. B. Riley did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Arotech including those that may arise from the merger, nor has B. Riley evaluated the solvency of Arotech under any state or federal laws. In addition, B. Riley did not undertake an independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Arotech is a party or may be subject, and B. Riley’s opinion does not make an assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. B. Riley also relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all information provided to B. Riley or otherwise discussed with or reviewed by B. Riley.

With respect to the financial and other projections prepared by Arotech and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, Arotech management advised B. Riley, and B. Riley assumed, that such items were reasonably prepared by Arotech in accordance with industry practice and reflected Arotech management’s best estimates and judgments as of their date of preparation. B. Riley expressed no view as to any such analyses or forecasts or the assumptions on which they were based. Further, B. Riley assumed that there had been no material change in the assets, financial condition, results of operations, business or prospects of Arotech since the respective dates of the most recent financial statements made available to B. Riley, and B. Riley relied upon the assurances of Arotech management that they were not aware of any facts that would make the information and projections provided by Arotech management materially inaccurate, incomplete or misleading.

For purposes of rendering its opinion, B. Riley assumed, with the consent of the special committee, that the executed form of the merger agreement would not differ in any material respect from the last draft provided to B. Riley, and that the consummation of the merger would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Arotech or the contemplated benefits of the merger. In addition, events occurring after September 22, 2019 could materially affect the assumptions used in preparing B. Riley’s opinion, but B. Riley has no obligation to reaffirm its opinion. B. Riley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Arotech and Arotech’s legal, tax and regulatory advisors with respect to such matters.

B. Riley’s opinion did not address the underlying business decision of Arotech to effect the merger and it is not a recommendation as to any action the special committee or our board should take with respect to the merger or any aspect thereof. B. Riley’s opinion is necessarily based on economic, market, monetary, regulatory and other conditions as they existed on and could be evaluated, and on the information made available to B. Riley, as of September 22, 2019. Subsequent developments may affect B. Riley’s opinion, and B. Riley has no obligation to update or revise its opinion after September 22, 2019.

B. Riley was not asked to opine upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, as of September 22, 2019, to the holders of Arotech common stock of the merger consideration to be received by such holders of Arotech common stock in the proposed merger. B. Riley did not express any view on, and its opinion does not address, any other aspect or implication of the merger agreement or merger or any aspect or implication of any other agreement or understanding entered into in connection with the merger or otherwise. B. Riley’s opinion is limited to the fairness, from a financial point of view, to the Arotech stockholders of the merger consideration in connection with the merger, and B. Riley expresses no opinion as to the fairness of (i) the merger to the holders of any other class of securities or options, creditors, or other constituencies of Arotech nor (ii) the amount or nature of the compensation to any of the officers, directors or employees of Arotech, or other class of such persons, relative to the merger consideration. B. Riley’s opinion does not address the prices or trading ranges at which the Arotech common stock will trade at any time prior to the consummation of the merger or the impact of the merger on the solvency or viability of Arotech or the ability of Arotech to pay its obligations when they become due before consummation of the merger.

The following is a summary of the material financial analyses presented by B. Riley to the special committee and our board in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by B. Riley. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by B. Riley. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 20, 2019, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of B. Riley’s financial analyses.

Selected Precedent Transactions Analysis

B. Riley reviewed publicly available information relating to the following selected transactions within the aerospace, defense and power industries announced since the beginning of 2011. For each target company, B. Riley calculated the implied enterprise value, which we refer to as EV, as a multiple of EBITDA for the trailing twelve-month, which we refer to as LTM, period prior to the close of the respective transaction, which we refer to below as EV/LTM EBITDA, and then calculated the mean and median for the transactions.

Date	Buyer	Target	EV ($mm)	EV/ LTM EBITDA
March 2019	ELTA Systems Ltg.	Eltel Technologistics Ltd.	$11.6	NA
March 2019	Cubic Corp.	Nuvotronics, Inc.	64.0	10.5x
February 2019	Tesla, Inc.	Maxwell Technologies, Inc.	339.1	NA
January 2019	Mercury Systems	GECO Avionics	36.5	10.4x
December 2018	Cerberus Capital Management, L.P.	Sparton Corporation	255.3	9.0x
November 2018	Hexcel Corporation	ARC Technologies, Inc.	160.0	11.9x
November 2018	CAE	Bombardier Business Aircraft Training	645.0	10.0x
October 2018	QinetiQ Group plc	Inzpire Group Ltd.	30.5	11.7x
March 2018	Yageo Corporation	Pulse Electronics Corporation	740	NA
April 2018	FAM AB	Saab AB	42.0	16.6x
February 2018	Laserline S.p.A.	TXT e-solutions S.p.A.	43.0	11.3x
February 2018	Exchange Income Corporation/PAL Aerospace	CANlink Aviation	43.4	7.2x
February 2018	First Israel Mezzanine Investors Ltd.	Aitech Defense Systems, Inc.	30.0	NA
January 2017	Veritas Capital Fund Mgmt, LLC	Peraton Corporation—Gov’t IT Services Business	690.0	NA
December 2016	QinetiQ Group plc	QinetiQ Target Systems Ltd.	74.5	11.7x
November 2016	Huntington Ingalls Industries, Inc.	HII Mission Driven Innovative Solutions, Inc.	372.0	8.6x
May 2016	Henan Wodafeng Investment Co., Ltd	Suntrot Technology Co., Ltd.	16.0	8.1x
February 2016	J.F. Lehman & Co.	API Technologies Corp.	311.2	15.2x
October 2015	Standex International	Northlake Engineering, Inc.	13.5	NA
July 2015	KYOCERY Corp	Nihon Inter Electronics	100.8	11.1
June 2015	Ultra Defense, Inc.	Herley Industries, Inc.	260.0	11.8x
April 2014	Arotech Corp	UEC Electronics LLC	32.8	NA
February 2011	SPX Corporation	Teradyne Diagnostics Solutions	39.1	NA
February 2011	Kratos Defense & Security Solutions	Herley Industries, Inc.	270.0	15.8x

		EV/LTM EBITDA Multiples
		Low		7.2x
		Median		11.2x
		Mean		11.3x
		High		16.6x

		For Comparison:

		Arotech Implied EV / LTM 6/30/19 Adj. EBITDA Multiple in Greenbriar Transaction		15.7x

B. Riley chose the selected transactions for purposes of this analysis based on its professional judgment and experience, taking into account comparability to Arotech with respect to the industry of operation, business model, and geographic footprint. No transaction reviewed was directly comparable to the proposed merger.

Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of Arotech relative to the targets in the selected transactions and other factors that would affect the acquisition values in the selected precedent transactions. B. Riley excluded certain potentially comparable transactions due to lack of transparency in transaction details (such as price, corresponding multiples paid and financial characteristics of the target company).

Based on B. Riley’s professional judgment taking into account the mean and median EV/LTM EBITDA multiples referenced above, B. Riley noted that, per the selected precedent transaction analysis, the merger consideration exceeded the implied equity value per share calculated by applying the mean and median valuation multiples to Arotech’s Adjusted EBITDA for the LTM period ended June 30, 2019. From this analysis, and using an Adjusted EBITDA multiple range of 9.0x to 12.0x (based on B. Riley’s professional judgment and informed by the mean and median multiples from relevant data sets used) and net debt of $15.8 million, B. Riley derived a range of implied equity value per share of Arotech common stock of $1.46 to $2.15.

For a discussion of Adjusted EBITDA, see “Summary of the Company’s Projections” beginning on page 36 of this proxy statement.

Selected Public Company Trading Comparables Analysis

B. Riley reviewed and compared certain financial information for Arotech to corresponding financial information for the following publicly traded companies, which, in the exercise of its professional judgment, B. Riley determined to be relevant to its analysis. In selecting comparable public companies, B. Riley focused on businesses with a similar business model, end-market exposure and gross margin profile. The selected companies were as follows:

•	Astronics Corporation (ATRO)

•	CAE Inc. (CAE)

•	CPI Aerostructures, Inc. (CVU)

•	Cubic Corporation (CUB)

•	Curtiss-Wright Corporation (CW)

•	Ducommun Incorporated (DCO)

•	Elbit Systems Ltd. (ESLT)

•	EnerSys (ENS)

•	IEC Electronics Corporation (IEC)

•	Kaman Corporation (KAMN)

•	Textron Inc. (TXT)

•	TTM Technologies (TTMI)

B. Riley obtained financial metrics and projections for the selected companies from documents filed by such companies with the SEC and from S&P Capital IQ. In its public company trading comparables analysis, B. Riley conducted an EV analysis and derived and compared multiples for Arotech and the selected companies, calculated as follows:

•	the EV as a multiple of Adjusted EBITDA for the LTM period ended June 30, 2019, which is referred to below as “EV/LTM 6/30/19 Adj. EBITDA”;

•	the EV as a multiple of estimated Adjusted EBITDA for 2019, which is referred to below as “EV 2019E Adj. EBITDA”; and

•	the EV as a multiple of estimated Adjusted EBITDA for 2020, which is referred to below as “EV 2020E Adj. EBITDA”.

B. Riley then compared Arotech’s EV as a multiple of Adjusted EBITDA for the LTM period ended June 30, 2019, as a multiple of estimated Adjusted EBITDA for 2019, and as a multiple of estimated Adjusted EBITDA for 2020. A summary of this comparison is shown in the table below.

This EV analysis yielded the following:

	EV/LTM 6/30/19 Adj. EBITDA	EV 2019E Adj. EBITDA	EV 2020E Adj. EBITDA
ATRO	11.8x	12.2x	9.7x
CAE	12.4x	10.8x	9.6x
CVU	10.4s	8.9x	7.6x
CUB	23.1x	17.5x	14.2x
CW	14.2x	13.5x	12.8x
DCO	9.2x	8.7x	8.3x
ESLT	14.7x	14.2x	13.0x
FNS	11.3x	9.2x	8.5x
IEC	11.4x	9.5x	7.0x
KAMN	12.1x	20.3x	16.9x
TXT	9.7x	9.1x	8.7x
TTMI	6.3x	6.8x	6.2x

Median	11.6x	10.2x	9.6x
Mean	12.2x	11.7x	10.2x

For Comparison
Arotech (stand alone as of market close on 6/30/19)	12.5x	10.9x	8.4x
Arotech Implied EV Multiples in Greenbriar Transaction	15.7x	13.7x	10.5x

No selected company is identical to Arotech. Accordingly, B. Riley’s comparison of selected companies to Arotech and analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Arotech. From this analysis and using a range of multiples from 10.0x to 13.0x applied to Arotech’s LTM 6/30/19 Adjusted EBITDA, B. Riley derived a range of implied equity value per share of Arotech common stock of $1.69 to $2.37. Similarly, from this analysis and using a range of multiples from 9.0x to 12.0x applied to Arotech’s estimated Adjusted EBITDA for 2019, B. Riley derived a range of implied equity value per share of Arotech common stock of $1.77 to $2.56. Similarly, from this analysis and using a range of multiples from 6.0x to 9.0x applied to Arotech’s estimated Adjusted EBITDA for 2020, B. Riley derived a range of implied equity value per share of Arotech common stock of $1.46 to $2.49. For each analysis, B. Riley used its professional judgment, informed by the mean and median multiples from relevant data sets used.

Discounted Cash Flow Analysis

B. Riley conducted an illustrative discounted cash flow analysis for Arotech on a stand-alone basis. B. Riley calculated a range of implied values of Arotech based on forecasts for calendar years 2019 through 2024 provided by Arotech management. B. Riley first calculated unlevered free cash flows (calculated as net profit after taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital and less capital expenditures) of Arotech for calendar years 2020 through 2024. Net profit after taxes was calculated as Adjusted EBITDA less depreciation and amortization, stock-based compensation and taxes. B. Riley also calculated terminal values for Arotech by applying exit multiples ranging from 9.5x-10.5x (which were selected based on B. Riley’s professional judgment, taking into account acquisition multiples paid in the selected precedent transactions referenced above, which were completed in differing phases of the macroeconomic cycle) to Arotech’s estimated 2024 calendar year Adjusted EBITDA. The unlevered free cash flows and terminal values were then discounted to present values using a weighted average cost of capital range of 14.0% to 16.0% (which range was selected based on B. Riley’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using Arotech data, based on a capital asset pricing model, taking into account Arotech’s size, Arotech’s exposure to market risk and overall historical equity market returns) to calculate a range of implied values for Arotech. From this analysis, B. Riley derived a range of implied equity value per share of Arotech common stock of $2.32 to $2.83.

Premiums Paid Analysis

B. Riley also reviewed and analyzed the premiums paid in recent acquisitions of a group of publicly held companies, with data sourced from S&P Capital IQ and B. Riley investment banking analyses. The analysis examined the ratio between the acquisition price and the target company’s price per share one day, one week and one month prior to the announcement of the transaction. In selecting comparable transactions for the premiums paid analysis, B. Riley only included change-in-control transactions involving U.S. public company targets for the five-year period ending September 20, 2019. A total of 1,553 transactions were analyzed, 723 of which involved small-cap transactions (defined as transactions with a deal value of less than $500 million). The total transactions had a mean and median transaction size of $3,836.6 million and $432.9 million, respectively. The small-cap transactions had a mean and median transaction size of $119.4 million and $61.4 million, respectively. For these transactions, the median transaction premium paid: (i) based on the target company’s price per share one day prior to the announcement, ranged from 25.9% to 33.2%; (ii) based on the target company’s price per share one week prior to the announcement, ranged from 27.4% to 33.5%; and (iii) based on the target company’s price per share one month prior to the announcement, ranged from 30.8% to 33.5% (in each case where the low end of the range represented all transactions in aggregate and the high end of the range represented small-cap transactions). B. Riley noted that applying these metrics to Arotech’s closing stock prices generates implied per share price ranges for Arotech common stock of $2.84 to $3.01 (for one day prior comparison), $3.06 to $3.20 (for one week prior comparison) and $3.07 to $3.14 (for one month prior comparison). B. Riley further noted that the $3.00 per share cash consideration to be received by Arotech stockholders represented a 32.7% premium to the Arotech closing stock price of $2.26 on September 20, 2019.

Additional Information Provided to Special Committee and Board

B. Riley presented historical trading prices of Arotech common stock over the 52-week period ending September 20, 2019, calculated the volume-weighted average daily closing prices for Arotech common stock over various time periods and noted the closing stock price on selected dates prior to and including September 20, 2019, including the 52-week high and low closing stock prices. Arotech’s common stock price per share ranged from $1.61 to $3.66 over the 52-week period ended on September 20, 2019. This analysis indicated that the $3.00 per share cash consideration to be received by Arotech stockholders represented a premium of:

•	32.7% based on the closing price per share of $2.26 on September 20, 2019, the last full trading day before B. Riley delivered the fairness opinion to the special committee;

•	29.9% based on the volume-weighted average closing price per share of $2.31 over the 30-day period ending September 20, 2019;

•	42.9% based on the volume-weighted average closing price per share of $2.10 over the 60-day period ending September 20, 2019;

•	42.2% based on the volume-weighted average closing price per share of $2.44 over the 90-day period ending September 20, 2019;

•	(18.0)% based on the 52-week high closing price per share of $3.66; and

•	86.3% based on the 52-week low closing price per share of $1.61.

General

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of such methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying B. Riley’s opinion. In arriving at its fairness opinion, B. Riley considered the results of all of its analyses and, except as expressly stated above, did not attribute any particular weight to any factor or analysis considered by it. Rather, B. Riley made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Arotech or the merger. B. Riley prepared these analyses for purposes of providing its opinion to the special committee as to the fairness from a financial point of view, to the holders of shares of Arotech common stock of the merger consideration to be received by such holders in the merger. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Arotech, Greenbriar, Merger Sub, B. Riley or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Arotech and Greenbriar and was approved by our board by unanimous vote upon recommendation of the special committee following a presentation to our board. B. Riley, however, did not recommend any specific amount of consideration to the special committee or the board or that any specific amount of consideration constituted the only appropriate consideration for the merger. As described above, B. Riley’s opinion to the special committee was one of many factors taken into consideration by the special committee and our board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by B. Riley in connection with the fairness opinion delivered to the special committee and is qualified in its entirety by reference to the written opinion of B. Riley, which is included as Annex C to this proxy statement and is incorporated by reference herein in its entirety.

B. Riley’s fairness opinion that was delivered to the special committee was approved by a fairness opinion committee of B. Riley professionals in accordance with established procedures.

During the past two years, Arotech has not engaged B. Riley to provide, and B. Riley has not provided, investment banking, financial advisory or other financial services to Arotech unrelated to the merger for which Arotech has paid or expects to pay fees to B. Riley. During the past two years, Greenbriar has not engaged B. Riley to provide, and B. Riley has not provided, investment banking, financial advisory or other financial services to Greenbriar for which Greenbriar has paid or expects to pay fees to B. Riley.

B. Riley and its affiliates are engaged in a broad range of securities activities and financial advisory services. B. Riley and its affiliates carry on a range of businesses for their own account and for their customers, including providing stock brokerage, investment advisory, investment management, proprietary financings and custodial services. In the ordinary course of business, B. Riley or its affiliates may actively trade or hold (for their own accounts or for the accounts of their customers) equity or debt securities, bank debt and/or other financial instruments, of (i) Arotech and affiliates of Arotech, (ii) Greenbriar and affiliates of Greenbriar, and (iii) any other company that may be involved in the merger as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

B. Riley has acted as exclusive financial advisor to the Arotech for purposes of issuing an opinion as to the fairness, from a financial point of view, of the merger consideration, to the special committee and, further, for purposes of providing advisory services in connection with a possible sale, transfer or other disposition, directly or indirectly, of all or a material portion of the equity securities, assets or business of Arotech or its subsidiaries, including assisting in the evaluation of Arotech’s strategic alternatives. The special committee selected B. Riley as its exclusive financial advisor because it is an internationally recognized financial advisory firm that has substantial experience in the industries in which Arotech operates.

B. Riley received an upfront retainer fee of $100,000 upon execution of its engagement agreement with Arotech. Additionally, B. Riley received a fee of $300,000 as a result of the delivery of its fairness opinion. No portion of the upfront retainer fee or fairness opinion fee was contingent upon the conclusions reached in the opinion or the closing of the merger. Additionally, if a sale transaction, including the merger, is consummated during the term of B. Riley’s engagement or within six months following the termination thereof, or if Arotech receives a proposal or enters into an agreement with respect to a potential sale transaction within six months after the termination of B. Riley’s engagement and such sale transaction is subsequently consummated at the same $3.00 per share acquisition price, then B. Riley will receive an advisory fee of $350,000. A sale transaction consummated at a higher price than $3.00 per share will generate an incentive fee payable to B. Riley equal to 4.0% of the incremental amount paid above $3.00 per share. Arotech has also agreed to reimburse B. Riley for certain expenses and to indemnify B. Riley, its controlling persons, representatives and agents against certain liabilities associated with the issuance of its opinion.

Summary of the Company’s Projections

We do not as a matter of course publicly disclose long-term forecasts or internal projections of our future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, as part of the preparation for the board’s strategic review process, our management developed certain non-public, unaudited, stand-alone financial projections of the Company that were made available to the special committee, our board and to B. Riley in connection with its analyses described in “THE MERGER—Opinion of Financial Advisor” beginning on page 28 of this proxy statement.

A summary of the projections is provided below. The projections were not prepared with a view toward public disclosure. The projections are included in this proxy statement because they were, among other items, relied upon by B. Riley in its analyses described in “THE MERGER—Opinion of Financial Advisor” beginning on page 28 of this proxy statement. The projections are not an indication that the Company, the special committee, our board, or any advisor (including B. Riley) to or representative of any of the foregoing, or any other recipient of this information considered the projections to be material or necessarily predictive of actual future results, and the projections should not be relied upon as such.

Management’s internal financial forecasts and the assumptions upon which the projections were based are subjective in many respects and thus subject to interpretation. Although presented with numerical specificity in the summary below, the projections are based upon a significant number of estimates and assumptions made by management with respect to, among other matters, industry performance, general business, market and financial conditions, matters specific to the Company’s business and other matters, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the projections will prove accurate, that the projected results will be realized or that actual results will not materially vary from the projections.

The projections were not meant to comply with U.S. Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. The projections include financial metrics that were not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP and non-GAAP financial measures as used by the Company may not be comparable to similarly titled GAAP measures in the Company’s historical financial statements or similarly titled amounts used by other companies.

Neither our independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the projections, and, accordingly, neither our independent registered public accounting firm nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the projections. Reports of our independent registered public accounting firm that are incorporated by reference into this proxy statement relate solely to our historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The projections are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain. You are encouraged to review our most recent SEC filings for a description of our reported results of operations and financial condition during the fiscal year ended December 31, 2018 and for the first and second quarters of 2019. See “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “WHERE YOU CAN FIND MORE INFORMATION” beginning on pages 16 and 76, respectively, of this proxy statement. The projections reflect assumptions that are difficult to predict and subject to change and may not reflect current prospects for our business, changes in general business or economic conditions including recessions or expansions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the projections were prepared. There can be no assurance that the projections will be realized or that our future financial results will not materially vary from the projections.

No one has made or makes any representation regarding the information included in the projections. Readers of this proxy statement are advised not to rely unduly, if at all, on the projections. Some or all of the assumptions that have been made regarding, among other things, the timing or occurrence of certain occurrences or effects, may have changed since the date the projections were prepared. We have not updated and do not intend to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date when made or to reflect the occurrence or non-occurrence of future events, even if any or all of the assumptions on which the projections were based are shown to be in error. Except as may be required by applicable securities laws, we do not intend to make publicly available any update or other revision to these management projections, even in the event that any or all of the assumptions are shown to be in error. We have made no representation to Parent or Merger Sub in the merger agreement or otherwise concerning the projections.

A summary of the projections are set forth below (in thousands):

	2019 FULL YR	2020 FULL YR	2021 FULL YR	2022 FULL YR	2023 FULL YR	2024 FULL YR
Total revenues	$97,200	$102,747	$111,190	$119,137	$126,427	$132,688
Cost of revenues	$66,250	$71,419	$77,930	$84,063	$89,560	$94,192
Total operating costs and expenses	$27,276	$25,762	$25,741	$26,490	$27,309	$27,583
Operating income	$3,674	$5,566	$7,519	$8,584	$9,558	$10,912
Adjusted EBITDA(1)	$7,057	$9,162	$10,832	$11,780	$12,865	$13,979
(1)	Includes stock compensation expense.

In preparing the projections, management analyzed industry data and made assumptions regarding future results that management believed to be common in assessing risks in our industry. The projections take into account certain financial, operating and commercial assumptions solely using the information available to our management at the time that the projections were prepared.

The projections were based on actual results through July, 2019 and estimated results for the remainder of the current calendar year and for each of the years ending December 31, 2020, 2021, 2022, 2023 and 2024.

Certain Effects of the Merger

If the merger agreement is approved by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Parent.

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent or Arotech) will be cancelled and converted into the right to receive the merger consideration of $3.00 per share in cash, net of applicable tax withholding, without interest. Our current stockholders will cease to have ownership interests in Arotech or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act, and is listed on NASDAQ under the symbol “ARTX.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will cease to be listed on NASDAQ, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the SEC on account of our common stock.

The directors of Merger Sub immediately prior to the effective time of the merger shall be the initial directors of the surviving corporation.

At the effective time of the merger, our certificate of incorporation and our bylaws will be amended in their entirety to be as set forth in the exhibits to the merger agreement.

Effects on Arotech if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on NASDAQ.

In addition, if the merger is not completed, we expect that our business will be operated by our management in a manner similar to the manner in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.

In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to evaluate strategic alternatives to maximize stockholder value. If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be materially and adversely impacted.

If the merger agreement is terminated under certain circumstances described in “THE MERGER AGREEMENT—Termination Fee” beginning on page 61 of this proxy statement, we may be obligated to pay a termination fee, including legal expenses, of up to $3,200,000 to Parent.

Delisting and Deregistration of Arotech Common Stock

If the merger is consummated, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. There will be no further public market for shares of our common stock.

Interests of Certain Persons in the Merger

In considering the recommendation of our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors may have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The special committee and our board were each aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Such interests include the following:

•

The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $3.00 in cash, net of applicable tax withholding, without interest, for each share of our common stock held immediately prior to the effective time of the merger.

•

Pursuant to the merger agreement, at the effective time of the merger, each RSU in respect of shares or our common stock granted that is outstanding immediately prior to the effective time of the merger will fully vest (including RSUs subject to performance-based vesting) and be cancelled, and the holders thereof, including our executive officers who hold RSUs, will have the right to receive, as soon as reasonably practicable after the effective time of the merger (but no later than the first regularly scheduled payroll date that is at least five business days after the effective time) an amount in cash, without interest, equal to the product of (i) $3.00 and (ii) the total number of shares of common stock underlying such RSU, net of applicable tax withholding.

•

The merger agreement also provides that each outstanding restricted stock award granted, all of which are held by our non-employee directors, will be accelerated and that each holder thereof will be entitled to receive $3.00 in cash, net of applicable tax withholding, without interest, for each share of the underlying common stock.

Mr. Kutler, the chairman of our board, is a limited partner, and has a less than 1% passive interest, in certain funds controlled by Greenbriar.

See “THE MERGER AGREEMENT—Stockholdings and Stock Awards” beginning on page 39 of this proxy statement for information detailing the shares of common stock, restricted stock awards and RSUs held by our executive officers and non-employee directors.

Stockholdings and Stock Awards

The following table shows the aggregate number of shares of our common stock held by each person who served as a director or executive officer of us at any time since the beginning of our last fiscal year, the aggregate number of shares of restricted stock awarded to such persons that will be vested in full at the effective time of the merger, and the aggregate number of shares of common stock underlying RSUs awarded to such persons.

Our current executive officers are Dean M. Krutty, President and Chief Executive Officer, and Kelli L. Kellar, Vice President—Finance and Chief Financial Officer. Both such executive officers are our named executive officers in our most recent annual report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 7, 2019.

No equity awards, other than restricted stock awards and RSUs, are held by any person who served as a director or officer of the Company at any time since the beginning of our last fiscal year.

	Number of Shares of Common Stock (#)		Number of Unvested Shares of Restricted Stock (#)(1)	Number of Shares of Common Stock Underlying RSUs (#)(2)	Dollar Value of All Equity Awards and Shares of Common Stock ($)(3)
Officers
Dean M. Krutty	172,305		—	65,000	$711,915
Kelli L. Kellar	20,041		—	36,000	$168,123

Non-Employee Directors
Jon B. Kutler	1,864,348	(4)	23,549	—	$5,663,691
Kenneth W. Cappell	114,098		23,549	—	$412,941
Lawrence F. Hagenbuch	40,198		23,549	—	$191,241
Adm. (Ret.) James J. Quinn	18,384		23,549	—	$125,799

(1)

Pursuant to the terms of the merger agreement, all restrictions and vesting requirements with respect to restricted stock awards will lapse and all such shares of restricted stock shall be vested in full. Holders of shares of restricted stock will receive $3.00 for each such share.

(2)

Pursuant to the terms of the merger agreement, each RSU awarded that is outstanding immediately prior to the effective time of the merger will fully vest (including RSUs subject to performance-based vesting) and be cancelled and the holder thereof will have the right to receive, as soon as reasonably practicable after the effective time of the merger (but no later than the first regularly scheduled payroll date that is at least five business days after the effective time), an amount in cash, without interest, equal to the product of (i) $3.00 and (ii) the total number of shares of common stock underlying such RSU, net of applicable tax withholding.

(3)	Based on the merger consideration price of $3.00.
(4)

Jon B. Kutler and his wife are directors of Admiralty Partners, Inc., which owns 1,579,984 shares of our common stock. Mr. and Mrs. Kutler are also settlors and trustees of two trusts that between them own an additional 224,879 shares of our common stock. Mr. Kutler also holds 59,485 shares of our common stock directly.

Employment Agreements

Dean M. Krutty, our President and Chief Executive Officer, and Kelli L. Kellar, our Vice President—Finance and Chief Financial Officer, are entitled to certain severance benefits pursuant to the terms of their existing employment agreements with us, the terms of which are described below.

Dean M. Krutty Employment Agreement

The employment agreement entered into between us and Mr. Krutty (the “Krutty Agreement”) provides that if Mr. Krutty’s employment is terminated by us (other than for cause as defined in the Krutty Agreement), or if Mr. Krutty terminates his employment by reason of his death or disability or within 60 days following a reduction in his salary, any material uncured breach by us of any material provision of the Krutty Agreement, or the change in control of the Company (as defined in the Krutty Agreement), then Mr. Krutty will be entitled to (i) severance equal to one years’ base salary, (ii) a bonus for the year of termination equal to the annual bonus he would have been entitled to under the Krutty Agreement for the year of termination based on the assumption that the Company’s budgeted results for the year would be equal to an annualized version of budgeted results attained through the termination (but in no event may annualized budgeted results be less than 100% of the budgeted figure for the year), and pro rated based on the number of days he is employed during the year of termination, and (iii) continued health insurance coverage for a period of twelve months following the date of termination. The merger, if and when consummated, will constitute a change of control for purposes of the Krutty Agreement.

Kelli L. Kellar Employment Agreement

The employment agreement entered into between us and Ms. Kellar (the “Kellar Agreement”) provides that if Ms. Kellar’s employment is terminated by us (other than for cause as defined in the Kellar Agreement), including due to non-renewal of the employment term, then Ms. Kellar will be entitled to severance equal to six months’ base salary (based on the highest rate of base salary in effect during the 90-day period preceding termination) and any unpaid bonus earned for the year preceding her date of termination.

Indemnification of Officers and Directors

The merger agreement requires that, for six years from and after the effective time of the merger, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless all of our and our subsidiaries’ past and present directors and officers (the “Covered Persons”) to the same extent such persons were indemnified as of the date of the merger agreement by us pursuant to our certificate of incorporation and bylaws (the “Existing Indemnification Arrangements”) arising out of acts or omissions in their capacity as directors, officers or agents of us or any of our subsidiaries occurring at or prior to the effective time of the merger. Additionally, from and after the effective time of the merger, the merger agreement provides that the surviving corporation will, and that Parent will cause the surviving corporation to (i) indemnify and hold harmless the Covered Persons to the fullest extent permitted by law for acts or omissions occurring in connection with the process resulting in and the adoption of merger agreement and the consummation of the transactions contemplated by the merger agreement and (ii) advance expenses (including reasonable legal fees and expenses) incurred in the defense of any actual or threatened proceeding or investigation with respect to the matters subject to indemnification pursuant to the applicable indemnification provisions of the merger agreement in accordance with the procedures (if any) set forth in the Existing Indemnification Arrangements. The merger agreement also provides that if any proceeding or investigation (whether arising before, at or after the effective time of the merger) is made or threatened against such persons with respect to matters subject to indemnification or advancement pursuant to the applicable indemnification provisions of the merger agreement on or prior to the sixth anniversary of the effective time of the merger, the applicable indemnification provisions of the merger agreement shall continue in effect until the final disposition of such proceeding or investigation.

In addition, the merger agreement provides that, for not less than seven years from and after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation and the organizational documents of each subsidiary of the Company will contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the effective time than are set forth in the amended and restated certificate of incorporation and amended and restated bylaws to be adopted as the certificate of incorporation and bylaws of the surviving corporation at the effective time of the merger, pursuant to the merger agreement. To the extent permitted by applicable law, indemnification agreements, if any, in existence on the date of the merger agreement with any directors, officers and employees that have been made available to Parent are required to continue in full force and effect in accordance with their terms following the effective time of the merger.

The merger agreement also requires that, for a period of six years from the effective time of the merger, the surviving corporation shall maintain in effect policies of directors’ and officers’ liability insurance and fiduciary liability insurance that collectively provide coverage for matters arising on or before the effective time of the merger (the “D&O Insurance”) that is substantially equivalent to and not less favorable in the aggregate than our existing policies and our subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that after the effective time of the merger, the surviving corporation shall not be required to pay annual premiums for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount. The merger agreement provides that, in lieu of the foregoing, we may purchase, prior to the effective time of the merger, at prevailing market rates, a six year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement and full prior acts coverage for all acts or omissions taking place before the tail policy becomes effective.

Finally, the merger agreement provides that, in the event that Parent or the surviving corporation (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or (ii) transfers all or substantially all of its properties and assets to any person or entity, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets shall assume all of the obligations set forth in the applicable indemnification provisions of the merger agreement.

Golden Parachute Compensation—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Transactions

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each of our “named executive officers” whose compensation was disclosed in the Definitive Proxy Statement on Schedule 14A filed by us on March 22, 2019, that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers.

To the extent that any of our named executive officers’ compensation arrangements are described in “THE MERGER—Employment Agreements” beginning on page 40 of this proxy statement, the descriptions of such arrangements are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation as of October 22, 2019, calculated in accordance with the SEC’s rules on disclosing golden parachute compensation, assume the following:

•	consummation of the merger constitutes a change in control for purpose of the applicable compensation plan or agreement;

•	the change in control was consummated on October 22, 2019, the latest practicable date prior to the filing of this proxy statement;

•

in the case of Mr. Krutty and Ms. Kellar (the “Active NEOs”), that his or her employment is terminated effective October 22, 2019 without “cause” or, in the case of Mr. Krutty, by his resignation within 60 days following the change in control; and

•	the value of the accelerated vesting of the Active NEOs’ equity awards is calculated using the merger consideration price of $3.00 per share.

The amounts in the table below do not include any value received in respect of equity awards held by the named executive officer that are vested prior to the consummation of the merger.

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Named Executive Officers
Dean M. Krutty	413,608	195,000	8,675	617,283
Kelli L. Kellar	117,500	108,000	—	225,500
Thomas J. Paup	—	—	—	—

(1)	Mr. Paup retired on March 31, 2018 and is not entitled to any “golden parachute” compensation as a result of the merger.

(2)

Represents, with respect to the Active NEOs, the cumulative severance amounts payable pursuant to his or her employment agreement, as described in “THE MERGER—Employment Agreements” beginning on page 40 of this proxy statement. The severance amounts in this column with respect to the Active NEOs are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a termination without “cause” or, in the case of Mr. Krutty, resignation within 60 days following certain events, including a change in control of the Company (as described in “THE MERGER—Employment Agreements” beginning on page 40 of this proxy statement). The amounts included in the column above for each Active NEO were calculated based on his or her base salary as in effect on October 22, 2019 ($275,739 for Mr. Krutty and $235,000 for Ms. Kellar), and in the case of Mr. Krutty, a prorated bonus amount for 2019 in the amount of $137,869, based on the terms of the Krutty Agreement (as described in “THE MERGER—Employment Agreements” beginning on page 40 of this proxy statement).

(3)

Represents the aggregate payments to be made in respect of unvested RSUs. The amounts in this column with respect to Active NEOs are all “single trigger” in nature, which means that they are being fully vested and cashed out as part of the merger. Treatment of all such awards in the merger is described in greater detail in “THE MERGER—Employment Agreements” beginning on page 40 of this proxy statement. The amounts included in this column are based on Mr. Krutty and Ms. Kellar having, respectively, 65,000 and 36,000 RSUs and the merger consideration price of $3.00 per share. None of our named executive officers have outstanding stock options.

(4)	Represents the estimated value of continued health coverage for up to 12 months that Mr. Krutty would be entitled to under the Krutty Agreement if his employment is terminated by us without cause.

Other Employee Benefits

Pursuant to the merger agreement, during the one-year period immediately following the effective time of the merger (or until the termination of the relevant employee, if sooner), the surviving corporation shall provide, to each of our, or our subsidiaries’, employees who continue to be employed (collectively, the “Company Employees”), (i) base salary or base hourly wage rate, if applicable, and annual cash incentive compensation opportunities (excluding long-term or equity-based awards, deferred compensation, severance or any change in control or retention bonuses) that, in each case, are substantially similar to those that were provided to the Company Employees immediately before the effective time of the merger, and (ii) employee benefits (other than long-term or equity-based awards, deferred compensation, severance change in control or retention bonuses, and defined benefit, non-qualified or post-termination or retiree health or welfare arrangements) that are substantially comparable to those that were provided to the Company Employees immediately before September 22, 2019.

Pursuant to the merger agreement, following the effective time of the merger, subject to applicable laws and tax qualification requirements, the surviving corporation shall cause any employee benefit or health or welfare plans (other than any plans providing for equity or equity-based, nonqualified deferred compensation, defined benefit pension, or post-termination or retiree health or welfare benefits) sponsored or maintained by Parent or the surviving corporation or their subsidiaries in which the Company Employees are eligible to participate following the effective time of the merger (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with us or our subsidiaries (and any predecessor thereto) prior to the effective time of the merger that is reflected in our books and records, for purposes of eligibility, vesting and (for vacation/paid-time off and severance benefits only) level of benefits under such Post-Closing Plans to the same extent and for the same purpose as such service was credited under our analogous benefit plan, except to the extent that recognizing such service would result in a duplication of benefits or compensation and provided that such recognition of service will not apply for purposes of benefit accrual under any Post-Closing Plan that is a defined benefit retirement plan. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which the effective time of the merger occurs, to the extent permitted by applicable law and any insurer or service provider under the applicable Post-Closing Plan, Parent is required to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under our benefit plan in which such Company Employee participated immediately prior to the effective time of the merger and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

The provisions of the merger agreement described under this heading will not confer upon any Company Employee or other service provider any right to continue in the employ or service (or to any term or condition of employment or service) of Parent, the surviving corporation, or any affiliate of Parent, nor will the provisions of the merger agreement described under this heading create any third-party beneficiary rights in any Company Employee or any of our, or any of our subsidiaries’, current or former service providers (or any beneficiaries or dependents thereof). The merger agreement provides that it is not intended to limit the ability of Parent or the surviving corporation or any of their affiliates to modify or terminate any benefit or compensation arrangement, or their right to terminate the employment or service of any Company Employee or other person.

REGULATORY MATTERS

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware on or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of our common stock. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of our common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds and other regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes, real estate investment trusts, S corporations, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, individual retirement or other tax-deferred accounts, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders subject to the anti-inversion rules of the Code, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a hedge, straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or through other compensatory arrangements or who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This summary does not address non-U.S., state or local tax consequences of the merger or any U.S. tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences of the merger; nor does it address any consequences under the unearned income Medicare contribution tax on net investment income. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger, in light of your individual circumstances.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and activities of the partner and partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of our common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate which is subject to U.S. federal income tax on all of its income regardless of source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of our common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of our common stock held for more than one year will be long-term capital gain and may be subject in the case of certain non-corporate U.S. holders, including individuals, to preferential rates. The deductibility of capital losses is subject to limitations.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold (currently at a rate of 24%) on all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each of our U.S. holders and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the Internal Revenue Service Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax (at a 30% rate, or as reduced by an applicable income tax treaty) may also apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a flat 30% tax on the non-U.S. holder’s net gain realized in the merger, which gain may be offset by U.S. source capital losses of the non-U.S. holder, if any, or which tax may be reduced or eliminated by an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 24%) will apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Internal Revenue Service Form W-8 (including all attachments) to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Annex A to this proxy statement and is incorporated by reference herein in its entirety. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

On September 22, 2019, we entered into the merger agreement with Parent and Merger Sub, providing for the acquisition of us by Parent. If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub will merge with and into us. Upon consummation of the merger, the separate corporate existence of Merger Sub will cease, and we will continue as the surviving corporation and become a wholly-owned subsidiary of Parent.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as agreed upon by Parent and us and specified in the certificate of merger. The closing of the merger will occur on a date specified by us and Parent, which will be no later than the third business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Parent and we may select. Although we expect to complete the merger within the first calendar quarter of 2020, and in any event, before March 13, 2020, we cannot specify when, or assure you that, we, Parent and Merger Sub will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

At the effective time of the merger, our certificate of incorporation and bylaws will be amended in their entirety to be as set forth in the exhibits to the merger agreement.

Board and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Our currently-serving directors will cease to serve as directors of the surviving corporation as of the effective time of the merger. Our officers will be the initial officers of the surviving corporation.

Consideration to Be Received in the Merger

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $3.00 in cash, net of applicable tax withholding, without interest, other than (a) shares of common stock owned by us (as treasury stock or otherwise), Parent or Merger Sub, or any of our or their respective direct or indirect wholly-owned subsidiaries, immediately prior to the effective time of the merger, all of which will be cancelled without any payment and (b) shares held by our stockholders who have properly exercised their statutory rights of appraisal in accordance with Section 262. See “APPRAISAL RIGHTS” beginning on page 66 of this proxy statement.

Parent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock such amounts as may be required to be deducted and withheld with respect to making such payment under the Code and the applicable Treasury Regulations issued pursuant thereto, or any other applicable state, local or foreign tax law. Any consideration payable with respect to certain securities issued to employees of our Israeli subsidiaries will be delivered to an Israeli trustee to be held or released in accordance with Israeli tax law.

Payment Procedures

Parent will deposit, or cause to be deposited, with a paying agent reasonably acceptable to us concurrently with the effective time of the merger to which this proxy statement relates, such funds which, when taken together with a portion of the cash available on our balance sheet (after taking into account our outstanding expenses and subject to approval of our lenders) is sufficient to pay the aggregate merger consideration to be paid by Parent at the closing of the merger.

As promptly as reasonably practicable after the effective time of the merger, but in no event later than the third business day after the effective time of the merger, Parent shall cause the paying agent to send, to each holder of record of shares of our common stock as of the effective time of the merger, a letter of transmittal and instructions for use in the exchange of such shares for the merger consideration. Each holder will be entitled to receive the merger consideration specified in the merger agreement, upon surrender to the paying agent of the stock certificates representing such shares together with a valid letter of transmittal or, in the case of book-entry shares, upon receipt by the paying agent of an “agent’s message” with respect to such shares. No interest will be paid or will accrue on the cash payable upon the surrender or transfer of any stock certificate or book-entry share to the paying agent. Any portion of such funds that remains unclaimed by the holders of shares of our Common Stock twelve months after the effective time of the merger will be returned to Parent upon demand.

You should not send your Arotech stock certificates to the paying agent until you have received transmittal materials from the paying agent. Please do not return your Arotech stock certificates with the enclosed proxy, and please do not forward your stock certificates to the paying agent without a letter of transmittal.

If any of your certificates which immediately prior to the effective time represented outstanding shares of our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Parent or the paying agent, post a bond.

If you hold shares of our common stock through a broker or other nominee, you must follow the procedures provided by your broker or other nominee in order to receive the merger consideration in respect of such shares.

Restricted Stock Awards and RSUs

At the effective time of the merger, all restrictions and vesting requirements with respect to each share of restricted stock granted that is outstanding immediately prior to the effective time, including those held by our directors, shall at the effective time, lapse and all such shares of restricted stock shall be vested in full. Each holder of shares of our restricted stock will be treated as a holder of shares of our common stock and receive the merger consideration, or $3.00 in cash, for such shares, net of applicable tax withholding, without interest, for each share of the underlying common stock.

At the effective of the merger, each RSU in respect of shares that is outstanding immediately prior to the effective time, including those held by our executive officers, shall fully vest (including RSUs subject to performance-based vesting) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the effective time of the merger (but no later than the first regularly scheduled payroll date that is at least five business days after the effective time), an amount in cash without interest, equal to the product of (i) the merger consideration, or $3.00, and (ii) the total number of our shares underlying such RSU, net of applicable tax withholding.

The paying agent will deliver any consideration payable with respect to certain securities issued to employees of our Israeli subsidiaries to a trustee to be held or released in accordance with Israeli tax law.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Parent and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capitalization and indebtedness;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

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the absence of conflicts with our or our subsidiaries’ organizational documents, with applicable law and with certain contracts, and the absence of creation of certain liens on our or our subsidiaries’ property or assets, in each case as a result of the delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

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the accuracy of information contained in registration statements, reports, forms, and other documents that we have filed with the SEC since January 1, 2017, and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, and, with respect to financial statements contained therein, preparation in accordance with GAAP applied on a consistent basis;

•	maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting;

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the absence of material liabilities, except for liabilities set forth on our June 30, 2019 balance sheet, liabilities incurred after June 30, 2019 in the ordinary course of business, or liabilities incurred in connection with the transactions contemplated by the merger agreement;

•	compliance with laws and orders;

•	environmental matters;

•	our employee benefits plans, employment law and labor matters;

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the absence of certain changes and events since December 31, 2018, including the absence of changes that have had or would reasonably be expected to have a Material Adverse Effect (as defined below) on us;

•	litigation, governmental investigations or other legal proceedings since January 1, 2017;

•	the filing of tax returns, status of unpaid taxes and other tax matters;

•	our owned and leased real property and personal property;

•	our intellectual property;

•	our material contracts and government contracts and grants;

•	the special committee’s receipt of an opinion from B. Riley, which, as of the date of the merger agreement, had not been withdrawn, revoked or modified;

•	the absence of undisclosed brokers’ fees;

•	the absence of undisclosed related-party transactions;

•	insurance policies;

•	the absence of any stockholder rights plans; and

•	our customers and vendors.

In addition, Parent and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

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the absence of conflicts with organizational documents, with applicable law and with certain contracts, and of creation of certain liens on the property or assets of Parent or Merger Sub, in each case as a result of the delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	litigation or other legal proceedings;

•	the absence of undisclosed brokers’ fees;

•	Parent’s ability to finance the merger and its rights under the Equity Commitment Letter;

•	operation and ownership of Merger Sub;

•	absence of ownership of Arotech common stock;

•	the solvency of Parent and the surviving corporation in the merger, after giving effect to the merger and the other transactions contemplated by the merger agreement;

•	the absence of any required governmental antitrust filings and consents;

•	lack of foreign ownership; and

•	certain disclaimers relating to the due diligence investigation of Parent and Merger Sub in connection with the merger and the other transactions contemplated by the merger agreement.

Many of our representations and warranties are qualified by a Material Adverse Effect standard. Pursuant to the merger agreement, a “Material Adverse Effect” means, with respect to us, any change, effect, event, occurrence, circumstance, condition or development that, individually or in the aggregate, (x) has or would reasonably be expected to prevent or materially impair or delay our ability to consummate the transactions contemplated by the merger agreement or (y) has or would reasonably be expected to have a Material Adverse Effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except that, for the purposes of clause (y), a Material Adverse Effect will not be deemed to include changes, effects, events, occurrences, circumstances, conditions or developments arising out of, relating to or resulting from:

•	changes affecting the equity, credit or financial markets, changes affecting interest or exchange rates, or any suspension of trading in securities;

•	changes in domestic, foreign or global economic conditions generally;

•	changes in generally accepted accounting principles or any change in any applicable law;

•	changes in geopolitical conditions, including any outbreak or escalation of war or any act of terrorism;

•	general conditions in the industry in which we or our subsidiaries operate;

•	the announcement of the transactions contemplated by the merger agreement;

•	any decline in the market price or trading volume of Arotech common stock;

•	weather conditions or other acts of God;

•	Parent’s public announcement of its plans with respect to our business;

•	the availability or cost of any financing to Parent or Merger Sub;

•

the existence or threat of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), brought by any current or former stockholders arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated thereby; and

•	any action taken by us or any of our subsidiaries by the terms of the merger agreement.

This description of the representations and warranties is included to provide investors with information regarding the terms of the merger agreement. It is not intended to provide any other factual information about us. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter that we provided to Parent in connection with signing the merger agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Covenants Relating to the Conduct of Our Business

From September 22, 2019, until the effective time of the merger, except as expressly contemplated by the merger agreement or as required by applicable law, or with the prior written consent of Parent (which Parent has agreed to not unreasonably withhold, condition or delay), we have agreed, and have agreed to cause our subsidiaries, to use commercially reasonable effects to conduct our business in the ordinary course of business consistent with past practice in all material respects and to comply in all material respects with applicable law.

We have also agreed that, subject to certain exceptions, from September 22, 2019, until the effective time of the merger, we will not, and will not permit any of our subsidiaries to, do any of the following without the prior written consent of Parent (which Parent has agreed to not unreasonably withhold, condition or delay):

•	amend our or our subsidiaries’ certificates of incorporation or bylaws or other organizational documents;

•	issue, sell, pledge, encumber, dispose of, grants, transfer, or reclassify, split, combine or reclassify our or our subsidiaries’ securities;

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make, declare, set aside or pay any dividend or distribution in respect of, or enter into any contract with respect to the voting of, any shares of our or our subsidiaries’ capital stock, other than dividends from a wholly-owned subsidiary;

•	grant or announce any grants of any options, RSUs, restricted stock or other equity-based awards or interests;

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issue, sell, or otherwise permit to become outstanding any additional shares of our securities, other than issuances relating to the exercise or conversion our equity awards outstanding as of September 22, 2019;

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incur, create, guarantee or otherwise become liable for any indebtedness for borrowed money or issue any options, warrants, or rights to acquire any debt securities (except short-term debt incurred to fund our operations);

•	forgive any indebtedness owed to us;

•	sell, lease or otherwise dispose of any of our assets having a fair market value in excess of $250,000 individually or $500,000 in the aggregate;

•	disclose any trade secrets;

•	acquire any assets or business or make any investment in excess of $100,000 individually or $250,000 in the aggregate;

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establish, adopt, waive, amend or terminate any employee benefit plans, except as required by applicable law, in effect as of September 22, 2019 or hire any new employee earning more than $150,000 annually or terminate any employee other than employees with a title junior to the vice president;

•	adopt, modify or enter into any collective bargaining agreement;

•	waive or release any noncompetition, non-solicitation or other restrictive covenant obligation;

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increase the compensation (including severance, deferred compensation, change-in-control and retention compensation) or benefits of any current or former employee, director, officer or other services provider, except as required by applicable law or the terms of a benefit plan or contract in effect on the date hereof, or make, announce or grant any bonus or adopt, amend, modify, terminate or enter into any new employment, retention or severance agreement with, any current or former employee, director, officer or other service provider whose annual base compensation is in excess of $300,000;

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make, change, or rescind any material election relating to taxes except in the ordinary course of business, settle or compromise any material proceeding relating to taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability, enter into any closing agreement with respect to any material taxes, change any method of reporting material income or deductions for federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ended December 31, 2017, except, in each case, as is required by applicable law or GAAP, or request any tax rulings from any governmental entity;

•	make any change in financial accounting policies or procedures;

•	announce, implement or effectuate any plant closing or mass layoff;

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commence, pay, discharge, settle, compromise or satisfy any pending or threatened proceedings outside of the ordinary course of business if such settlement would (i) require payment by us in excess of $50,000 in any individual case or series of related cases or $100,000 in the aggregate with all other proceedings, other than claims specifically reserved against in our financial statements, (ii) involve injunctive or equitable relief or (iii) impose any material restrictions or changes on our business or operations;

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adopt a plan of merger, consolidation, reorganization, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (except as permitted in the merger agreement) or file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against us;

•	adopt or implement any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan;

•	enter into any new line of business or abandon any existing line of business;

•	make any commitment for capital expenditures in excess of $150,000 in the aggregate that would obligate us to pay amounts after closing, except in a manner consistent with our budget;

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in any material respect, amend, modify, extend, renew or terminate any lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, except in the ordinary course of business consistent in all material respects with past practices;

•	enter into, amend, modify, waive any material right under or terminate any material contracts or reduce or waive any material payment right thereunder;

•	enter into any related party transaction;

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cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor or as contemplated in the merger agreement;

•	fail to maintain our real property, ordinary wear and tear excepted; or

•	agree, authorize or commit in writing to do any of the foregoing.

Go Shop Period

Between the date of the merger agreement and continuing until 12:01 a.m. New York City time on October 22, 2019 (the “Solicitation Period End Time”), we had the right to, directly or indirectly:

•

initiate, solicit, facilitate, whether publicly or otherwise, and encourage any acquisition proposal (as defined below) or any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to an acquisition proposal;

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provide access to non-public information to any person pursuant to an acceptable confidentiality agreement executed by the person receiving such non-public information; provided that we promptly provide or make available to Parent any non-public information concerning us that is provided or made available to any such person and that was not previously provided or made available to Parent; and

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engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons with respect to any acquisition proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such discussions or negotiations or any effort or attempt to make any acquisition proposal.

Pursuant to the merger agreement, Parent was required not to, and was required to cause its respective affiliates not to, intentionally or materially interfere with or prevent such negotiations and discussions.

Pursuant to the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to, in a single transaction or series of related transactions:

•

any direct or indirect acquisition, purchase or license of the assets or our business or any of our subsidiaries that constitute 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and our subsidiaries, taken as a whole;

•

any direct or indirect acquisition, purchase or issuance (whether by merger, consolidation, spin-off, share exchange (including a split-off), business combination or similar transaction involving an acquisition of the Company) of 20% or more of any class or series of our securities;

•	any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any class or series of our capital stock;

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any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole); or

•	any other transaction having a similar effect to those described immediately above.

Go Shop End Time. At the Solicitation Period End Time (or, with respect to any Excluded Party (as defined below), until 12:01 A.M. New York City time on November 6, 2019 (the “Cut-Off Time”)),

•

we will, and will cause each of our directors, officers, representatives and affiliates to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person (other than Parent and its affiliates) relating to any acquisition proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an acquisition proposal;

•

we will as promptly as possible (and in any event within forty-eight (48) hours) send written notice of such termination to any and all persons with whom we are terminating solicitations, discussions or negotiations; and

•	we will as promptly as possible (and in any event within twenty-four (24) hours) terminate dataroom access from any such person.

No later than 24 hours after the Solicitation Period End Time, we are required to provide Parent with a written summary of all material terms of any then-pending acquisition proposals that were made in writing by any Excluded Party. An “Excluded Party” is any person from which we receive, prior to the Solicitation Period End Time, a written acquisition proposal that remains pending as of the Solicitation Period End Time, provided, that the special committee determines in good faith such acquisition proposal constitutes a superior proposal or that such acquisition proposal is reasonably likely to lead to a superior proposal.

No Shop. From the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time) until the earlier of the effective time of the merger or the valid termination of the merger agreement, except as expressly permitted by the merger agreement, we are required not to (and will not publicly announce any intention to), directly or indirectly:

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initiate, solicit, knowingly facilitate or knowingly encourage any inquiry, discussion negotiation, or request with respect to, or the making of, any proposal or offer that could reasonably be expected to lead to, or that constitutes, any acquisition proposal (provided, that the foregoing shall not prohibit us from contacting any person who has made an acquisition proposal solely for the purpose of clarifying such acquisition proposal and any material terms thereof);

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engage or enter into, continue or otherwise participate in any negotiations or discussions concerning, or otherwise cooperate with, knowingly assist or participate in, knowingly facilitate or provide access to any non-public information or data or to our properties, books, records or personnel to any person relating to an acquisition proposal;

•	approve, endorse, enter into or recommend, or propose publicly to approve, endorse, enter into or recommend, any acquisition proposal; or

•	resolve or agree to take any of the foregoing actions.

From the date of the merger agreement until the earlier of the effective time of the merger and the valid termination of the merger agreement, except as expressly permitted by the merger agreement, we are required not to (and may not publicly announce any intention to), directly or indirectly, (x) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement, understanding or arrangement relating to any acquisition proposal or any contract requiring us to abandon, terminate or fail to consummate the merger or the other transactions contemplated by the merger agreement, or (y) resolve or agree to take any of the foregoing actions.

Superior Proposal. The merger agreement further provides that if, after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), but prior to obtaining stockholder approval of the merger, we or our board receive a bona fide written acquisition proposal that did not result from a material breach of the terms of our non-solicitation obligations under the merger agreement and the special committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such acquisition proposal constitutes a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal and (ii) the failure to take the actions described in the list immediately below would be inconsistent with our special committee’s fiduciary duties to our stockholders, the merger agreement will not prevent us or our board from:

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providing access to our properties, books and records and providing information or data in response to a request therefor by a person who has made such acquisition proposal; provided that (i) we have received from such person so requesting such information an acceptable confidentiality agreement and (ii) we have promptly provided or made available to Parent any non-public information concerning us that is provided or made available to any such person and that was not previously provided or made available to Parent; or

•	contacting and engaging in any negotiations or discussions with any person who has made such acquisition proposal.

Pursuant to the merger agreement, a “superior proposal” means any written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased from 20% to 50%) that our board or special committee in good faith determines would, if consummated on its terms, result in a transaction that is more favorable to our stockholders than the transactions contemplated in the merger agreement (taking into account any changes to the terms of the merger and the merger agreement proposed by Parent) and that is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory and other aspects and contingencies of the proposal that our board or special committee determines to be relevant.

From and after the Solicitation Period End Time (or, in the case of any Excluded Party, the Cut-Off Time) until effective time of the merger, we are required to, within 24 hours after receiving an acquisition proposal or any inquiry or request that could reasonably be expected to lead to an acquisition proposal, (i) notify Parent in writing of such acquisition proposal or such inquiry or request, including the material terms and conditions of the acquisition proposal and (ii) deliver to Parent copies of all written proposals, letters of interest, term sheets, commitment letters, proposed definitive documents or similar documents relating to any acquisition proposal received by us from any such offeror. From and after the Solicitation Period End Time (or, in the case of any Excluded Party, the Cut-Off Time) until effective time of the merger, we are required to keep Parent reasonably informed in all material respects of any material developments with respect to any such acquisition proposal (and any subsequent amendments or modifications thereto) and deliver copies of revised or newly received documents received by us from any such offeror to Parent within 24 hours of receipt. We are required to, within 24 hours following a determination by the special committee that an acquisition proposal is a superior proposal, notify Parent of such determination.

Except as set forth in the merger agreement, prior to obtaining stockholder approval of the merger, neither our board nor the special committee thereof is permitted to make an “Adverse Company Board Recommendation Change”, meaning that they shall not do any of the following:

•	withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify (in a manner adverse to Parent or Merger Sub) the board’s recommendation;

•	fail to include the recommendation of the board that our stockholders vote to adopt the merger agreement in our proxy statement;

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any acquisition proposal;

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fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten business days after commencement of such acquisition proposal;

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after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), fail to recommend against any acquisition proposal that has been publicly made, proposed or communicated (and not publicly withdrawn) within ten business days of receipt of a written request from Parent to do so; or

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after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), fail to reaffirm the board’s recommendation that our stockholders vote to adopt the merger agreement following an acquisition proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten business days of receipt of a written request from Parent to do so (provided that our board or the special committee shall not be required to make such reaffirmation more than one time with respect to any given acquisition proposal unless there shall have been a publicly disclosed change regarding such acquisition proposal, and, provided, further, that such reaffirmation may include such additional disclosures as the Company reasonably determines to be required under applicable securities laws).

Notwithstanding the foregoing restrictions, if we receive any bona fide written acquisition proposal at any time prior to stockholder approval of the merger, that does not result from a material breach of our non-solicitation obligations under the merger agreement and that the special committee has determined in good faith, after consultation with its financial advisors and outside legal counsel, if accepted, is a superior proposal and that its failure to recommend that the board effect an Adverse Company Board Recommendation Change with respect to such acquisition proposal or terminate the merger agreement in order to enter into a definitive agreement with respect to such acquisition proposal, would reasonably be expected to be inconsistent with its fiduciary duties to our stockholders, our board may, at any time prior to stockholder approval of the merger, make an Adverse Company Board Recommendation Change with respect to such acquisition proposal or recommend any such acquisition proposal and terminate the merger agreement to enter into a definitive agreement with respect to such acquisition proposal, if all of the following conditions are met:

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we have provided to Parent three business days’ prior written notice (the “Superior Proposal Notice Period”), of our intention to make an Adverse Company Board Recommendation Change or termination with respect to such superior proposal, which specifies the material terms and conditions of such superior proposal; and

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if requested by Parent, we have been available to engage in good faith negotiations with Parent during the Superior Proposal Notice Period, and caused our representatives to engage in good faith negotiations with Parent’s representatives during such notice period to enable revisions to the terms of the merger agreement in such a manner that would eliminate the need for taking such action (and would cause such superior proposal to no longer constitute a superior proposal); and

•

following the Superior Proposal Notice Period and after considering the results of any negotiations and giving effect to any amendments or modifications made or agreed to in writing by Parent, if any, the special committee (after consultation with its financial advisor and outside legal counsel) shall have determined in good faith, that such superior proposal continues to constitute a superior proposal; and

•

if our board or the special committee determines to terminate the merger agreement pursuant to the foregoing, we pay the applicable Company Termination Fee (as defined below) to Parent prior to or concurrently with such termination.

Intervening Events. In addition, notwithstanding the foregoing restrictions, upon the occurrence of any intervening event (as defined below), our board (at the recommendation of the special committee) may, at any time prior to stockholder approval of the merger, make an Adverse Company Board Recommendation Change with respect to the intervening event, if all of the following conditions are met:

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we have provided to Parent three business days’ prior written notice (the “Intervening Event Notice Period”), describing the material details of the intervening event and our intention to effect an Adverse Company Board Recommendation Change;

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if requested by Parent, we have been available to engage in good faith negotiations, and caused our representatives to engage in good faith negotiations with Parent’s representatives, with Parent during the Intervening Event Notice Period in order to enable revisions to the terms of the merger agreement so that the failure to make an Adverse Company Board Recommendation Change would no longer be inconsistent with our directors’ exercise of their fiduciary duties under applicable law; and

•

the special committee has determined in good faith, after consultation with our financial advisors and outside legal counsel, that the failure to make an Adverse Company Board Recommendation Change would be inconsistent with our directors’ fiduciary duties under applicable law.

Pursuant to the merger agreement, “intervening event” means any positive material event or development or material change in circumstances with respect to the Company, that (i) was not actually known or reasonably foreseeable to the special committee or our board as of, or prior to, the date of the merger agreement and (ii) does not relate to any acquisition proposal or superior proposal; in each case other than (A) an effect resulting from a breach of the merger agreement by us; (B) changes in the market price or trading volume of shares of our common stock, in and of itself; or (C) the fact that we meet or exceed any internal or published projections, forecasts, budgets, plans for any period, in and of itself; provided, that in no event shall the receipt, existence or terms of an acquisition proposal be taken into account in determining whether an intervening event has occurred.

Stockholders Meeting

Subject to the provisions described under “Go Shop Period” above, the merger agreement requires us, as soon as reasonably practicable, to take all action necessary to duly call, give notice of, convene and hold a meeting of our stockholders to vote to adopt the merger agreement.

Nothing prevents us from postponing or adjourning the special meeting if (i) there are holders of an insufficient number of shares present or represented by proxy at the special meeting to constitute a quorum at the special meeting or to adopt this Agreement or (ii) the special committee has determined in good faith after consultation with its outside legal counsel that it is required to postpone or adjourn the special meeting by applicable law, order or a request from the SEC; provided, that, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the special meeting will not be postponed or adjourned by more than ten days unless a lengthier period is required by applicable law, order or a request from the SEC.

Publicity

Neither we nor Parent will issue or cause the publication of any press release or other public announcement with respect to the merger agreement or the transactions contemplated by the merger agreement without the prior consent of the other party, unless (i) such statements are (A) required by applicable law or stock exchange rules, (B) not inconsistent with previously made joint statements, or (C) ordinary course communications made by Parent, Merger Sub or their affiliates regarding the merger agreement and the transactions contemplated thereby to their existing or prospective partners, equity holders, members, managers or investors of any affiliates thereof who are subject to confidentiality restrictions, or (ii) the press release or other public announcement (A) relates to an acquisition proposal, a superior proposal, an Adverse Company Board Recommendation Change or an intervening event, or (B) relates to a dispute between the parties regarding the merger agreement or the transactions contemplated thereby.

Indemnification and Insurance

The merger agreement provides that, for six years from and after the effective time of the merger, all rights to indemnification, advancement and exculpation existing as of September 22, 2019, in favor of our current and former directors and officers, as provided in our charter documents or certain specified contracts, will be assumed by the surviving corporation and will remain in full force and effect in accordance with their terms. Additionally, from and after the effective time of the merger, Parent and the surviving corporation will indemnify, to the fullest extent permitted under applicable law, our current and former directors and officers with respect to all acts or omissions by them in their capacities as our directors or officers in connection with the process resulting in and the adoption of the merger agreement and the consummation of the transactions contemplated thereby, and will advance, subject to certain conditions, and reimburse to such persons certain costs and expenses incurred in connection with the investigation and defense of certain legal claims.

In addition, with respect to claims for wrongful acts which occurred before or at the effective time of the merger (including in connection with the transactions contemplated by the merger agreement), Parent has agreed to cause the surviving corporation to maintain in effect, for no less than six years after the merger, our current directors and officers liability insurance policy (provided that the surviving corporation may substitute policies containing materially the same coverage, amounts and key terms and conditions that are not less advantageous to our directors and officers than our current policy). However, if the total premiums of such insurance coverage exceed 300% of the last annual premium, Parent and the surviving corporation will not be required to pay the excess, and will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu thereof, we may purchase, prior to the effective time of the merger, a six-year prepaid “run-off”

or “tail policy” with a claims period of six years from the effective time of the merger, with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to our directors and officers than our current policy with respect to similar claims and full prior acts coverage for all acts and omissions taking place before the tail becomes effective.

Conditions to the Merger

Our and Parent’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our stockholders must have adopted the merger agreement; and

•	the absence of any law (whether temporary, preliminary or permanent) by a governmental entity which prohibits, restrains or otherwise enjoins the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties in the merger agreement must be true and correct in all respects when made and as of immediately prior to the effective time of the merger or as of a particular date, in the case of representations and warranties that are made as of a particular date, except (other than for certain fundamental representations and warranties) where the failure to be true and correct, without giving effect to any materiality qualifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•

certain fundamental representations and warranties made by us in the merger agreement must be true and correct in all respects when made and as of immediately prior to the effective time of the merger or as of a particular date, in the case of representations and warranties made as of a particular date, except, in certain cases, for de minimis inaccuracies and except that representations and warranties not qualified by materiality concepts must be true and correct in all material respects when made and as of immediately prior to the effective time of the merger or as of a particular date, in the case of representations and warranties made as of a particular date;

•

certain of our representations and warranties in the merger agreement regarding absence of certain changes or events that are qualified by a Material Adverse Effect standard must be true and correct as of the date specified therein;

•

our representations and warranties in the merger agreement regarding capitalization and indebtedness must be true and correct in all respects when made and as of immediately prior to the effective time of the merger or as of a particular date, in the case of representations and warranties made as of a particular date, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to cause more than a de minimis increase in the aggregate amounts payable by Merger Sub or Parent in the transactions contemplated by the merger agreement;

•	we must have performed in all material respects all covenants, required to be performed by or complied with by us under the merger agreement;

•	there shall not have occurred a Material Adverse Effect;

•	Parent must receive an officer’s certificate certifying as to the satisfaction of the six conditions described immediately above; and

•	we must have received payoff letters relating to the repayment and release of liens with respect to certain specified loans in connection with the consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

certain fundamental representations and warranties of Parent and Merger Sub in the merger agreement to the extent qualified by materiality, Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement or other qualifications based on the word “material” or similar phrases therein shall be true and correct in all respects when made and as of immediately prior to the effective time of the merger, and certain fundamental representations and warranties of Parent and Merger Sub in the merger agreement to the extent not so qualified must be true and correct in all material respects when made and as of immediately prior to the effective time of the merger, and all other representations and warranties of Parent and Merger Sub in the merger agreement must be true and correct in all respects (without giving effect to any materiality qualifications) when made and as of immediately prior to the effective time of the merger (or as of a particular date, in the case of representations and warranties that are made as of a particular date) except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement;

•

Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the merger agreement;

•	we must receive an officer’s certificate certifying as to the satisfaction of the two conditions described immediately above; and

•	Parent must, immediately prior to the effective time of the merger, pay the payoff amount in accordance with the terms of the payoff letters delivered to Parent.

Neither we, Parent nor Merger Sub can provide assurance that all of the conditions of the merger will be satisfied or waived by the party permitted to do so.

Financing

The consummation of the merger is not subject to any financing condition. Concurrently with the execution of the merger agreement, Greenbriar Equity Fund IV, L.P., and certain of its affiliated investment funds provided an Equity Commitment Letter to Parent, pursuant to which they have committed to provide to Parent, on the terms and subject to the conditions set forth in the Equity Commitment Letter, at or immediately prior to the closing of the merger, an equity contribution of an aggregate amount up to $84,500,000. We are a third party beneficiary to the Equity Commitment Letter.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us and Parent;

•	by either us or Parent upon written notice to the other party if:

○

the merger has not been consummated by 5:00 p.m. Eastern Time on March 13, 2020 (the “End Date”), provided that such right to terminate shall not be available to either party if that party’s breach of the merger agreement has been the cause of, or resulted in, the failure of the merger agreement to be consummated on or before such date;

○

any order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, provided that the party seeking to terminate the merger agreement shall use such efforts as are required under the merger agreement to prevent, oppose or remove such restraint, injunction or other prohibition; or

○	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote is taken;

•	by Parent:

○	prior to the adoption of the merger agreement by our stockholders, if our board or the special committee shall have made an Adverse Company Board Recommendation Change or if we shall have committed a Willful Breach (as defined in the merger agreement) of any of our obligations under the non-solicitation provisions of the merger agreement;

○

if we breach any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the obligations of Parent and Merger Sub to effect the merger described in “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 59 of this proxy statement would not be satisfied by the End Date, and Parent has given us at least 30 days’ written notice and the opportunity to cure such breach prior to the End Date; or

•	by us, if:

○

prior to the adoption of the merger agreement by our stockholders, if our board or the special committee authorizes us, in accordance with the “no solicitation” provisions of the merger agreement, to make an Adverse Company Board Recommendation Change in connection with another acquisition proposal or recommend another acquisition proposal, provided that we pay to Parent the termination fee described below; or

○

if Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the merger agreement such that the conditions to our obligations to effect the merger described in “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 59 of this proxy statement, would not be satisfied by the End Date, and we have given Parent at least 30 days’ written notice and the opportunity to cure such breach prior to the End Date.

Termination Fee

In general, all fees and expenses incurred by a party to the merger agreement will be paid by the party incurring such fees and expenses, provided that, if the merger agreement is terminated in certain circumstances described below, we will be required to pay to Parent a termination fee as follows:

•

upon termination of the merger agreement in accordance with its terms (i) by us to accept a superior proposal, (ii) by Parent upon an Adverse Company Board Recommendation Change or if we shall have committed a Willful Breach (as defined in the merger agreement) of any of our obligations under the non-solicitation provisions of the merger agreement, or (iii) in certain other specified circumstances where we enter into an alternative acquisition within twelve months after termination of the merger agreement, we are required to pay Parent the Company Termination Fee;

•

in the event the merger agreement is terminated by Parent (i) in response to an Adverse Company Board Recommendation Change or (ii) because we commit a Willful Breach (as defined in the merger agreement) of any of our obligations under the non-solicitation provisions of the merger agreement, we are required to pay Parent an amount equal to that required to reimburse Parent, Merger Sub, and their respective affiliates for all reasonable and documented out-of-pocket fees and expenses incurred in connection with the merger agreement, up to $800,000.

The merger agreement also provides that Parent will pay us a fee of $3,200,000 if we terminate the merger agreement because (i) Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants, or agreements under the merger agreement such that a closing condition is not satisfied or (ii) Parent fails to close the merger when required to do so under the merger agreement.

Amendment and Waiver

The parties may amend the merger agreement at any time before or after our stockholders vote to adopt the merger agreement. However, after our stockholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by our stockholders if, by law or NASDAQ regulation, such amendment would require further stockholder approval.

Specific Performance

The parties to the merger agreement agreed that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce and specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The merger agreement is governed by the laws of the State of Delaware.

VOTING AGREEMENT

The following is a summary of the material terms of a voting agreement entered into in connection with the execution of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of such agreement, a copy of which is included as Annex B to this proxy statement. You should carefully read the complete text of the voting agreement.

In connection with the execution of the merger agreement, on September 22, 2019, Jon B. Kutler, the chairman of our board, in his capacity as the beneficial owner of 1,887,897 shares of Arotech common stock representing approximately 7.1% of the shares outstanding as of September 22, 2019, entered into a voting agreement with Parent and us pursuant to which he agreed to vote shares beneficially owned by him in favor of the adoption of the merger agreement and against any alternative acquisition proposal other than the merger, and not to transfer his shares during the pendency of the merger. The voting agreement terminates upon the termination of the merger agreement.

PROPOSAL 2—NONBINDING COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are providing holders of our common stock with the opportunity to cast a nonbinding, advisory vote on the compensation that may be payable to certain of our named executive officers in connection with the merger, which we refer to as the “nonbinding compensation proposal.” As required by those rules, we are asking holders of common stock to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table in the section titled “Golden Parachute Compensation—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Transaction” beginning on page 42 of this proxy statement, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

Vote Required and Board Recommendation

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Because the vote is advisory in nature only, it will not be binding on us or the board. Accordingly, because we are contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires the affirmative vote of the holders of a majority of the votes properly cast for the nonbinding compensation proposal, assuming a quorum is present. Accordingly, (1) an abstention from voting, (2) a stockholder’s failure to submit a proxy card or to vote in person at the special meeting, or (3) a broker non-vote will have no effect on the outcome of the voting with respect to the nonbinding compensation proposal.

Our board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

In the event that the number of shares of Arotech common stock present in person and represented by proxy on the adjournment proposal at the special meeting and voting “FOR” the adoption of the merger agreement is insufficient to adopt the merger agreement, we may move to adjourn the special meeting in order to enable our board to solicit additional proxies in favor of the adoption of the merger agreement. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting to a later date and to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting requires the affirmative vote of the holders of a majority of the votes properly cast for the adjournment proposal, assuming a quorum is present. Accordingly, (1) an abstention from voting, (2) a stockholder’s failure to submit a proxy card or to vote in person at the special meeting, or (3) a broker non-vote will have no effect on the outcome of the voting with respect to the adjournment proposal.

Our board unanimously recommends that you vote “FOR” this proposal.

APPRAISAL RIGHTS

If the merger agreement is adopted by Arotech stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 will be entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex D to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Arotech common stock is entitled to demand appraisal for the shares registered in that holder’s name. A person having a beneficial interest in shares of Arotech common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Arotech common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262, holders of shares of Arotech common stock who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of Arotech common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares by the Delaware Court of Chancery. At any time before the entry of judgment in the proceedings, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Arotech’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached as Annex D to this proxy statement. In connection with the merger, any holder of Arotech common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Arotech common stock, if a stockholder considers exercising such rights, Arotech urges such stockholder to seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Arotech common stock must do ALL of the following:

•

the stockholder must NOT vote (in person or by proxy) in favor of the proposal to adopt the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy with instructions to vote against the proposal to adopt the merger agreement or to abstain;

•

the stockholder must deliver to Arotech a written demand for appraisal to Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, MI 48108, Attn: Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary, before the vote on the proposal to adopt the merger agreement at the Special Meeting is taken;

•

the stockholder must continuously hold the shares of Arotech common stock from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

•

the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Arotech stockholders to take all necessary action to perfect their appraisal rights in respect of shares of Arotech common stock within the time prescribed in Section 262.

Delivering a Demand for Appraisal

Any holder of shares of Arotech common stock wishing to exercise appraisal rights must deliver to Arotech, before the vote on the adoption of the merger agreement at the Special Meeting is taken at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote (in person or by proxy) in favor of the proposal to adopt the merger agreement. A holder of shares of Arotech common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or to abstain from voting on the proposal to adopt the merger agreement. Neither voting (in person or by proxy) against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the Special Meeting of Arotech stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Arotech common stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Arotech common stock should be executed by or on behalf of the holder of record, and must reasonably inform Arotech of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for 2 or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record owner, such as a broker, bank or other nominee, who holds shares of our common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to shares of Arotech common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Arotech common stock as to which appraisal is sought. Where no number of shares of Arotech common stock is expressly mentioned, the demand will be presumed to cover all shares of Arotech common stock held in the name of the record owner. If a stockholder holds shares of Arotech common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, Attn: Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary, and must be delivered before the vote on the merger agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of Arotech common stock.

Any holder of Arotech common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw his, her or its demand for appraisal and to accept the consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger. If the surviving company does not approve a request to withdraw a demand for appraisal, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, in each case when that approval is required, the stockholder will be entitled to receive only the appraised value of his, her or its shares of Arotech common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Notice by the Surviving Company

If the merger is completed, within 10 days after the effective time, the surviving company will notify each holder of Arotech common stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving company or any holder of Arotech common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving company is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of shares of Arotech common stock. Accordingly, any holders of Arotech common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Arotech common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Arotech common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of Arotech common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which Arotech has received demands for appraisal and the aggregate number of holders of such shares. The surviving company must give this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving company the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Arotech common stock and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Additionally, because Arotech common stock will have been publicly listed on the NASDAQ immediately prior to the effective time of the merger, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Arotech common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

Determination of Fair Value

After determining the holders of Arotech common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Arotech common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. The appraisal proceeding is conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc. (which we refer to as “Weinberger”) the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the surviving company or by any holder of Arotech common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Arotech common stock whose name appears on the verified list and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Delaware Court of Chancery will direct the payment of the fair value of shares of Arotech common stock, together with interest, if any, by the surviving company to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of Arotech common stock represented by certificates upon the surrender to the surviving company of such stockholder’s certificates.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Arotech believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Arotech nor Parent anticipates offering more than the merger consideration to any stockholder of Arotech exercising appraisal rights, and each of Arotech and Parent reserves the right to assert, in any appraisal proceeding that, for purposes of Section 262, the fair value of a share of Arotech common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Arotech common stock under Section 262 fails to perfect, or loses his or her appraisal rights, or successfully withdraws such demand for appraisal, the stockholder’s shares of Arotech common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration applicable to the shares, net of applicable tax withholding, without interest. A stockholder will fail to perfect, or lose, his or her appraisal rights, or effectively withdraw a demand for appraisal, if no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving company a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote Arotech common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Arotech common stock, if any, payable to stockholders of Arotech of record as of a time prior to the effective time. As noted above, if no petition for an appraisal is filed, or if the stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal and an acceptance of the merger consideration, either within 60 days after the effective time or thereafter with the written approval of the surviving company, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Arotech without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Arotech wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of Arotech common stock as of October 23, 2019 for (i) each person known by us to beneficially own more than 5.0% of Arotech common stock, (ii) each of our directors and each of our named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation” of our Form 10-K for the fiscal year ended December 31, 2018, and (iii) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)		Percentage of Total Shares Outstanding(3)
Named Executive Officers and Directors
Jon B. Kutler	1,887,897	(4)	7.1%
Kenneth W. Cappell	137,647	(5)	*
Lawrence F. Hagenbuch	63,747	(6)	*
James J. Quinn	41,933	(7)	*
Dean M. Krutty	172,305	(8)	*
Kelli L. Kellar	20,041	(9)	*

All of our directors and executive officers as a group (6 persons)	2,323,570	(10)	8.7%

5% Stockholders
Cannell Capital LLC	1,650,587	(11)	6.2%
Dimensional Fund Advisors LP	1,952,736	(12)	7.4%

*	Less than one percent.
(1)	Unless otherwise indicated in these footnotes, the address of each named beneficial owner is in care of Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.
(2)

Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.

(3)

Based on 26,665,240 shares of common stock outstanding as of October 23, 2019. For purposes of determining beneficial ownership of our common stock, owners of options exercisable or restricted stock units that vest within 60 days of October 23, 2019 are considered to be the beneficial owners of the shares of common stock for which such securities are exercisable. The percentage ownership of the outstanding common stock reported herein is based on the assumption (expressly required by the applicable rules of the SEC) that only the person whose ownership is being reported has exercised his options for shares of common stock.

(4)

Jon B. Kutler and his wife are directors of Admiralty Partners, Inc. (“API”), which owns 1,579,984 shares. The principal place of business for API is 68-1052 Honoka’ope Way, Kamuela, Hawaii 96743. Mr. and Mrs. Kutler are also settlors and trustees of two trusts that between them own an additional 224,879 shares. Accordingly, Mr. and Ms. Kutler have shared voting and dispositive power with respect to 1,804,863 shares. Mr. and Mrs. Kutler disclaim beneficial ownership of these shares except to the extent of their respective voting and/or dispositive power. Mr. Kutler also holds 59,485 shares directly and 23,549 unvested restricted shares. All information in this footnote and in the text to which this footnote relates other than information relating directly to Mr. Kutler is based on a Schedule 13D filed by API and certain of its related entities and persons, including Mr. Kutler, with the SEC on February 3, 2016, as amended on February 26, 2016 and February 13, 2019, and Forms 3, 4, and 5 filed by Mr. Kutler.

(5)	Consists of 114,098 shares owned directly by Mr. Cappell and 23,549 unvested restricted shares.
(6)	Consists of 40,198 shares owned directly by Mr. Hagenbuch and 23,549 unvested restricted shares.
(7)	Consists of 18,384 shares owned directly by Adm. Quinn and 23,549 unvested restricted shares.
(8)	Consists of 172,305 shares owned directly by Mr. Krutty. Does not include 65,000 RSUs granted in 2019, the vesting of which is subject to future tenure and performance criteria.

(9)	Consists of 20,041 shares owned directly by Ms. Kellar. Does not include 36,000 RSUs granted in 2019, the vesting of which is subject to future tenure and performance criteria.
(10)	Includes 94,196 shares of unvested restricted stock. Does not include 101,000 RSUs, the vesting of which is subject to future tenure and performance criteria.
(11)	Based on information set forth in a Schedule 13G/A filed February 14, 2019. The stockholder’s address is 245 Meriwether Circle, Alta, WY 83414.
(12)	Based on information set forth in a Schedule 13G filed February 8, 2019. The stockholder’s address is Building One, 6300 Bee Cave Road, Austin, TX 78746.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we do not expect to hold an annual meeting of stockholders in 2020. If the merger is not consummated, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2020 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2020 annual meeting will be held. If the 2020 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2020 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act, as described below.

If the 2020 annual meeting of stockholders is held, stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2020 annual meeting of stockholders are required to submit proposals to the Company that are received by us on or before the close of business on November 23, 2019 and such stockholders must follow the other procedures required by Rule 14a-8 of the Exchange Act.

Any proposals should be mailed to:

Arotech Corporation

1229 Oak Valley Drive

Ann Arbor, MI 48108

HOUSEHOLDING

The SEC’s rules permit us to deliver a single proxy statement to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. We would deliver only one proxy statement to multiple stockholders who share an address unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written request, a separate copy of the proxy statement, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement and Annual Report, contact Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, MI, 48108, Attn: Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary. If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that we eliminate these duplicate mailings. To request the elimination of duplicate copies, please contact Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, MI, 48108, Attn: Yaakov Har-Oz, Senior Vice President, General Counsel and Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

Our filings with the U.S. Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov and our wesbite, www.arotech.com.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: (855) 973-0093

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we filed with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	The Company’s 2018 Annual Report on Form 10-K, filed on March 7, 2019;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 9, 2019 and August 8, 2019, respectively; and

•	The Company’s Current Reports on Form 8-K as filed on March 6, 2019, April 19, 2019, April 25, 2019, May 7, 2019, May 8, 2019, August 7, 2019 and September 23, 2019.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or us that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

AROTECH CORPORATION,

ARGONAUT INTERMEDIATE, INC.

and

ARGONAUT MERGER SUB, INC.

Dated as of September 22, 2019

A-i

(cont’d)

A-ii

(cont’d)

EXHIBITS:

Exhibit A – Support Agreement

Exhibit B – Amended and Restated Certificate of Incorporation

Exhibit C – Amended and Restated Bylaws

Exhibit D – Employee Matters

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 22, 2019, is by and among Arotech Corporation, a Delaware corporation (the “Company”), Argonaut Intermediate, Inc., a Delaware corporation (“Parent”), and Argonaut Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of independent members of the Company Board not affiliated with Parent (the “Special Committee”)) has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in each case, in accordance with the DGCL and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company (such recommendation by the Company Board, the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable, and have authorized Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Greenbriar Equity Fund IV, L.P., Greenbriar Equity Fund IV-A, L.P., and Greenbriar Co-Investment Partners IV, L.P. (collectively, the “Equity Investors”) have duly executed and delivered to the Company an equity commitment letter, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub arising under, or in connection with, this Agreement (the “Equity Commitment Letter”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub and a certain stockholder of the Company are entering into a voting agreement in the form attached hereto as Exhibit A (the “Support Agreement”) pursuant to which such stockholder is agreeing, among other things, subject to the terms and conditions of the Support Agreement, to vote its Shares (as defined herein) in favor of the adoption of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement; and

WHEREAS, the sole stockholder of Merger Sub has duly executed a written consent, effective immediately following execution of this Agreement, adopting this Agreement and approving the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1    The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct, wholly owned Subsidiary of Parent. The effects of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place, (i) at 10:00 a.m. local time at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020 (or remotely via the electronic exchange of documents) as soon as practicable after, but no later than the third (3rd) Business Day after, the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of those conditions at the Closing) or (ii) at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3    Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in form and substance reasonably satisfactory to both the Company and Parent, executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed between the parties and specified in the Certificate of Merger (such time is hereinafter referred to herein as the “Effective Time”).

Section 1.4    Organizational Documents of the Surviving Corporation.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until and if thereafter amended in accordance with the provisions thereof and applicable Law (subject to Section 5.13).

(b)    At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the bylaws of Company shall be amended and restated in their entirety to read as set forth on Exhibit C hereto, and as so amended and restated shall be the bylaws of the Surviving Corporation, until and if thereafter amended in accordance with the provisions thereof, the provisions of the amended and restated certificate of incorporation of the Surviving Corporation and applicable Law (subject to Section 5.13).

Section 1.5    Directors. Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent the resignation of each member of the Company Board, and such resignation shall be effective as of the Effective Time, and contingent upon the occurrence of the Closing. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.6    Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Capital Stock.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any of the following securities:

(i)    Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, shall be automatically converted into the right to receive $3.00 in cash (the “Merger Consideration”), net of applicable tax withholding, without interest, payable to the holder thereof upon surrender of such Shares in the manner provided in this Article II. All of the Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and cease to exist, cease to have any rights with respect thereto and each holder of Shares outstanding immediately prior to the Effective Time that are represented by a valid certificate (a “Certificate”) or Shares represented by book-entry immediately prior to the Effective Time (“Book-Entry Shares”), shall thereafter cease to have any rights with respect to such Shares except the right to receive the Merger Consideration into which the Shares have been converted; provided, that any Section 102 Shares Consideration shall be paid to the 102 Trustee for distribution to the holders of the Section 102 Shares.

(ii)    Cancellation of Parent, Merger Sub and Company Owned Shares. Each Share that is issued immediately prior to the Effective Time and that is held in treasury by the Company and each Share that is issued and outstanding immediately prior to the Effective Time and that is owned, directly or indirectly, by the Company, Parent, Merger Sub or any of their respective Subsidiaries (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, cease to have any rights with respect thereto and no consideration shall be delivered in exchange for such cancellation.

(iii)    Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be, without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub, automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of common stock of Merger Sub shall evidence the number of shares of common stock of the Surviving Corporation into which such shares have been so converted, until the same are surrendered for cancellation and exchange.

(b)    Shares of Dissenting Stockholders.

(i)    Notwithstanding anything in this Agreement to the contrary (but subject to Section 2.1(b)(ii)), Shares issued and outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as described in Section 2.1(a)(i), but instead, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any of the Dissenting Shares, shall cease to be outstanding, be cancelled and cease to exist and shall be converted into the right to receive only payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)    Notwithstanding the provisions of Section 2.1(b)(i), if any holder of Dissenting Shares timely withdraws its demand for appraisal or fails to perfect or otherwise waives or loses its right of appraisal pursuant to the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under the DGCL shall cease, and such Dissenting Shares shall be deemed to have automatically been converted into, as of the Effective Time, and represent only, the right to receive the Merger Consideration, net of applicable tax withholding, without interest, as set forth in Section 2.1(a)(i).

(iii)    At the Effective Time, subject to the provisions of Section 2.1(b)(ii), any holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except the right to receive only payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. The Company shall give Parent prompt written notice of any demands or actual or, to the extent that the Company has Knowledge, attempted withdrawals of such demands for appraisal of Shares received by the Company, and any other instruments served on the Company pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect thereto. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing. Parent shall have the right to direct the Paying Agent to return to Parent upon Parent’s demand any portion of the aggregate Merger Consideration made available to the Paying Agent to pay for Shares that have become Dissenting Shares.

Section 2.2    Treatment of Company Equity Awards.

(a)    Treatment of Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any Company RSU, each restricted stock unit award in respect of Shares granted under each Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest (including Company RSUs subject to performance-based vesting) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the Effective Time), from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the product of (i) the amount of the Merger Consideration and (ii) the total number of Shares underlying such Company RSU, net of applicable tax withholding. Following the Effective Time, each Company RSU shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company RSU shall not be entitled to any payment other than those pursuant to this Section 2.2(a) in respect thereof.

(b)    Treatment of Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any Company Option, each option award in respect of Shares granted under each Company Equity Award Plan that is unexercised and outstanding immediately prior to the Effective Time (a “Company Option”), if any, whether vested or unvested, and that has an exercise price per Share that is less than the amount of the Merger Consideration, shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the Effective Time), from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the product of (i) the amount by which the amount of the Merger Consideration exceeds the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option, net of applicable tax withholding. At the Effective Time, each Company Option, if any, that has an exercise price per Share that is greater than or equal to the Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor. Following the Effective Time, each Company Option shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to any payment other than those pursuant to this Section 2.2(b) in respect thereof.

(c)    Treatment of Restricted Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or the holders of any Company Restricted Stock, all restrictions and vesting requirements with respect to each share of restricted stock granted under each Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock”) shall at the Effective Time, lapse and all such shares of Company Restricted Stock shall be vested in full. Holders of shares of Company Restricted Stock shall be treated as a holder of Shares for all purposes of this Agreement and receive Merger Consideration for such shares in accordance with Section 2.1(a)(i) of this Agreement.

(d)    Corporate Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any and all actions that are necessary to effectuate the provisions of Section 2.2(a), Section 2.2(b) and Section 2.2(c) (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act and the treatment of the Company RSUs, Company Options and Company Restricted Stock specified therein). As of the Effective Time, the Company Equity Award Plans and any related awards issued thereunder shall be terminated. Prior to the Closing, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock or other Equity Interests (including phantom stock) of the Company or any other Person to any Person pursuant to or in settlement of Company RSUs, Company Options, if any, Company Restricted Stock or any other awards under any Company Equity Award Plan. If and as required by Parent or Merger Sub, the Company will take all action necessary to terminate all Company Equity Award Plans effective as of the Effective Time.

Section 2.3    Certain Adjustments. If, between the date hereof and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class of shares, in each case, by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication and without any increase in aggregate amounts payable by Parent hereunder, to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such change.

Section 2.4    Exchange of Certificates.

(a)    Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration pursuant to Section 2.1(a)(i) and Parent or Merger Sub shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b)    Deposit of Merger Consideration. At or substantially concurrent with the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash that when taken together with a portion of the cash available on the Company’s balance sheet (after taking into account the Company’s and its Subsidiaries’ outstanding expenses as determined by the Company and subject to approval by the Company’s and its Subsidiaries’ lenders under the Credit Facilities, if required) that is deposited with the Paying Agent at the Effective Time is sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(a)(i) (such aggregate Merger Consideration and any proceeds thereon, the “Payment Fund”).

(c)    Section 102. Notwithstanding anything to the contrary set forth in this Agreement, the Paying Agent shall deliver any consideration payable or otherwise deliverable pursuant to this Agreement to holders of Section 102 Shares directly to the 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Ordinance and the 102 Tax Ruling; provided, however, that in the event that the 102 Tax Ruling or the Interim Tax Ruling is not obtained prior to Closing, then the 102 Trustee will withhold tax at source from the consideration payable to holders of Section 102 Shares in accordance with the Income Tax Regulations (withholding from salary and wages), 5753-1993.

(d)    Exchange Procedures. As promptly as practicable (and no later than the third (3rd) Business Day) after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted pursuant to Section 2.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal, in form and substance reasonably acceptable to Parent and the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(e)    Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent for cancellation, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which each Share formerly represented by such Certificates or Book-Entry Shares has been converted pursuant to this Agreement. Any Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company or if for any other reason payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate or Book-Entry Share is registered, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such Shares shall be paid to any such transferee only if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share so surrendered have been paid or are not applicable (and any such applicable Taxes actually have been paid). No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

(f)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, reasonably acceptable to the Paying Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent or the Surviving Corporation, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.4(j), Parent or the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

(g)    No Further Ownership Rights in Shares. At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist in exchange for the consideration issued pursuant to Section 2.1, and all holders of Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company except as provided for in Section 2.1. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which remain unpaid at the Effective Time.

(h)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, from and after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

(i)    Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Fund shall be invested by the Paying Agent as directed by Merger Sub or, from and after the Closing, the Surviving Corporation in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-I or P-I or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available), (iv) in mutual funds investing in one or more of any such assets or (v) such other manner as is set forth in the paying agent agreement contemplated by Section 2.4(a) and approved by the Company prior to the Effective Time. To the extent that (A) there are any losses with respect to any investments of the Payment Fund or (B) the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.1, Parent will, or will cause the Surviving Corporation or another Person to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 2.1. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(j)    Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares on the one (1) year anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(k)    No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(l)    Withholding. Each of the Paying Agent, Parent, Merger Sub, the 102 Trustee, the Company and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld under the Code or any provision of state, local or non-U.S. Tax Law or under any other applicable Law or the 102 Tax Ruling; provided that, Paying Agent, Parent, and Merger Sub, as applicable, shall use commercially reasonable efforts to (i) promptly notify (in reasonable detail) the Company in advance of any such withholding and (ii) cooperate with the Company to reduce such withholding, in each case, other than such withholding in respect of compensatory payments or as a result of any failure to deliver any certificates claiming an exemption from such withholding and required to be so delivered pursuant to the terms of this Agreement or any Letter of Transmittal. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to or for the benefit of the Person to whom such amounts would otherwise have been paid.

Section 2.5    Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) by the Company on or after January 1, 2017, and prior to the date of this Agreement (excluding (i) any disclosures contained under the heading “Risk Factors” or (ii) any other disclosures included in any “forward-looking statements” disclaimer or any other general statement regarding risks or uncertainties that are similarly cautionary, predictive or forward-looking in nature) to the extent it is reasonably apparent on the face of such disclosure that any such disclosure would qualify the representations and warranties contained herein (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.20 and Section 3.23) or (b) as disclosed in the corresponding sections or subsections of the letter delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement, subject to the last sentence of Section 8.14 (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.1    Organization.

(a)    Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to the Israeli Subs, each of the Israeli Subs is a corporation duly organized and validly existing and is not a “breaching company” (as defined in the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “ICL”)).

(b)    The Company has made available to Parent true and complete copies of the Company Organizational Documents, in each case in full force and effect as of entry into of this Agreement. The Company is not in violation of the Company Organizational Documents in any material respect.

Section 3.2    Capital Stock and Indebtedness.

(a)    The authorized capital stock of the Company consists of 50,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on September 20, 2019 (the “Capitalization Date”), (i) 26,665,240 Shares were issued and outstanding (not including shares held in treasury), (ii) 738,611 Shares were held in treasury, (iii) zero Shares were underlying outstanding Company Options, (iv) 154,000 Shares were underlying outstanding Company RSUs (assuming achievement of any applicable performance metrics at the maximum level), (v) 118,196 Shares were underlying outstanding Company Restricted Stock and included in the number of Shares issued and outstanding under clause (i) above, (vi) 3,045,792 Shares were reserved for issuance pursuant to future grants under the Company Equity Award Plans, and (vii) no other shares of capital stock, Company Securities or other voting securities of the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capitalization Date, the Company has not issued any Shares, Company Options, Company RSUs or other Company Securities, except for Shares issued upon the exercise of Company Options, if any, or settlement of Company RSUs, in each case, that were outstanding as of the close of business on the Capitalization Date, in accordance with their terms. All issued and outstanding Shares are, and all Shares reserved for issuance as noted in clause (vi) above shall be (when issued in accordance with the terms of the Company Equity Award Plans and the respective grants thereunder), duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any Shares or has any option or warrant to purchase any Shares or any other Company Securities. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, an accurate and complete list of each outstanding Company Option (setting forth the date of grant, expiration date and vesting schedule, criteria or similar requirements and the exercise price thereof), if any, and each outstanding Company RSU and Company Restricted Stock (setting forth the respective date of grant, expiration date and vesting schedule, criteria or similar requirements, the name of the holder thereof, the country of residence of the holder thereof, the number of Shares issuable thereunder, whether the holder of the Company Equity Award is an employee or a non-employee and whether each such Company Equity Award was granted pursuant to Section 102(b) of the Ordinance). All grants of Company Options, Company RSUs and Company Restricted Stock were made in accordance with the terms of the Company Equity Award Plans, and true, correct and complete copies of each such option award agreement, restricted stock unit award agreement and restricted stock award agreement (with respect to outstanding awards) have been made available to Parent, and all grants of Company Options, Company RSUs and Company Restricted Stock Awards, as applicable, are in compliance in all material respects with all applicable Laws.

(b)    Except as set forth in Section 3.2(a), as of the Capitalization Date, there were no outstanding or authorized (i) shares of capital stock, other voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”). Except as set forth in Section 3.2(a), there are (i) no outstanding obligations of the Company (A) to repurchase, redeem or otherwise acquire any Company Securities of or (B) to provide any funds to or make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in or assume any Liability of (x) any Subsidiary of the Company that is not wholly owned by the Company or (y) any other Person that is not a wholly owned Subsidiary of the Company and (ii) no other options, subscriptions, rights, profits interest, stock appreciation rights, phantom stock, convertible securities, calls, warrants or other similar rights, agreements, arrangements, undertakings or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting of any Company Securities.

(c)    Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each of (A) the Company’s Subsidiaries, together with (i) its name, (ii) its jurisdiction of organization or formation,

(iii) its form of organization, (iv) its authorized equity interests, (v) its issued and outstanding equity interests, including the number thereof, and (vi) ownership of each Subsidiary. The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, other voting securities or other Equity Interests of each Subsidiary of the Company, free and clear of all Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right in favor of any Person other than the Company or a Subsidiary of the Company. There are no other securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or options or other rights to acquire from such Subsidiary, and no obligation of such Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the such Subsidiary. The Company has made available to Parent true and complete copies of the organizational documents of each of the Company’s Subsidiaries, in each case in full force and effect as of entry into of this Agreement. No Subsidiary is in violation of its certificate of incorporation or bylaws (or comparable organizational documents) in any material respect.

(d)    Except for Equity Interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, equity interest, voting interest, membership interest, partnership interest, joint venture interest, or other equity or voting interest of any nature in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person) (such interests collectively, “Equity Interests”).

(e)    There are no voting agreements, voting trusts, stockholders’ agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of, restricting the transfer of or providing for registration rights with respect to, the Company or any of its Subsidiaries.

Section 3.3    Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval having been obtained, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval having been obtained and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditors’ rights generally or equitable principles (whether considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”). The Company Board at a meeting duly called and held has adopted resolutions (upon the recommendation of the Special Committee) that: (i) determined that the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the execution, delivery and performance thereof) and declared it advisable that the Company enter into this Agreement and consummate the transactions contemplated hereby in accordance with the DGCL and (iii) recommended that the Company’s stockholders adopt this Agreement.

(b)    The execution, delivery and performance of this Agreement by the Company, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit,

expiration of waiting periods, or approval of, or registration, declaration, notice or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the SEC thereunder, including the filing of the Proxy Statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby, (iii) the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or similar requirements in non-U.S. countries under applicable antitrust laws, including the Israeli Economic Competition Law, 5748-1988 and the rules and regulations promulgated thereunder (the “Israeli Economic Competition Law”), (v) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country, (vi) the applicable requirements of jurisdictions other than the United States designed to govern competition or trade regulation or investment Laws relating to foreign ownership, each as set forth on Section 3.3(b) of the Company Disclosure Letter, (vii) the applicable requirements of the National Industrial Security Program Operating Manual (“NISPOM”) and Department of Defense Directive 5200.20-M, (viii) the applicable requirements of the Export Administration Regulations, 15 C.F.R §§ 730 et seq. or the International Traffic In Arms Regulations, 22 C.F.R §§ 120 -130, and the Israeli Defense Export Control Agency (DECA) of the Israeli Ministry of Defense, (ix) the IIA Notice, to the extent required (clauses (i) – (ix), collectively, the “Transaction Approvals”), and (x) such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    The execution, delivery and performance by the Company of this Agreement does not and, assuming the Transaction Approvals are obtained, will not, (i) require any consent, notice or approval under, violate, conflict with, constitute a default under, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) above for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4    SEC Filings; Reports and Financial Statements.

(a)    The Company has filed, on a timely basis, all registration statements, prospectuses, proxy statements, schedules, forms, documents and reports (including exhibits) required to be filed or furnished (as applicable) by it under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2017, together with all certifications required pursuant to the U.S. Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents filed by the Company with the SEC since January 1, 2017 through the date hereof, collectively the “Company SEC Documents”). As of their respective dates and, if amended or superseded by a subsequent filing filed or furnished prior to the date hereof, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects and all documents required to be filed by the Company with the SEC on or after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder. As of their respective dates (and, if amended, as of the date of such amendment), the Company SEC Documents did not, and any Subsequent Company SEC Documents will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is currently or has, since becoming a Subsidiary of the Company been, required to file any forms, reports or other documents with the SEC.

(b)    As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment and, to the Knowledge of the Company, is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Company since January 1, 2017 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof.

(c)    The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (collectively, the “Financial Statements”), and the consolidated financial statements (including all related notes and schedules thereto) included in the Subsequent Company SEC Documents will, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not or will not be material in amount or effect), (ii) as of their respective filing dates with the SEC (if amended, as of the date of the last such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and (iii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited interim statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto as permitted by Regulation S-X promulgated by the SEC).

(d)    Except as have been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company and neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(e)    Since January 1, 2017, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(f)    The reserves set forth in the Financial Statements which have been set aside to cover severance payments to the Israeli Employees constitute, together with any funds deposited since the date of the Financial Statements until the date of this Agreement in any pension fund, provident fund, “managers” insurance and similar funds, in the aggregate, a sufficient reserve, as of the date of this Agreement, to enable each of the Israeli Subs to discharge all of its obligations towards its Israeli Employees under Israeli Law and applicable employment agreements as of the date of this Agreement.

Section 3.5    Internal Controls and Procedures. The Company has established and maintains a system of internal control over financial reporting as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act and within the time periods specified in the SEC’s rules is made known to the Company’s principal executive officer and its principal financial officer by others within the

Company or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act. With respect to the consolidated financial statements filed by the Company with the SEC since January 1, 2017, neither the Audit Committee of the Company Board or, to the Knowledge of the Company, the Company’s auditors has identified: (x) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information or (y) any fraud or allegation of fraud, whether or not material, that involves (or involved) management or other employees who have (or had) a significant role in the Company’s internal control over financial reporting. The Company is, and has been since January 1, 2017, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such system was effective. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act. No executive officer of the Company has failed, in the last two (2) years, to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents, except as disclosed in certifications filed with such Company SEC Documents. Neither the Company nor, to the Knowledge of the Company, any of its executive officers has, in the last two (2) years, received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 3.6    No Undisclosed Liabilities. There are no Liabilities (of any nature, whether or not accrued, contingent or otherwise) of the Company or any of its Subsidiaries, except for (a) Liabilities that are specifically reflected and adequately reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto), (b) Liabilities arising in connection with the transactions contemplated hereby, (c) Liabilities incurred in the ordinary course of business since June 30, 2019 (other than Liabilities with respect to the breach of any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law by the Company or its Subsidiaries) and (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7    Compliance with Law; Permits.

(a)    Except as would not reasonably be expected to be materially adverse to the Company, the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with and not in conflict in any material respect with, or in material default or material violation of, all applicable federal, state, local, transnational and foreign laws, acts, codes, statutes, ordinances, common law, rules, regulations, standards, judgments, Orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of Governmental Entities (collectively, “Laws” and each, a “Law”). Since January 1, 2017, neither the Company nor any of its Subsidiaries has received, to the Knowledge of the Company, any notice or other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets (“Company Permit”), and to carry on and operate their businesses as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2017, the Company has not

received any written notice from any Governmental Entity regarding (i) any actual or possible material violation of any Company Permit, or any failure to comply in any respect with any term or requirement of any Company Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or adverse modification of any Company Permit, in each case other than as would not , individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Permit is in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not be materially adverse to the Company, to the Knowledge of the Company, the licensee of each Company Permit is, and since January 1, 2017, has been, in compliance with such Company Permit and has fulfilled and performed all of its obligations in all respects with respect thereto, no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation of any Company Permit. To the Knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Company Permit from being renewed in the ordinary course (to the extent that such Company Permit is renewable by its terms), except where the failure thereof to be renewed has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)    During the last five (5) years, the Company and each of its Subsidiaries have been in compliance with applicable Bribery Legislation. None of the Company or its Subsidiaries, or any of their respective directors or officers or, to the Company’s Knowledge, any employee, agent, or third-party representative of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the last five (5) years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or Persons or (ii) made any payment to Governmental Entities, officials or employees of Governmental Entities, or any other Person in violation of applicable Bribery Legislation. The Company and its Subsidiaries maintain and, in the last five (5) years, have maintained books and records that are accurate in all material respects, and adhere and, in the last five (5) years, have adhered to a system of commercially reasonable policies, procedures, and internal controls, as may be required by, and in any event that are reasonably designed to prevent, deter, and detect violations of, applicable Bribery Legislation. To the Knowledge of the Company, none of the Company nor any Subsidiary is, or in the last five (5) years has been, the subject of any internal or external allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Bribery Legislation.

(d)    During the last five (5) years, neither the Company nor any of its Subsidiaries nor any of their respective directors, or officers, nor to the Company’s Knowledge, any employee, agent or third-party representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has (i) been a Sanctioned Person, (ii) transacted any business directly or knowingly indirectly with any Sanctioned Person in violation of Sanctions nor (iii) taken any action that would cause the Company or any Subsidiary to violate any Sanctions, Ex-Im Laws, or U.S. anti-boycott requirements (collectively, “Trade Control Laws”). To the Knowledge of the Company, none of the Company nor any Subsidiary is, or in the last five (5) years has been, the subject of any internal or external allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Trade Control Laws.

Section 3.8    Environmental Matters. Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 1, 2014, have been, in compliance with applicable Environmental Laws, and each has applied for and maintained, and is, and since January 1, 2014, has been, in compliance with all Environmental Permits necessary for the conduct and operation of their respective businesses or occupancy of any real property, (b) since January 1, 2017, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or has Liability under, any Environmental Law, (c) none of the Company or any of its Subsidiaries is subject to any pending, or to the Company’s Knowledge threatened in writing, Proceeding or Order relating to compliance with, or Liability under, Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, (d) none of the Company or its Subsidiaries (or any other Person to the extent giving rise to the Company or its Subsidiaries) has treated, stored, disposed or arranged for disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to any Liability pursuant to any Environmental Laws and (e) the Company and its Subsidiaries have made available to Parent all material environmental assessments, audits and reports relating to the current or former facilities or operations of the Company and its Subsidiaries, in each case which are in their possession or under their reasonable control. The representations and warranties contained in this Section 3.8 and Sections 3.3, 3.4, 3.6, 3.10, and 3.22 are the sole and exclusive representations of the Company with respect to Environmental Laws, Environmental Permits, Hazardous Materials or any other matter related to the environment or the protection of human health and worker safety (regarding Hazardous Materials).

Section 3.9    Employee Benefit Plans.

(a)    Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the most recent plan document; (ii) the most recent related trust agreement; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code and the most recent nondiscrimination tests performed under the Code; (v) the most recent summary plan description (and any summaries of material modifications thereto); and (vi) any non-routine correspondence with any Governmental Entity with respect to any Proceeding.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) each Company Benefit Plan has been established, operated, funded and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all contributions required to be made to any Company Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made (to the extent due) or properly accrued (to the extent not yet due) and (y) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business) or Proceedings, in each case with respect to any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and there are no facts or circumstances that could be reasonably expected to adversely affect the qualification of any such Company Benefit Plan.

(c)    No Company Benefit Plan is, and none of the Company, its Subsidiaries or any of their respective ERISA Affiliates sponsor, maintain, or contribute to (or are required to contribute to) or have any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, (iii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries have, by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person, any current or contingent liability or obligation with respect to a plan referenced in clauses (i) through (iv) above, or as a result of such Person’s failure to comply with Section 4980B of the Code or Section 601 et seq of ERISA.

(d)    Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (x) any compensation payment becoming due to any current or former employee or service provider of the Company or any of its Subsidiaries, (y) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee or service provider of the Company or any of its Subsidiaries, or (z) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan or otherwise.

(e)    Each Company Benefit Plan that provides health or welfare benefits is fully insured and any incurred but not reported claims under any such Company Benefit Plan has been properly accrued in accordance with GAAP. No Company Benefit Plan provides and neither the Company, its Subsidiaries, nor its ERISA Affiliates have any current or contingent liability or obligation in respect of, post-termination or retiree medical, life or other welfare benefits to any Person, other than through the last day of the month in which an employee’s employment ceases (to the extent permitted under the terms of the applicable Company Benefit Plan) or as required by Section 4980B of the Code for which the covered Person pays the full cost of coverage. The Company and its Subsidiaries have complied and are in compliance in all material respects with the requirements of Section 4980B of the Code and any similar state Law as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur, any Tax or penalty that may be imposed under PPACA.

(f)    Neither the Company nor its Subsidiaries has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Sections 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(g)    No amount or benefit that would reasonably be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by a “disqualified individual” within the meaning of Section 280G of the Code, pursuant to Contracts in existence at the Closing, would reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated hereby.

(h)    Each Company Benefit Plan that is subject to Section 409A of the Code has been maintained and administered in material compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder.

(i)    Without limiting the generality of the other provisions of this Section 3.9, with respect to each Company Benefit Plan maintained outside the jurisdiction of the United States, whether or not United States Law also applies, or that covers any employee residing or working outside the United States (such Company Benefit Plans, “Foreign Plans”): (i) each Foreign Plan which is required to be registered or approved by any Governmental Entity, has been so registered and approved, except where failure to register or gain approval will not result in material liability; (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Foreign Plan has been maintained in good standing with the applicable requirements of the relevant Governmental Entity; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) there are no unfunded or underfunded liabilities with respect to any Foreign Plan.

Section 3.10    Absence of Certain Changes or Events. Since December 31, 2018 through the date hereof, (a) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice in all material respects, (b) the Company and its Subsidiaries have not taken any action that, if taken or proposed to be taken after the date hereof, would be prohibited by Section 5.1(b), except as would not reasonably be expected to be materially adverse to the Company, and (c) there has not been any change, event, development or occurrence which, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.11    Litigation. (a) There is, and since January 1, 2017 there has been, no Proceeding to which the Company, any of its Subsidiaries, to the Knowledge of the Company, any of its or their officers or employees, acting in his or her capacity as such, nor any of their respective properties or assets is a party pending or, to the Knowledge of the Company, threatened and (b) neither the Company, any of its Subsidiaries, nor any of their respective properties or assets is or since January 1, 2017 has been subject to any outstanding Order, in each case, that would be materially adverse to the Company. There are no inquiries, investigations or reviews by the SEC or any other Governmental Entity pending or, to the Knowledge of the Company, threatened, with respect to the Company or any of its Subsidiaries or any of their respective Company assets, except for those that would not be materially adverse to the Company. There are no settlements of any Proceedings to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that are material to the Company and its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries have material continuing obligations.

Section 3.12    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)    (A) The Company and its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate and (B) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them.

(ii)    There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than Taxes which are not yet due and payable.

(iii)    The Company and its Subsidiaries have provided adequate reserves in their consolidated financial statements for any Taxes that have not been paid.

(iv)    Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among the Company and its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation) or (B) has any liability for the payment of Taxes of any person as a successor or transferee.

(v)    The Company and each of its Subsidiaries has duly and timely withheld all amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entities such amounts required by applicable Laws to be remitted by it.

(vi)    Neither the Company nor any of its Subsidiaries will be required to include in any taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code (or, in each case, comparable provisions of state, local or non-U.S. Tax Law), (B) any deferred intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or non-U.S. Tax Law) resulting from a transaction or event occurring on or prior to the Closing Date, or (C) any prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(vii)    The Company and each of its Subsidiaries has duly and timely collected, in all respects, all amounts on account of sales or transfer Taxes, including goods and services, value added and U.S. federal, state, local or non-U.S. sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entities such amounts required by applicable Laws to be remitted by it.

(viii)    There is no Proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes or Tax Returns. No deficiencies for any Taxes have been proposed, asserted, assessed or threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid.

(ix)    No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect.

(x)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(xi)    Neither the Company nor its Subsidiaries have made any election under Section 965 of the Code.

(xii)    The Israeli Subs are not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(xiii)    The Israeli Subs have not performed any “Business Restructuring” as such term is defined in the ITA Tax Circular no. 15-2018.

(xiv)    The Israeli Subs are duly registered for the purposes of Israeli value added tax and have complied in all material respects with all requirements concerning value added taxes.

(xv)    Each of the Company and Israeli Subs are in compliance, and in the past have always complied, with all relevant requirements of Section 102 of the Ordinance and the regulations promulgated thereunder, with respect to any Company Equity Awards granted pursuant to Section 102 of the Ordinance, including with respect to the due deposit of such Company Equity Awards with the 102 Trustee, pursuant to the terms of Section 102 of the Ordinance and any regulation or publication issued by the ITA. Each Section 102 Share intended to qualify for the capital gains route under Section 102 of the Ordinance so qualifies. No Company Equity Award has been granted pursuant to Section 3(i) of the Ordinance.

(xvi)    Each of the Israeli Subs has operated and is operating to comply in all material respects with all applicable transfer pricing Laws and regulations, including Section 85A of the Ordinance and the regulations promulgated thereunder and the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodology.

(xvii)    None of the Israeli Subs owns any “Approved Enterprise,” “Benefitted Enterprise,” “Preferred Enterprise,” or “Preferred Technology Enterprise” as each such terms are defined in the Israeli Law for the Encouragement of Capital Investment of 1959 and none of the Israeli Subs has never claimed any tax benefits under such law.

(xviii)    Since its incorporation, neither of the Israeli Subs has received any “taxation ruling or decision” (Hachlatat Misui) from, or entered into any agreements with, the ITA.

(xix)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(b)    The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2)-year period ending on the date hereof.

(c)    None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder. None of the Israeli Subs is subject to any reporting obligations under Sections 131D and 131E of the Ordinance.

Section 3.13    Employment and Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with any labor union, labor organization, works council, employee representative or group of employees (each, a “Collective Bargaining Agreement”) and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any of its Subsidiaries. To the Company’s Knowledge, in the past five (5) years, there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries. With respect to the Israeli Subs (i) there are no representation proceedings or petitions seeking a representation proceeding pending or filed with any of the labor court or other applicable judicial authority and no labor organization has made a demand for recognition as a representative organization during the five (5) years prior to the date of this Agreement, and (ii) the Israeli Subs have not paid, been required to pay or been requested to make any payment (including membership fee, professional organizational handling charges) to any employers’ association or organization.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2017: (i) there has been no strike, lockout, slowdown, work stoppage, material labor grievance, material labor arbitration, unfair labor practice charge or other material labor dispute against or affecting the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened; (ii) there has been no pending Proceeding against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company and its Subsidiaries have complied with all Laws in all material respects regarding labor, employment and employment practices, including anti-discrimination, harassment, retaliation, restrictive covenants, terms and conditions of employment, wages and hours (including the Fair Labor Standards Act of 1938 (“FLSA”), classification of employees and equitable pay practices), health and safety, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), workers’ compensation, labor relations, employee leave issues, unemployment insurance, plant closures and layoffs and other Laws in respect of any reduction in force (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign Law (collectively, “WARN”), notice, information and consultation requirements), and no Proceedings relating to labor- or employment-related matters or non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened; and (iv) neither the Company nor any of its Subsidiaries has any direct or indirect material Liability with respect to misclassification of any person as (x) an independent contractor rather than as an employee, (y) an exempt employee rather than as a non-exempt employee with respect to FLSA (or similar state Law), or (z) a leased employee from another employer rather than an employee of the Company.

(c)    To the Company’s Knowledge, no allegations of sexual harassment, or other discrimination, retaliation or employee conduct policy violations have been made against officers, directors, employees, contractors, or agents of the Company or its Subsidiaries, that, would reasonably be expected to result in material Liability.

(d)    To the Company’s Knowledge, no current employee with annualized salary at or above $150,000 has as of the date of this Agreement any definitive plans to terminate his or her employment prior to the Closing.

(e)    There has been no “mass layoff” or “plant closing” (as defined by WARN and the regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries within the last six (6) months, and neither the Company nor any of its Subsidiaries has incurred any Liability under WARN that remains unsatisfied.

(f)    To the Company’s Knowledge, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

(g)    With respect to employees who reside or work in Israel or to whom Israeli Law applies (“Israeli Employees”): (i) neither the Company nor any of its Subsidiaries is subject to, and no Israeli Employee of the Company or any its Subsidiaries benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employees in Israel); (ii) the Company’s or any if its Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963, vacation pursuant to the Israeli Annual Leave Law-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds or if not required to be fully funded are fully accrued on the relevant consolidated financial statements in accordance with GAAP; and (iii) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, regulations, permits and Contracts relating to employment, wages and other compensation matters and terms and conditions of employment related to their Israeli Employees, including, without limitation, The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011, Foreign Employees Law-1991, and The Employment of Employee by Manpower Contractors Law (5756-1996). Neither the Company nor any of its Subsidiaries has engaged any Israeli Employees and service providers whose employment or engagement, as applicable would require special licenses, permits or approvals from any Governmental Entity. All amounts that the Company and its Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli National Insurance Law, 1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company and its Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due) with respect to any of the Israeli Employees.

(h)    All Israeli Employees are lawfully entitled to work for the Company or the applicable Company Subsidiary without any visa or permit. Neither the Company nor any of the Company Subsidiaries engage minors, unpaid interns, unpaid volunteers or foreign employees in Israel in violation of any applicable Israeli law.

Section 3.14    Real Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth the address of each parcel of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect, with respect to the Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens), (ii) the Company or any of its Subsidiaries have not leased or otherwise granted to any Person any right to use or occupy such Owned Real Property or any material portion thereof; and (iii) there are no outstanding options, rights of first offer, or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. Neither the Company nor any Subsidiary is party to any agreement or option to purchase any material real property or interest therein.

(b)    Section 3.14(b) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and all leases, subleases, licenses, concessions and other agreements under which the Company or its Subsidiaries lease, sublease, use or occupy the Leased Real Property, including all amendments, modifications, extensions and guaranties relating thereto (each a “Company Lease” and collectively, the “Company Leases”). The Company has delivered to Parent a true and complete copy of each such Company Lease document. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Lease is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Company Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Company Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iv) the Company or one of its Subsidiaries that is either the tenant or licensee named under the Company Lease has a good and valid leasehold interest in the Leased Real Property, free and clear of any Liens (other than Permitted Liens) and is in possession of the Leased Real Property purported to be leased or licensed thereunder; (v) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and (vi) the Company or Subsidiary has not collaterally assigned or granted any other security interest in any Company Lease or any interest therein.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation or like Proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or any portion thereof or, to the Knowledge of the Company, the Leased Real Property or any portion thereof.

(d)    The Leased Real Property and the Owned Real Property (collectively, the “Real Property”) constitute all of the real property used or occupied by the Company and any of its Subsidiaries.

(e)    All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s or any Subsidiary’s business in all material respects.

Section 3.15    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a list of all (i) Patents, Marks, Copyrights, and Internet domain names registered to or applied for and owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”) and (ii) all material unregistered Marks owned by the Company or any of its Subsidiaries (together with the Registered Intellectual Property and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect the Owned Intellectual Property and all of the Owned Intellectual Property is valid, in full force and effect and all of the Registered Intellectual Property has not expired or been cancelled, abandoned or otherwise terminated.

(b)    The Company and its Subsidiaries exclusively own all right, title, and interest, free and clear of all Liens (except for Permitted Liens), in and to all Owned Intellectual Property and exclusively own all right, title and interest, free and clear of all Liens (except for Permitted Liens), in and to, or have valid and enforceable rights to use, all material Company Intellectual Property.

(c)    (i) The Company, its Subsidiaries and the conduct of their respective businesses do not infringe upon, violate or constitute misappropriation of, and have not infringed upon, misappropriated or otherwise violated, any Intellectual Property of any third Person, (ii) to the Company’s Knowledge, as of the date hereof, no third Person is infringing, violating, or misappropriating any Owned Intellectual Property, (iii) as of the date hereof, there is no pending Proceeding against the Company or any of its Subsidiaries with respect to any of the foregoing, and (iv) the Company and its Subsidiaries have not received any written charge, complaint, claim, demand or notice or other communication (including any “cease and desist” letters and invitations to license any Intellectual Property) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all Company Intellectual Property (including the confidentiality of all Trade Secrets), and (ii) all Persons who have participated in or contributed to the conception, authorship, creation, or development of any Owned Intellectual Property, or any other Intellectual Property for or under the supervision or direction of any member of the Company, have executed and delivered to the Company or any of its Subsidiaries, as applicable, a valid and enforceable written Contract (A) providing for the non-disclosure by such Person of such confidential information, and (B) providing for the assignment (by way of a present grant of assignment) by such Person to the Company or any of its Subsidiaries, as applicable, of all Intellectual Property conceived of, authored, created, or developed by such Person in connection with his or her employment by, engagement by, or agreement with the Company or any of its Subsidiaries, as applicable, and, to the Company’s Knowledge, no such Contracts have been breached.

(e)    The Systems are adequate in all material respects for the operations of the Company and its Subsidiaries as currently conducted and currently contemplated to be conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken all commercially reasonable measures to (A) protect the integrity of the Systems, including any data stored or contained therein or transmitted thereby, and (B) maintain industry standard data security, disaster recovery and business continuity plans, procedures and facilities. There has not been since January 1, 2017, (1) any material failure, outage, or other adverse event with respect to the Systems that has not been remedied in all material respects or (2) any material breach of, or other unauthorized access to, any Systems, including all data stored or contained therein, or any material breach, loss, destruction or damage of data in the Company or any of its Subsidiary’s possession or under the Company or any of its Subsidiary’s control. All Company Products and all Software material to the business of the Company and its Subsidiaries (i) performs in conformance with its documentation, (ii) is free from software defects and (iii) does not contain any virus, bug, malware, or software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, Systems or Software.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Company Products or other Software used in the business of the Company and its Subsidiaries contains, uses or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing of any such software or any other Owned Intellectual Property and (ii) none of the Software used in the business of the Company and its Subsidiaries is covered by or subject to the requirements of any license, including any version of the GNU General Public License or the GNU Affero General Public License, that would require the Company or any of its Subsidiaries to distribute, disclose, license, release, escrow or otherwise make available any source code used or included in the Owned Intellectual Property to any third party.

(g)    The Company, its Subsidiaries and the operation of their respective businesses, are, and since January 1, 2017, have been, in material compliance with all applicable Data Security Requirements, and the Company has in place adequate internal policies and procedures to comply in all material respects with the applicable Data Security Requirements. The Company and its Subsidiaries have not received, or been subject to, any written notice, complaint, investigation, inquiry or enforcement proceedings from any Person, alleging non-compliance with the applicable Data Security Requirements or claiming compensation in respect of non-compliance with the applicable Data Security Requirements, and no such investigation, inquiry or proceedings are pending or to the Company’s knowledge, threatened, and, to the Company’s Knowledge there are no circumstances likely to give rise to any such complaint, investigation, inquiry or proceedings.

Section 3.16    Material Contracts.

(a)    Section 3.16 of the Company Disclosure Letter sets forth a true, correct, and complete list of all Company Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Company Material Contracts” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than, except as set forth in clause (xiii) below, a Company Benefit Plan):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)    any Contract with any Material Customer or Material Vendor;

(iii)    any Contract that expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in a line of business, against any other Person or in any geographic area, solicit any client or customer or hire any Person;

(iv)    any Contract with a customer or supplier that (A) expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis, (B) requires that the Company or its Subsidiaries purchase its or their requirements or any product or services from any Person or that contains a “take or pay” provision or (C) that contains “most favored nation” or similar covenants;

(v)    any Contract relating to the creation, incurrence, grant, assumption or guarantee of any Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $250,000;

(vi)    any Contract that is a lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property that is material to the Company or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property that is material to the Company;

(vii)    any Contract that relates to material Intellectual Property (including any licensing of Intellectual Property by the Company or any of its Subsidiaries to any Person or by any Person to the Company or any of its Subsidiaries) and any other Contracts affecting the Company or any of its Subsidiaries’ ability to own, use, transfer, license, disclose, or enforce any material Intellectual Property (or any assignment, license, royalty, development (and co development), concurrent use, settlement, consent to use, covenant not to sue, software escrow, and indemnification agreements relating to such material Intellectual Property, in each case other than (a) any “shrink-wrap”, “click-wrap”, or other mass-market, non-negotiated licenses for unmodified, commercially available, off-the-shelf software used by the Company or its Subsidiaries for their internal business purposes, in each case with aggregate license, maintenance or support fees of less than $100,000 per year), (b) written confidentiality Contracts entered into in the ordinary course of business, or (c) non-exclusive licenses granted to customers in the ordinary course of business;

(viii)    any Contract that grants any right of first refusal, right of first offer or similar right or option with respect to any material equity interests or assets, services, rights or properties of the Company or its Subsidiaries;

(ix)    any Contract that provides for the pending or completed material acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) or capital stock or other equity interests of any Person, with outstanding obligations as of the date hereof, in each case with a value in excess of $250,000;

(x)    any Contract relating to the formation, creation, operation, management or control of any joint venture, partnership, minority equity investment, limited liability company or similar Contracts involving the sharing of profits, revenues, losses, costs or liabilities with any Person, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xi)    any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xii)    any Contract under which the Company or any Subsidiary of the Company, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries), in any such case which, individually, is in excess of $250,000;

(xiii)    any contract for employment or consulting services (other than any agreement for “at-will” employment terminable without incurring any liability of the Company or any Subsidiary of the Company) providing for annual compensation to any Person in any calendar year in excess of $100,000;

(xiv)    any Contract involving any resolution or settlement of any Proceeding involving the Company or any Subsidiary of the Company that imposes material obligations upon the Company or any Subsidiary of the Company after the date of this Agreement;

(xv)    any Contract which provides for the future sale of products or services by the Company and under which the undelivered balance of such products or services has a sale price in excess of $750,000;

(xvi)    any Contract that grants a power of attorney or similar agency rights;

(xvii)    any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) by the Company or its Subsidiaries following the date hereof in excess of $100,000;

(xviii)    any Collective Bargaining Agreement; and

(xix)    any Government Contract.

(b)    There is no default under any Company Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or that would permit termination, modification or acceleration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except to the extent the term has previously expired and (ii) is enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of all written Company Material Contracts.

Section 3.17    Government Contracts. In the past three (3) years, neither the Company nor its Subsidiaries has (a) breached or violated any material Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract (except with respect to audits performed by the Defense Contract Audit Agency in the regular course of business); (d) conducted or initiated any internal investigation or made any disclosure under Federal Acquisition Regulation (“FAR”) Subpart 3.1003 with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; or (g) received any small business set-aside contract, any other set aside contract or other contract requiring small business or other preferred bidder status. The Company and its Subsidiaries have established and maintained adequate internal controls for compliance with their respective Government Contracts in accordance with FAR Subpart 3.1002. All pricing discounts required by the Government Contracts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Companies and the Subsidiaries were current, accurate and complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Company’s or its Subsidiaries’ Government Contracts. The Company and each of its Subsidiaries, as applicable, have complied in all material respects with all applicable U.S. National Security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006) (Change 2 May 18, 2016).

Section 3.18    Government Grants. Section 3.18 of the Company Disclosure Letter contains a complete list of each pending or outstanding material Government Grant granted to the Company or any of its Subsidiary which subject the Company or any Company Subsidiary to any restrictions with respect to their operations or to any liability to make payments to any Governmental Entity, that are in effect as of the Effective Time. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Government Grants and the requirements applicable thereto, and have duly fulfilled all of their obligations and undertakings relating thereto, including reporting obligations, restrictions on the transfer of know-how out of the State of Israel, and royalty payment obligations, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Merger is not expected to lead to the revocation or material modification or material reduction of any of the Government Grants.

Section 3.19    Opinion. The Special Committee has received the written opinion of B. Riley FBR, Inc. (the “Financial Advisor”) that, as of the date of such opinion and based upon and subject to the various assumptions made, procedure followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. Such opinion has not been amended or rescinded as of the date of this Agreement. A signed, true, correct and complete copy of such opinion will be made available to Parent for informational purposes only on a non-reliance basis promptly following receipt by the Special Committee.

Section 3.20    Finders or Brokers. Other than the Financial Advisor, no broker, finder or investment banker or similar Person is entitled to any fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, any of its Subsidiaries, the Special Committee or the Company Board. The Company has made available to Parent a true, correct and complete copy of all Contracts pursuant to which the Financial Advisor is entitled to any fee, commission or expenses in connection with the transactions contemplated hereby.

Section 3.21    Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business or as otherwise disclosed in the Company SEC Documents, none of the Company’s former or current direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, and such Person’s affiliates or immediate family members (a) is a party to or has any right, title, license or interest in any material contract or transaction with the Company or any of its Subsidiaries, or (b) has any material interest in any asset or property held, owned or used by the Company or any of its Subsidiaries (each a, “Company Related Party Transaction”). To the Company’s Knowledge, no counterparty to a Company Related Party Transaction owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, manager, general partner, officer, employee or director or in another similar capacity of, any vendor or other independent contractor of the Company or any of its Subsidiaries, or any Person that has a Contract with the Company or any of its Subsidiaries.

Section 3.22    Insurance Policies. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete summary (including the name of the insurer and policy number) of the Company’s material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company and its Subsidiaries (collectively, the “Insurance Policies”). Except as would not reasonably be expected to have a Material Adverse Effect, each of the Insurance Policies or renewals thereof are in full force and effect, all premiums on the Insurance Policies that are due and payable have been timely paid and the Company and its Subsidiaries are in compliance with the terms of such Insurance Policies. As of the date hereof and during the past twelve (12) months, there is and has been no claim by the Company or any Subsidiary of the Company pending under any Insurance Policies that has been denied or disputed by the insurer or in respect of which such insurer has reserved its rights. During the past twelve (12) months, no policy limits for any Insurance Policy has been exhausted or materially reduced. To the Knowledge of the Company, (a) the termination of any Insurance Policy has not been threatened within the past twelve (12) months and (b)  no insurer intends not to renew any Insurance Policy.

Section 3.23    No Rights Agreement. The Company is not a party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement or plan. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is applicable to the Company, the Shares, the Merger, this Agreement or the other transactions contemplated by this Agreement.

Section 3.24    Customers and Vendors. Section 3.24 of the Company Disclosure Letter sets forth a list of the (a) top 10 largest customers of the Company and its Subsidiaries, taken as a whole, as determined by dollar volume for the twelve (12) month period ended as of June 30, 2019 (each a “Material Customer”) and (b) top 10 largest suppliers, vendors and service providers of the Company and its Subsidiaries, taken as a whole, as determined by aggregate expenses for the twelve (12) month period ended as of June 30, 2019 (each a “Material Vendor”). Since January 1, 2019, no Material Customer or Material Vendor (i) has terminated or, to the Knowledge of the Company, threatened to terminate its relationship with the Company or its Subsidiaries, (ii) has materially decreased or limited materially or, to the Knowledge of the Company, threatened to materially decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company or its Subsidiaries, or (iii) materially changed or, to the Knowledge of the Company, threatened to change materially its business relationship with the Company or its Subsidiaries. To the Knowledge of the Company, there are no unresolved material disputes with any Material Customer or Material Vendor.

Section 3.25    Independent Investigation. In entering into this Agreement, the Company acknowledges that it has relied solely upon its own investigation, review and analysis of Parent and Merger Sub and not on any factual representations or opinions of Parent or Merger Sub or their respective representatives (except the representations and warranties contained in Article IV). Except for the representations and warranties contained in Article IV, the Company acknowledges and agrees that none of the Parent and its Affiliates and no other Person makes, nor is the Company relying on, any other express, implied or statutory representation or warranty with respect to or on behalf of, Parent, Merger Sub or their respective Affiliates or their respective businesses or with respect to any other information provided or made available to the Company or Company representatives in connection with the Merger or the other transactions contemplated hereby, including the accuracy or completeness thereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1    Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2    Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been or will be, as the case may be, duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Board of Directors of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Board of Directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement. The sole stockholder of Merger Sub has duly executed a written consent, effective immediately following execution of this Agreement, adopting this Agreement and approving the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of the Enforceability Exceptions.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity except for the Transaction Approvals and such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and assuming the Transaction Approvals are obtained, will not (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) above for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3    Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4    Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.5    Funding.

(a)    Parent will have at the time contemplated hereunder for Closing, sufficient cash on hand or available under any binding credit facilities to (i) pay an amount in cash equal to the aggregate amounts required to be paid pursuant to Article I, (ii) pay any and all fees and expenses required to be paid by Parent or Merger Sub and the Surviving Corporation in connection with the transactions contemplated by this Agreement and the Equity Commitment Letter, (iii) satisfy all other obligations of Parent or Merger Sub and the Surviving Corporation contemplated hereunder and thereunder, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and all associated costs and expenses of the Merger, and (iv) consummate the transactions contemplated by this Agreement and the Equity Commitment Letter. Neither Parent nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and neither of them is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would or would reasonably be expected to impair or adversely affect such resources.

(b)    Parent has ensured that no financing is directly or indirectly attributable to a source that is prohibited by Sanctions issued by the United States or any other applicable jurisdiction.

(c)    Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.6    Operations and Ownership of Merger Sub.

(a)    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than those incident to its formation or incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby. None of Parent, Merger Sub or their respective Affiliates is a Foreign Person.

(b)    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub.

Section 4.7    Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates (a) beneficially owns, or has beneficially owned at any time within the last three (3) years, any Shares and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement, or (b) is or has been at any time within the last three (3) years, an Interested Stockholder (as defined in Section 203 of the DGCL) of the Company. For purposes of this Section 4.7, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Exchange Act.

Section 4.8    Certain Agreements. Other than this Agreement and the Support Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal agreements, arrangements or other understandings (whether or not binding or oral or written) with any stockholder (other than any existing limited partner of the Equity Investors or any of its Affiliates), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries: (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries’ businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Shares, (ii) such holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Equity Investors has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 4.9    Equity Commitment Letter. Parent has delivered to the Company a true, complete and correct copy of the fully executed Equity Commitment Letter, dated as of the date hereof, by and among the Equity Investors, pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amount set forth therein. The Equity Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of the Equity Investors. The Equity Commitment Letter provides that the Company is an express, intended third-party beneficiary of the Equity Commitment Letter and is entitled to enforce the Equity Commitment Letter in accordance with its terms (subject to the Enforceability Exceptions). No event has occurred that, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Equity Investors pursuant to the Equity Commitment Letter. As of the date hereof, there are no conditions precedent or subsequent related to the funding of the full amount of the financing other than those contemplated by the Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter has not been amended, waived, supplemented or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto. As of the date hereof, Parent has no reason to believe that, the financing contemplated by the Equity Commitment Letter will not be available to Parent on the Closing Date. Parent is not in default or breach under the terms and conditions of the Equity Commitment Letter and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Equity Commitment Letter by Parent or, to the knowledge of Parent, any other party thereto. There are no side letters, understandings or other agreements or arrangements relating to the financing contemplated by the Equity Commitment Letter to which Parent or any of its Affiliates is a party, in addition to the Equity Commitment Letter, that could adversely affect such financing in any respect, other than those set forth in the Equity Commitment Letter.

Section 4.10    Solvency. Assuming that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.3 have been satisfied or waived, then immediately following the Effective Time and after giving effect to all transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith): (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed (i) the value of all Liabilities of the Surviving Corporation and such Subsidiaries, taken as a whole, including contingent and other Liabilities, and (ii) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on their existing debts (including contingent Liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its Liabilities, including contingent and other Liabilities, as they mature” means that the applicable Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due in the next twelve (12) months. The representations in this Section 4.10 are given subject to the following assumptions: (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects, (ii) the Company has complied with its obligations under this Agreement in all respects and (iii) any estimates, projections or forecasts of the Company or its Subsidiaries made available to Parent prior to the date of this Agreement have been prepared in good faith based on assumptions that were and continue to be reasonable (it being understood that the Company is not making any representation or warranty with respect thereto as a result of such assumption in this clause (iii)).

Section 4.11    Antitrust. As of the date of this Agreement, no fact or circumstance exists, including any current holding and any transaction under consideration by Parent or any of its Affiliates, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act, Israeli Economic Competition Law or the applicable requirements of jurisdictions other than the United States or Israel designed to govern competition.

Section 4.12    No Foreign Ownership or Control. Neither Parent nor Merger Sub qualifies as a “foreign person” as defined under 31 C.F.R. Section 800.216 or “foreign interest” as defined in Appendix to NISPOM, and the transactions contemplated under this Agreement do not require pre-closing notification to the U.S. Department of State, Directorate of Defense Trade Controls pursuant to 22 C.F.R. § 122.4(b), Parent or Merger

Sub expect the Company to provide notice to or the Defense Counterintelligence and Security Agency on or about the date hereof in accordance with NISPOM § 1-302(g).

Section 4.13    No Other Information; Non-Reliance.

(a)    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledge that (i) the Company makes no representations or warranties as to any matter whatsoever in connection with this Agreement and the transactions contemplated hereby except as expressly set forth in Article III or contained in any of the agreements contemplated hereby, (ii) the representations and warranties set forth in Article III are made solely by the Company and (iii) no Representative of the Company (other than the Company) shall have any responsibility or Liability related thereto.

(b)    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that it has relied solely upon its own investigation, review and analysis of the Company and its Affiliates and, except for the representations and warranties expressly set forth in Article III or contained in any of the agreements contemplated hereby, it is not acting (including, as applicable, by entering into this Agreement or consummating the transactions contemplated hereby, including the Merger) in reliance on:

(i)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(ii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business.

(a)    During the period from the date hereof until the earlier of the valid termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement or (iv) as set forth on Section 5.1(a) of the Company Disclosure Letter, the Company shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, and to comply in all material respects with applicable Law.

(b)    In addition to and without limiting the generality of Section 5.1(a), during the period from the date hereof until the earlier of the valid termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted, contemplated or required by this Agreement, or (iv) as set forth on Section 5.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(A)    amend, waive or otherwise change (whether by merger, consolidation or otherwise) any provision of the Company Organizational Documents or any organizational documents of any Subsidiary of the Company;

(B)    except as permitted by Section 5.1(b)(E), issue, deliver, sell, pledge, encumber, dispose of, grant, transfer, split, combine, reclassify or authorize the issuance, delivery, sale, pledge, encumbrance, disposition or grant of any capital stock, voting securities or other Equity Interests of the Company or any of its Subsidiaries, or enter into any agreements to modify the rights of any Equity Interests in the Company or any of its Subsidiaries, or authorize the issuance or sale of any Equity Interests or debt securities in the Company or any of its Subsidiaries;

(C)    make, declare, set aside or pay any dividend, or make any other distribution (whether in cash or in kind) on, redeem, purchase, repurchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (1) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) the acceptance of Shares as payment for the exercise price of Company Options outstanding as of the date hereof, if any, (3) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Options, if any, Company RSUs or Company Restricted Stock outstanding as of the date hereof or (4) purchases, redemptions, or other acquisitions of any shares of its capital stock or any other securities required by the terms of any Company Benefit Plan set forth on Section 5.1(b)(C) of the Company Disclosure Letter;

(D)    grant or announce any grants of any Company Options, Company RSUs, Company Restricted Stock or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than in the ordinary course of business;

(E)    issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Options, if any, or Company RSUs outstanding as of the date hereof, or permitted to be issued pursuant to this Agreement, in accordance with their terms, or in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(F)    incur, create, issue, syndicate, refinance, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any options, warrants, calls, debt securities or any rights to acquire any debt securities, except for (1) short-term debt incurred to fund the operation of the business of the Company and its Subsidiaries in the ordinary course of business and in a manner consistent in all material respects with past practices, (2) Indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (3) guarantees by the Company of Indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries, which Indebtedness is incurred in compliance with this clause (F) or is outstanding on the date hereof, (4) Indebtedness incurred in the ordinary course and in a manner consistent in all material respects with past practices pursuant to the Credit Facilities or any other amendment or modification to, or waiver under, the Credit Facilities, (5) reasonable travel advances to employees in the ordinary course of business and in a manner consistent in all material respects with past practices or (6) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $100,000 in aggregate principal amount outstanding;

(G)    forgive, discharge or cancel any Indebtedness owed to or claims held by the Company or any of its Subsidiaries;

(H)    sell, lease, license, transfer, abandon, let lapse or otherwise dispose of any of its properties, assets or rights or any portion thereof having a fair market value in excess of $250,000 individually or $500,000 in the aggregate (other than to the Company or a wholly owned Subsidiary of the Company);

(I)    disclose any Trade Secrets (other than pursuant to a written confidentiality Contract entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company and its Subsidiaries in, such Trade Secrets);

(J)    acquire the assets of any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person (in each case other than a wholly owned Subsidiary of the Company) in excess of $100,000 individually or $250,000 in the aggregate;

(K)    (1) adopt, waive the performance of, modify, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, except as required by applicable Law, (2) accelerate any rights or benefits under any Company Benefit Plan, (3) accelerate the time of vesting, funding or payment of any award under any Company Benefit Plan, in each case except as required by the terms of this Agreement or as required by applicable Law or the terms of a Company Benefit Plan or Contract or agreement in effect on the date hereof set forth on Section 5.1(b)(K) of the Company Disclosure Letter, (4) hire any new employee or service provider of the Company or its Subsidiaries, except employees or service providers eligible to earn less than $150,000 in total annual compensation and with a title more junior than director in the ordinary course of business or (5) terminate the employment of any employee or service provider of the Company or its Subsidiaries, other than terminations for cause or terminations of employees with a title junior to vice president in the ordinary course of business;

(L)    adopt, modify, extend, or enter into any new Collective Bargaining Agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(M)    waive or release any noncompetition, nonsolicitation, nondisclosure, or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(N)    (1) increase the compensation (including severance, deferred compensation, change-in-control and retention compensation) or benefits of any current or former employee, director, officer or other service provider of the Company or its Subsidiaries, except as required by applicable Law or the terms of a Company Benefit Plan or Contract in effect on the date hereof and set forth on Section 5.1(b)(N) of the Company Disclosure Letter or (2) make, announce or grant any bonus or adopt, amend, modify, terminate or enter into any new employment, retention or severance agreement with, any current or former employee, director, officer or other service provider of the Company or its Subsidiaries whose annual base compensation is in excess of $300,000;

(O)    (i) make, change or rescind any material election relating to Taxes except in the ordinary course of business, (ii) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax Liability, (iii) enter into any closing agreement with respect to any material Taxes, (iv) change any method of reporting material income or deductions for federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Returns for the taxable year ended December 31, 2017; except, in each case, as is required by applicable Law or GAAP, or (v) request any Tax rulings from any Governmental Entity;

(P)    make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law;

(Q)    announce, implement, or effectuate any plant closing or mass layoff that would incur any Liability or obligation under WARN;

(R)    commence, pay, discharge, settle, compromise or satisfy any pending or threatened Proceedings (whether or not commenced prior to the date of this Agreement) outside of the ordinary course of business if such settlement would (i) require payment by the Company in excess of $50,000 in any individual case or series of related cases or $100,000 in the aggregate with all other Proceedings, other than claims specifically reserved against in the Company Financial Statements (for amounts not in excess of such reserves), (ii) involve injunctive or equitable relief or (iii) impose any material restrictions or changes on the business or operations of the Company or any of its Subsidiaries;

(S)    adopt a plan of merger, consolidation, reorganization, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiary (other than the Merger or notwithstanding Section 5.5) or file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it or any of its Subsidiaries under any similar law;

(T)    adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

(U)    enter into any new line of business or abandon any existing line of business;

(V)    make any commitment for capital expenditures in excess of $150,000 in the aggregate that would obligate the Company or any of its Subsidiaries to pay amounts after Closing, except in a manner consistent with the Company’s budget for capital expenditures (a copy of which has been made available to Purchaser), or fail to make any budgeted capital expenditures;

(W)     (i) in any material respect, amend, modify, extend, renew or terminate any lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property or (ii) except in the ordinary course of business consistent in all material respects with past practices, enter into, amend, modify, waive any material right under or terminate any Company Material Contracts (or any contract that would be a Company Material Contracts if such contract were in effect as of the date hereof) or reduce or waive any material payment right thereunder;

(X)    enter into any Related Party Transaction;

(Y)    cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

(Z)    fail to maintain the Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted; or

(AA)    agree, authorize, or commit in writing or otherwise to take any of the actions described in Section 5.1(b)(A) through Section 5.1(b)(Y)(AA) above.

Section 5.2    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3    Operations and Ownership of Parent and Merger Sub. Prior to the Effective Time, Merger Sub shall not carry on any business or conduct any operations other than as necessary, advisable or convenient to the execution of this Agreement and consummation of the transactions contemplated hereby, the performance of its obligations hereunder and matters ancillary thereto and will have no assets, Liabilities or obligations of any nature other than those incident to its formation or incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby.

Section 5.4    Access.

(a)    For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the valid termination of this Agreement and the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request; provided, that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Company Board (or any committees or subcommittees thereof, including the Special Committee) or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto. Notwithstanding anything to the contrary contained in this Section 5.4(a), any document, correspondence or information or other access provided pursuant to this Section 5.4(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and the Merger. All access pursuant to this Section 5.4(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated exclusively through the designated Representatives of the Company.

(b)    Notwithstanding anything to the contrary contained in this Section 5.4, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or Affiliates or (ii) violate any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld, upon Parent’s request, reasonably cooperate with the Company to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(c)    The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of May 21, 2019, between the Company and an Affiliate of Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.5    No Solicitation.

(a)    (i) During the period beginning on the date hereof and continuing until 12:01 a.m. New York City time on October 22, 2019 (the “Solicitation Period End Time”), the Company and the Company’s Subsidiaries and their respective Representatives shall have the right to, directly or indirectly: (x) initiate, solicit, facilitate, whether publicly or otherwise, and encourage any Acquisition Proposal or any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (y) provide access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement executed by the Person receiving such non-public information; provided that the Company promptly provides or makes available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to any such Person and that was not previously provided or made available to Parent; and (z) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Parent shall not, and shall cause each of Merger Sub and each of their respective Affiliates not to, intentionally and materially interfere with or prevent the participation of any Person, including any officer or director of the Company or any of the Company Subsidiaries and any bank, investment bank or potential provider of debt or equity financing, in negotiations and discussions permitted by this Section 5.5.

(ii)    At the Solicitation Period End Time (or, with respect to any Excluded Party, at 12:01 a.m. New York City time on the fifteenth (15th) day after the date on which the Solicitation Period End Time occurs (the “Cut-Off Time”)): (A) the Company shall, and shall cause each of its Subsidiaries and each of their directors, officers, Representatives and Affiliates to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent, its Affiliates and its and their respective Representatives) relating to any Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal; (B) the Company shall as promptly as possible (and in any event within forty-eight (48) hours) send written notice of such termination to any and all Persons with whom it is terminating solicitations, discussions or negotiations under the foregoing clause (A); and (C) the Company shall as promptly as possible (and in any event within twenty-four (24) hours) terminate dataroom access from any such Person and its Representatives. Notwithstanding anything in this Section 5.5 to the contrary, the Company shall not, and shall cause its Affiliates not to, reimburse or agree to reimburse the expenses of any Person (other than the Company’s Representatives or Parent, its Affiliates or its or their respective Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal.

(iii)    No later than twenty-four (24) hours after the Solicitation Period End Time, the Company shall provide Parent with a written summary of all material terms of any then pending Acquisition Proposals that were made in writing by any Excluded Party.

(b)    From the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time) until the earlier of the Effective Time and the valid termination of this Agreement, except as expressly permitted by this Section 5.5, the Company shall not (and shall not publicly announce any intention to), directly or indirectly, and the Company shall cause each of its Subsidiaries and their respective Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiry, discussion negotiation, or request with respect to, or the making of, any proposal or offer that could reasonably be expected to lead to, or that constitutes, any Acquisition Proposal (provided, that the foregoing shall not prohibit the Company or any of its Representatives from contacting any Person who has made an Acquisition Proposal (or such Person’s Representatives) solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof), (ii) engage or enter into, continue or otherwise participate in any negotiations or discussions concerning, or otherwise cooperate with, knowingly assist or participate in, knowingly facilitate or provide access to any non-public information or data or to its properties, books, records or personnel to any Person relating to an Acquisition Proposal, (iii) approve, endorse, enter into or recommend, or propose publicly to approve, endorse, enter into or recommend, any Acquisition Proposal, or (iv) resolve or agree to take any of the foregoing actions. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as expressly permitted by this Section 5.5, the Company shall not (and shall not publicly announce any intention to), directly or indirectly, and the Company shall cause each of its Subsidiaries and their respective Representatives not to, (A) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement, understanding or arrangement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or any Contract requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby, or (B) resolve or agree to take any of the foregoing actions. Any violation or breach of the restrictions or obligations set forth in this Section 5.5 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries acting on behalf of or at the direction of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.5 by the Company.

(c)    Notwithstanding anything to the contrary in Section 5.5(b) of this Agreement, nothing contained in this Agreement shall prevent the Company or the Company Board (at the recommendation of the Special Committee) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, complying with Rule 14d-9 promulgated under the Exchange

Act, including a “stop, look and listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any legally required disclosure to the Company’s stockholders with regard to an Acquisition Proposal (provided, that neither the Company nor the Company Board may recommend any Acquisition Proposal unless permitted by Section 5.5(f) and the Company may not fail to make, or withdraw, modify or change in a manner materially adverse to Parent all or any portion of, the Company Board Recommendation unless permitted by Section 5.5(f) or Section 5.5(g)).

(d)    Notwithstanding anything in this Agreement to the contrary, after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), but prior to obtaining the Company Stockholder Approval, if the Company or the Company Board receives a bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.5 and the Special Committee shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the Special Committee’s fiduciary duties to the Company’s stockholders under applicable Law, nothing contained in this Agreement shall prevent the Company or the Company Board from: (x) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made such Acquisition Proposal; provided that (1) the Company Board has received from the Person or group so requesting such information an Acceptable Confidentiality Agreement and (2) the Company has promptly provided or made available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to any such Person and that was not previously provided or made available to Parent; or (y) contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made such Acquisition Proposal. As promptly as reasonably practicable (and in any event no later than twenty-four (24) hours) following the receipt thereof (in each case, after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time)), the Company shall (A) notify Parent in writing of the receipt of any Acquisition Proposal or any inquiry or request with respect to, or that could reasonably be expected to lead to an Acquisition Proposal, which notice shall include the material terms and conditions (whether written or oral) of such Acquisition Proposal, and (B) deliver to Parent copies of all written proposals, letters of interest, term sheets, commitment letters, proposed definitive documents or similar documents relating to any Acquisition Proposal received by the Company or its Representatives from any such offeror or its Representatives. After the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), the Company will keep Parent reasonably informed in all material respects of any material developments with respect to any such Acquisition Proposal (and any subsequent amendments or modifications thereto) and deliver copies of revised or newly received documents received by the Company or its Representatives from any such offeror or its Representatives to Parent, in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. The Company shall, as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Special Committee that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(e)    Except as expressly permitted by Section 5.5(f) or Section 5.5(g), prior to obtaining the Company Stockholder Approval, the Company Board or the Special Committee shall not (i) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Acquisition Proposal (v) after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), fail to recommend against any Acquisition Proposal that has been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days of receipt of a written request from Parent to do so, or (vi) after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), fail to reaffirm the Company Recommendation following an Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days of receipt of a written request from the Parent to do so (provided that the Company Board or the Special Committee shall not be required to make such reaffirmation more than one time with respect to any given Acquisition Proposal unless there shall have been a publicly disclosed change regarding such Acquisition Proposal, and, provided, further, that such reaffirmation may include such additional disclosures as the Company reasonably determines to be required under applicable securities laws) (any action prohibited by this clause (e) being referred to as an “Adverse Company Board Recommendation Change”).

(f)    Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.5, the Special Committee may (x) make an Adverse Company Board Recommendation Change with respect to such Acquisition Proposal or (y) recommend any such Acquisition Proposal and cause the Company to terminate this Agreement in order to enter into a definitive agreement with respect to such Acquisition Proposal, in each such case if (A) the Special Committee shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal, if accepted, is a Superior Proposal and (B) the Special Committee shall have determined in good faith, after consultation with its outside legal counsel, that its failure to recommend that the Company Board effect an Adverse Company Board Recommendation Change with respect to such Acquisition Proposal or to terminate this Agreement in order to enter into a definitive agreement with respect to such Acquisition Proposal, would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Company Board may not effect an Adverse Company Board Recommendation Change or terminate this Agreement pursuant to the foregoing unless:

(i)    the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Superior Proposal Notice Period”), of its intention to effect such an Adverse Company Board Recommendation Change or termination (which notice itself shall not constitute an Adverse Company Board Recommendation Change or termination) with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal;

(ii)    if requested by Parent, the Company shall have been available to negotiate with, and shall have directed its Representatives to negotiate with, Parent in good faith during the Superior Proposal Notice Period in order to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and would cause such Superior Proposal to no longer constitute a Superior Proposal);

(iii)    following the Superior Proposal Notice Period and after considering the results of any negotiations and giving effect to any amendments or modifications made or agreed to in writing by Parent, if any, the Special Committee (after consultation with its financial advisor and outside legal counsel) shall have determined in good faith, that such Superior Proposal continues to constitute a Superior Proposal (it being understood and agreed that any change to the financial or other material terms of an Acquisition Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Superior Proposal Notice Period shall be deemed to be two (2) Business Days rather than three (3) Business Days); and

(iv)    if the Company Board or the Special Committee determines to terminate this Agreement pursuant to the foregoing, the Company pays the applicable Company Termination Fee to Parent prior to or concurrently with such termination.

(g)    Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board (at the recommendation of the Special Committee) may make an Adverse Company Board Recommendation Change with respect to an Intervening Event, if the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that its failure to effect an Adverse Company Board Recommendation Change with respect to an Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Special Committee may not recommend that the Company Board effect such an Adverse Company Board Recommendation Change unless:

(i)    the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Intervening Event Notice Period”) of its intention to effect such an Adverse Company Board Recommendation Change (which notice itself shall not constitute an Adverse Company Board Recommendation Change), which notice shall specify the material details of such Intervening Event;

(ii)    if requested by Parent, the Company shall have been available to negotiate with, and shall have directed its Representatives to negotiate with, Parent in good faith during the Intervening Event Notice Period in order to enable Parent to revise the terms of this Agreement so that the failure to make such an Adverse Company Board Recommendation Change would no longer be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholder under applicable Law; and

(iii)    following the Intervening Event Notice Period and after considering the results of any negotiations and giving effect to any amendments or modifications made or agreed to, in writing, by Parent, if any, the Special Committee (after consultation with its financial advisor and outside legal counsel) shall have determined in good faith, that the failure to make such an Adverse Company Board Recommendation Change continues to reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholder under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Intervening Event Notice Period shall be deemed to be two (2) Business Days rather than three (3) Business Days).

(h)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are, as determined in good faith by the Company, no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that an Acceptable Confidentiality Agreement shall not (A) prevent the Company or any of its Subsidiaries or its and their Representatives from complying with any of the provisions of this Agreement (including Section 5.5) or restrict in any manner the Company’s ability to consummate the transactions contemplated hereby prior to the valid termination hereof, (B) adversely affect the rights of the Company thereunder upon compliance by the Company with the provisions of this Agreement, (C) include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement, (D) provide for any expense reimbursement obligations or (E) prevent or restrict any Person from making a private Acquisition Proposal directly to the Company Board (or a committee thereof) (provided, however, that, in the case of any private Acquisition Proposal, the Company Board (or a committee thereof) and the Company shall be able to make any such disclosures with respect thereto as the Company Board (or a committee thereof) shall determine to be necessary under applicable Law).

(ii)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions (A) any direct or indirect acquisition, purchase or license of the assets or business of the Company or any of its Subsidiaries that constitute twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition, purchase or issuance (whether by merger, consolidation, spin-off, share exchange (including a split-off), business combination or similar transaction involving an acquisition of the Company) of twenty percent (20%) or more of any class or series of Company Securities, (C) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of any class or series of capital stock of the Company, (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D).

(iii)    “Superior Proposal” means any written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased from twenty percent (20%) to fifty percent (50%)) that the Company Board or the Special Committee in good faith determines would, (i) if consummated on its terms, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (including any changes to the terms of the Merger and this Agreement agreed to in writing by Parent in accordance with Section 5.5(f)) and (ii) reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory and other aspects and contingencies of such proposal that the Company Board or the Special Committee in good faith determines to be relevant.

(iv)    “Intervening Event” means any positive material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (A) was not actually known or reasonably foreseeable to the Special Committee or the Company Board as of, or prior to, the date of this Agreement; and (B) does not relate to any Acquisition Proposal or Superior Proposal, in each case other than (A) an effect resulting from a breach of this Agreement by the Company or any of its Subsidiaries; (B) changes in the market price or trading volume of the Shares, in and of itself; or (C) the fact that the Company meets or exceeds any internal or published projections, forecasts, budgets, plans for any period, in and of itself; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal be taken into account in determining whether an Intervening Event has occurred.

Section 5.6    Stockholders’ Meeting. The Company shall (a) no later than the fifth (5th) Business Day following the date on which it receives confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if (x) the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) day after the date on which the Company is deemed to have filed the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement and (y) the SEC advises the Company’s counsel that it will not provide confirmation regarding such review status), take all required or reasonably necessary action to commence the process by which it establishes a record date for, duly calls, gives notice of, convenes and holds a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL (including any adjournment or postponement thereof, the “Stockholders’ Meeting”), with such record date being selected after reasonable consultation with Parent and such meeting date being held no later than the later of fifty (50) days after the dissemination of the Proxy Statement to the stockholders of the Company in accordance with Section 5.7 and the tenth (10th) Business Day following the day on which the Solicitation Period End Time (or, in case there is any Excluded Party, the Cut-Off Time) occurs (or if such later day is not a Business Day, the next succeeding Business Day) and (b) unless the Company Board (at the recommendation of the Special Committee) has effected an Adverse Company Board Recommendation Change in accordance with Section 5.5 or there has been an earlier valid termination of this Agreement, use its reasonable best efforts to secure the Company Stockholder Approval at the Stockholders’ Meeting. Once established, except as required by applicable Law, the Company shall not change the record date or the meeting date for the Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Unless this Agreement is earlier validly terminated pursuant to Article VII, the Company shall take all action required under the DGCL, the Company Organizational Documents and the applicable requirements of Nasdaq necessary to establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL, whether or not the Company Board (at the recommendation of the Special Committee) at any time subsequent to the Agreement Date shall have effected an Adverse Company Board Recommendation Change or otherwise shall have determined that this Agreement is no longer advisable. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholders’ Meeting if (i) there are holders of an insufficient number of Shares present or represented by proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting or to adopt this Agreement or (ii) the Special Committee has determined in good faith after consultation with its outside legal counsel that it is required to postpone or adjourn the Stockholders’ Meeting by applicable Law, Order or a request from the SEC; provided, that, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Stockholders’ Meeting will not be postponed or adjourned by more than ten (10) days unless a lengthier period is required by applicable Law, Order or a request from the SEC. In the case of any such adjournment or postponement pursuant to this Section 5.6, the Company shall consult with Parent prior to making such adjournment or postponement, and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Parent. The Company shall, unless a stockholder proposal to do so is not approved by the stockholders of the Company, adjourn the Stockholders’ Meeting on one or more occasions for an aggregate period of up to thirty (30) days if so requested by Parent (and subsequently hold the Stockholders’ Meeting as promptly as practicable after such adjournment), in each case, if, on the date for which the Stockholders’ Meeting is then scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Company Stockholder Approval.

Section 5.7    Securities Filings.

(a)    As soon as reasonably practicable and in any event within twenty (20) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Stockholders’ Meeting and Parent and Merger Sub shall provide other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. Subject to Section 5.5(f) and Section 5.5(g), the Company shall include the Company Board Recommendation in the Proxy Statement. The Company will cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.

(b)    Without limiting the generality of the foregoing, Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act, and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the Proxy Statement (or any amendment or supplement thereto) or respond to SEC comments without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall not file any Other Required Company Filing (or any amendment or supplement thereto) or respond to SEC comments without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing and any request by the SEC for any amendment or revisions to the Proxy Statement or any Other Required Company Filing or for additional information. Except as otherwise required by Law, the Company and its Subsidiaries, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without providing the other, a reasonable opportunity to review and comment on such written communication and shall consider in good faith any reasonable comments or revisions made by such reviewing party and its counsel.

(c)    The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein.

(d)    If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law, disseminated to the stockholders of the Company, in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Section 5.7, except in connection with an Adverse Company Board Recommendation Change in accordance with Section 5.5, as permitted by Section 5.12, or as required by applicable Law (as determined in good faith by the Special Committee after consulting with outside legal counsel), no amendment or supplement to the Proxy Statement or to an Other Required Company Filing shall be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

Section 5.8    Employee Matters. With respect to employee matters, the parties have made the agreements and covenants set forth in Exhibit D to this Agreement, which is hereby incorporated into this Agreement by reference.

Section 5.9    Regulatory Approvals; Efforts.

(a)    Prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications with any Governmental Entities or third parties required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) subject to the provisions of Section 5.14, defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and doing all other things reasonably necessary or desirable to consummate the Merger and to fully carry out the purposes or intent of this Agreement.

(b)    Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.9. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity. To the extent not prohibited by the applicable Governmental Entity, no party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other parties in advance and gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.9(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Materials provided pursuant to this Section 5.9 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns. In addition to the foregoing provisions of this Section 5.9(b), a party hereto may request entry into a joint defense agreement as a condition to providing any materials hereunder. Upon delivery of such a request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

(c)    The Company and Parent shall make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under the Israeli Economic Competition Law or any applicable antitrust Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall promptly file any notifications and report forms (that are comparable to the notification and report forms under the HSR Act) under any other applicable antitrust Law.

(d)    In furtherance and not in limitation of the covenants of the parties contained in this Section 5.9, if any administrative or judicial action or Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e)    Except as specifically required by this Agreement, from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 7.1, Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period or (ii) materially delay the consummation of the transactions contemplated hereby.

(f)    Prior to the Effective Time, the Company shall use its reasonable best efforts to promptly obtain any consents of third parties with respect to any Company Material Contracts, as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any such Company Material Contract as a result of the execution, performance or consummation of the transactions contemplated hereby, in each case to the extent reasonably requested in writing by Parent, subject to the proviso in the immediately following sentence. In the event that such third party consent described in this Section 5.9(f) shall not be obtained, the Company and Parent shall determine reasonably and jointly whether to take any further actions with respect to such Company Material Contracts; provided, that without its consent (such consent to be given or withheld in its sole discretion), the Company shall not be required to pay any amount or change Contract terms or its business practices in order to obtain any such consent.

Section 5.10    102 Tax Ruling. As soon as practicable after the date of this Agreement, the Company shall instruct its Israeli counsel to prepare and file with the ITA an application for a ruling (which shall be approved by Parent prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming that (i) the conversion of Section 102 Shares into the right to receive the Section 102 Shares Consideration in accordance with Section 2.1(a), shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102) so long as the Section 102 Shares Consideration is deposited with the 102 Trustee until the end of the respective holding period, and (ii) the deposit of the Section 102 Shares Consideration with the Paying Agent and the 102 Trustee shall not be subject to any withholding obligation (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “102 Tax Ruling”). The Company shall include in the request for the 102 Tax Ruling a request to exempt Parent, the Surviving Corporation, the Paying Agent and their respective agents from any withholding obligation with respect to payments made to the 102 Trustee. If the 102 Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent and any Person acting on its behalf  (including the Paying Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to any Section 102 Shares to the Paying Agent, the 102 Trustee or the Company in connection with the Merger (the “Interim 102 Tax Ruling”). To the extent that prior to the Closing an Interim 102 Tax Ruling shall have been obtained, then all references in this Agreement to the 102 Tax Ruling shall be deemed to refer to such Interim 102 Tax Ruling, until such time that a final definitive 102 Tax Ruling is obtained.

Section 5.11    Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate, or otherwise minimize, the effects of such Takeover Statute on the Merger and the other transactions contemplated hereby. Nothing in this Section 5.11 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 5.12    Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement and the Company’s Current Report on Form 8-K disclosing the execution of this Agreement shall be in the form heretofore agreed to by the parties and that the parties shall consult with each other before issuing any other press release or making any other public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of the other party, issue such press release or make such public announcement (a) so long as such statements are not inconsistent with previous statements made jointly by, or with the approval of, the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12 shall not apply to (i) any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, an Adverse Company Board Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.5 or (y) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby or (ii) ordinary course communications by Parent, Merger Sub and their respective Affiliates regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.13    Indemnification and Insurance.

(a)    For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and each of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Subsidiary of the Company and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees that have been made available to Parent (collectively, the “Existing Indemnification Arrangements”) arising out of acts or omissions in their capacity as directors or officers of the Company or any of its Subsidiaries, or any other Person serving in such capacities of another entity or enterprise at the request or for the benefit of the Company or any of its Subsidiaries, occurring at or prior to the Effective Time. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption of this Agreement and the consummation of the transactions contemplated hereby. From and after the Effective Time, subject to any requirements of applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any actual or threatened Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.13(a) if required by the Existing Indemnification Arrangements. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against such Persons with respect to matters subject to indemnification or advancement hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.13(a) shall continue in effect until the final disposition of such Proceeding or investigation.

(b)    For not less than seven (7) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of each Subsidiary of the Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are set forth in Exhibits B and C annexed hereto. To the extent permitted by applicable Law, indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees that have been made available to Parent shall continue in full force and effect in accordance with their terms following the Effective Time.

(c)    For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect policies of directors’ and officers’ liability insurance and fiduciary liability insurance that collectively provide coverage for matters arising on or before the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries (true and complete copies of which have been previously made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as reasonably practicable for such amount. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, at prevailing market rates, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby and full prior acts coverage for all acts or omissions taking place before the tail becomes effective.

(d)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 5.13.

(e)    This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons. The rights to indemnification, advancement, exculpation, insurance coverage and the other rights provided for herein shall not be deemed exclusive of any other rights to which any Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

Section 5.14    Transaction Litigation. Each party shall promptly (and in any event, within two (2) Business Days) notify the other parties hereto in writing of any Proceedings brought or threatened in writing by any stockholder of the Company or any other Person against it, its affiliates or its or their directors or executive officers or other Representatives relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such Proceedings as may be reasonably requested). Each party shall give the other parties hereto the opportunity to participate in (but not control) the defense or settlement of any Proceeding against it, its affiliates or its or their directors or officers or other Representatives relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall give due consideration to such other parties’ advice with respect to such Proceeding and the Company shall not settle or agree to settle any such Proceeding without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 5.14, “participate” means that the non-litigating party will be kept apprised by the litigating party of proposed strategy and other significant decisions with respect to the stockholder litigation or Proceedings contemplated by this Section 5.14 (to the extent that the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected, provided, that the litigating party shall inform the other party of the general nature of the information being withheld and, upon such other party’s request, reasonably cooperate with such other party to provide such information, in whole or in part, to the extent and in a manner that would not result in any of the foregoing outcomes), and the non-litigating party may offer comments or suggestions with respect to such stockholder litigation or Proceedings but will not be afforded any decision-making power or other authority over such stockholder litigation or Proceedings.

Section 5.15    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall, and, following the Effective Time, Parent shall cause the Surviving Corporation to, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the delisting of the Company and of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.16    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in a writing signed by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Effective Time of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Merger.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 (Organization) and Section 4.2(a) (Corporate Authority Relative to this Agreement) (collectively, the “Parent Fundamental Representations”) to the extent qualified by materiality, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein ” shall be true and correct in all respects at and as of the date hereof and the Effective Time as if made at and as of the Effective Time and all of the Parent Fundamental Representations to the extent not qualified by materiality, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein shall be true and correct in all material respects at and as of the date hereof and the Effective Time as if made at and as of the Effective Time and (ii) Article IV (other than the Parent Fundamental Representations) (without giving effect to any materiality, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein), shall be true and correct as of immediately prior to the Effective Time as if made at and as of the date hereof and the Effective Time except, in each case, (x) for such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (y) for such failures to be true and correct, individually or in the aggregate, as have not had or would not reasonably be likely to have a Parent Material Adverse Effect.

(b)    Parent and Merger Sub shall have performed and complied in all material respects with each of its covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)     The Company shall have received certificates of the Chief Executive Officer or other senior executive officer of Parent, dated as of the Closing Date, certifying for and on behalf of Parent that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)    Parent shall, immediately prior to the Effective Time, pay the Payoff Amount in accordance with terms of the Payoff Letters.

Section 6.3    Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver in writing by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    The representations and warranties of the Company set forth in:

(i)    Section 3.10(c) (Absence of Certain Changes or Events) of the Agreement shall be true and correct in all respects as of the date specified therein;

(ii)    Section 3.2(a) and Section 3.2(b) (Capital Stock and Indebtedness) shall be true and correct in all respects at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, to the extent such representations and warranties speak as of a specified date or time, in which case they need only be true and correct as of such specified date or time and except, in each case, for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to cause more than a de minimis increase in the aggregate amounts payable by Merger Sub or Parent in the transactions contemplated hereby;

(iii)    Section 3.1(a) (Organization), Section 3.2(c), Section 3.2(d) and Section 3.2(e) (Capital Stock and Indebtedness), Section 3.3(a) (Corporate Authority Relative to this Agreement), Section 3.19 (Opinion), and Section 3.20 (Finders or Brokers) (collectively, the “Fundamental Representations”) to the extent qualified by materiality, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein (but not dollar thresholds) shall be true and correct in all respects at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Fundamental Representations to the extent not qualified by materiality, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein (but not dollar thresholds) shall be true and correct in all material respects at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and

(iv)    Article III (other than in Section 3.2(a), Section 3.2(b) and Section 3.10(c) and the Fundamental Representations) (without giving effect to any materiality, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein (but not dollar thresholds)), shall be true and correct at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, (x) for such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (y) for such failures to be true and correct, individually or in the aggregate, as have not had or would not reasonably be likely to have a Material Adverse Effect.

(b)    The Company shall have performed and complied in all material respects with each of its covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d)    Parent shall have received a certificate of the Chief Executive Officer or other senior executive officer of the Company, dated as of the Closing Date, certifying for and on behalf of the Company that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e)    The Company shall have delivered to Parent payoff letters in form and substance reasonably satisfactory to Parent (such payoff letters, the “Payoff Letters”) duly executed by the applicable agent(s) to the Credit Facilities pursuant to which such agent(s) shall agree that upon payment of the Payoff Amount specified in such Payoff Letters: (i) all obligations of each credit party arising under or related to the Credit Facilities shall be paid in full; (ii) all Liens in connection therewith shall be released; and (iii)  all pledged collateral securing the outstanding obligations under the Credit Facilities shall be returned.

ARTICLE VII.

TERMINATION

Section 7.1    Termination or Abandonment. This Agreement may be terminated and this Agreement and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the occurrence of the Company Stockholder Approval (except as otherwise provided in Section 7.1(d)(ii) or Section 7.1(e)(ii)):

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on March 13, 2020 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by the End Date was primarily caused by the material breach by such party (which shall include, in the case of Parent, Parent and Merger Sub) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement that would cause the applicable condition not to be satisfied;

(c)    by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, that the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied in all material respects with its obligations under Section 5.9 to prevent, oppose and remove such restraint, injunction or other prohibition;

(d)    by the Company:

(i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or such breach shall not have been cured within the earlier of (x) at least 30 days since the date of delivery of written notice thereof to Parent and (y) by the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)    prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of Section 5.5(f);

(e)    by Parent:

(i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or such breach shall not have been cured within the earlier of (x) at least thirty (30) days since the date of delivery of written notice thereof to the Company and (y) by the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e)(i) if Parent or Merger Sub are then in material breach of any of their covenants or agreements contained in this Agreement; or

(ii)    prior to obtaining the Company Stockholder Approval, if the Company Board (or any duly authorized committee thereof, including the Special Committee) shall have made an Adverse Company Board Recommendation Change or if the Company shall have committed a Willful Breach of any of its obligations under Section 5.5;

(f)    by either Parent or the Company if, upon a vote taken thereon at the Stockholders’ Meeting, this Agreement shall not have been adopted by the Company Stockholder Approval; and

(g)    by the Company, if: (i) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) have been and continue to be satisfied or waived; (ii) Parent fails to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2; (iii) the Company has provided irrevocable written notice to Parent at least three (3) Business Days prior to such termination that it is prepared, willing and able to effect the Closing; and (iv) at all times during such three (3) Business Day period, the Company stood ready, willing and able to consummate the transactions contemplated hereby and Parent and Merger Sub did not consummate the transactions contemplated hereby.

Section 7.2    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of Section 5.4(c), Section 5.12, this Section 7.2, Section 7.3 and Article VIII and all defined terms appearing in such Sections shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the Confidentiality Agreement and the provisions of Section 5.4(c), Section 5.12, this Section 7.2, Section 7.3 and Article VIII; provided, that, subject in all respects to the limitations set forth in this Section 7.2, Section 7.3 (Termination Fees), Section 8.5 (Remedies) and Section 8.15 (Non-Recourse), nothing herein shall relieve (x) the Company from any Liability resulting from fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such valid termination or (y) Parent from any Liability resulting from fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such valid termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event will the Parent Related Parties, collectively, have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including Willful Breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Liability Amount and subject in all respects to the limitations set forth in Section  7.3(f).

Section 7.3    Termination Fee.

(a)    In the event that:

(i)    this Agreement is validly terminated by Parent pursuant to Section 7.1(e)(ii) or by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay $2,400,000 (the “Company Termination Fee”) to Parent, such payment to be made (x) in the case of a termination pursuant to Section 7.1(e)(ii), within two (2) Business Days after such termination and (y) in the case of a termination pursuant to Section 7.1(d)(ii), prior to or concurrently with such termination, in each case payable by wire transfer of same day funds to an account designated in writing by Parent (such written instruction to be provided promptly after such payment becomes due and payable under this Section 7.3); or

(ii)    this Agreement is validly terminated by (x) Parent or the Company pursuant to Section 7.1(b) or Section 7.1(f) or (y) by Parent pursuant to Section 7.1(e)(i), and (A) following the date hereof and prior to such termination, an Acquisition Proposal shall have been made to the Company Board or shall have been publicly made directly to the Company’s stockholders generally or shall have otherwise become publicly known (and, in each such case, such Acquisition Proposal shall not have been publicly withdrawn prior to the time of termination or, in the case of a termination pursuant to Section 7.1(f), prior to the date of completion of the Stockholders’ Meeting) and (B) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal which is ultimately consummated or consummates an Acquisition Proposal (which need not be the same Acquisition Proposal that was made, announced or publicly known prior to the termination hereof), then in each case the Company shall pay to Parent the Company Termination Fee, by wire transfer of same day funds to an account designated in writing by Parent (such written instruction to be provided promptly after such payment becomes due and payable under this Section 7.3), concurrently with the consummation of such Acquisition Proposal. For the purposes of this Section 7.3(a)(ii), all references to “twenty percent (20%)” in the definition of Acquisition Proposal will be deemed references to “fifty percent (50%)”. Any Parent Expenses paid by the Company to Parent pursuant to Section 7.3(c) shall be credited against, and shall thereby reduce, the amount of the Company Termination Fee that otherwise would be required to be paid by the Company to Parent pursuant to this Section 7.3(a)(ii).

(b)    In the event that this Agreement is validly terminated by the Company pursuant to (i) Section 7.1(d)(i), (ii) Section 7.1(b) if the Company would then be entitled to terminate this Agreement pursuant to Section 7.1(d)(i) or (iii) Section 7.1(g), in each case of the foregoing clauses (i) through (iii), Parent shall pay to the Company within two (2) Business Days after such termination, $3,200,000 (the “Parent Termination Fee”), payable by wire transfer of same day funds to an account designated in writing by the Company (such written instruction to be provided promptly after such payment becomes due and payable under this Section 7.3).

(c)    In the event that this Agreement is validly terminated by Parent pursuant to Section 7.1(e)(ii), then the Company shall pay to Parent an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to $800,000 (the “Parent Expenses”).

(d)    For purposes of this Agreement, “Excluded Party” means any Person or group of Persons from which the Company receives, after the execution of this Agreement and at or prior to the Solicitation Period End Time, a written Acquisition Proposal that remains pending as of, and has not been withdrawn prior to, the Solicitation Period End Time; provided, that (1) the Special Committee determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel), not later than the Solicitation Period End Time, that such Acquisition Proposal constitutes a Superior Proposal or that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, and (2) the Company provides written notice to Parent of such determination, no later than twenty-four (24) hours after the Solicitation Period End Time; provided, further, that a Person or group shall cease to be an Excluded Party upon the withdrawal, termination, expiration or abandonment of such Acquisition Proposal (as it may be amended or modified).

(e)    Each of the parties hereto acknowledges that (i) each of the Company Termination Fee and the Parent Expenses is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fee and expenses are due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (ii) the Parent Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion or shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(f)    Notwithstanding anything to the contrary in this Agreement or any documents executed in connection with this Agreement or the transactions contemplated hereby, but subject to Section 8.5, the maximum aggregate Liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee or the Company Termination Fee, as applicable, and any other payment in connection with this Agreement or otherwise, of the Parent Related Parties or the Company Related Parties, as applicable, collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) (i) under this Agreement or any other document or instrument delivered in connection hereunder (excluding the Confidentiality Agreement), (ii) in connection with the failure of the Merger or the other transactions contemplated hereby to be consummated or (iii) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any documents executed in connection with this Agreement or the transactions contemplated hereby, will not exceed under any circumstances an amount equal to (y) with respect to the Parent Related Parties, the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 7.3(b), or, with respect to the Company Related Parties, the Company Termination Fee and the Parent Expenses, if any, due and owing to Parent pursuant to Section 7.3(a) and Section 7.3(c), respectively, plus (z) the Company’s or Parent’s, as applicable, Enforcement Costs (collectively, with respect to the Parent Related Parties or the Company Related Parties, as applicable, the “Maximum Liability Amount”); provided, that in no event will the Parent Related Parties or the Company Related Parties seek, directly or indirectly, to recover against the Company Related Parties or the Parent Related Parties, as applicable, or compel payment by the Company Related Parties or the Parent Related Parties, as applicable, of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Liability Amount of the Company Related Parties or the Parent Related Parties, as applicable, set forth in this Section 7.3(f). Notwithstanding anything to the contrary in this Agreement, if the Company or Parent initiates any Proceeding (or portion thereof) to enforce its rights under this Agreement, then the prevailing party in such action shall be entitled to payment of its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as of the trading day on the date such payment was required to be made through the date of payment (the “Enforcement Costs”); provided that the Liability of the Company for payment of the Enforcement Costs shall not exceed $2,000,000 in the aggregate in respect of such Proceeding (or portion thereof) by the non-prevailing party. Notwithstanding anything to the contrary in this Section 7.3(f), it is understood and agreed that nothing in this Agreement shall limit any rights the Company or Parent may have in respect of the Confidentiality Agreement.

(g)    Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1    No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by the terms hereof survive the Effective Time.

Section 8.2    Expenses; Transfer Taxes.

(a)    Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that Parent shall pay (i) all filing fees required under the HSR Act and under any other applicable antitrust Law and (ii) all filing fees required to be paid to the SEC with respect to, and all printing and mailing costs for, the Proxy Statement.

(b)    Except as otherwise provided in Section 2.4(e), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a Liability of holders of Shares.

Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4    Governing Law; Jurisdiction.

(a)    This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such matter, then in any state or federal court located in the State of Delaware (such courts, collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.4 is solely for the purpose referred to in this Section 8.4 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.5    Remedies. The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, prior to any valid termination of this Agreement in accordance with Section 7.1, (a) each of the parties hereto shall be entitled to, and may seek in the alternative, such remedies as are available at law and in equity, and (b) (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Court (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. Any party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such party or its stockholders. In no event shall the Company be entitled to receive (1) both a grant of specific performance or other equitable relief, on the one hand, and the payment of all or any portion of the Parent Termination Fee, on the other hand or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of all or any portion of the Parent Termination Fee, on the other hand. For the avoidance of doubt, subject in all respects to Section 7.2, Section 7.3 and Section 8.15 (including, in each case, the limitations set forth therein), the parties hereto shall be entitled to seek the remedies provided herein in the alternative, and not be required to elect their remedies, in any Proceeding brought to seek redress for the failure of Parent to consummate the Merger pursuant to this Agreement.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) upon personal delivery to the party to be notified; (b) when received when sent by email by the party to be notified; provided, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7; or (c) when delivered by commercial delivery service; in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Greenbriar Equity Group, L.P.

555 Theodore Fremd Avenue

Suite A201

Rye, NY 10580

Attention:    Noah Roy

Email:          info@greenbriarequity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York, 10022

Attention:    Shawn OHargan, P.C.

Email:          shawn.ohargan@kirkland.com

To the Company:

Arotech Corporation

1229 Oak Valley Drive

Ann Arbor, Michigan 48108

Attention:    Dean Krutty

Email:          krutty@arotechusa.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:    Steven M. Skolnick

Email:          sskolnick@lowenstein.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, that Parent may assign its rights under this Agreement without the prior written consent of the Company to any of its Affiliates; provided, however, that no such assignment shall (x) relieve Parent or Merger Sub of its obligations hereunder or (y) materially impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section  8.8 shall be null and void.

Section 8.9    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, that the economic and legal substance of the transactions contemplated hereby shall be deemed to be affected in a manner materially adverse to the parties hereto if Section 7.3 or Section 8.15 is invalid, void or incapable of being enforced. Upon such a determination that any term or other provision is invalid, void, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.10    Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and any express third-party beneficiaries hereof.

Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, that after the occurrence of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13    No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.13 and this Section 8.13, each Representative of the Company and its Subsidiaries shall be an express third-party beneficiary of and shall be entitled to rely upon this Section 8.13 and following the Effective Time, each holder of Shares immediately prior to the Effective Time and each holder of Company Options, if any, Company RSUs and Company Restricted Stock immediately prior to the Effective Time shall be entitled to obtain the aggregate Merger Consideration to which it is entitled pursuant to Article II.

Section 8.14    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “$” or “dollars” shall mean “United States dollars”. The phrases “delivered,” “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, has been deposited by the Company in the electronic dataroom maintained for the transactions contemplated hereby by the Company or has been publicly filed by the Company with the SEC prior to the date hereof. The disclosure in any section of the Company Disclosure Letter (other than Section 5.1(a) or Section 5.1(b) thereof) shall qualify (a) the Company’s representations and warranties made in the corresponding Section of Article III (regardless of whether or not such Section is qualified by reference to the Company Disclosure Letter) and (b) the Company’s representations and warranties made in other Sections of Article III, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Section or Sections.

Section 8.15    Non-Recourse. Notwithstanding anything herein to the contrary, no representative, Affiliate of, or direct or indirect equity owner in, the Company shall have any personal Liability to either Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in, either Parent or Merger Sub shall have any personal Liability to the Company or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of either Parent or Merger Sub in this Agreement.

Section 8.16    Definitions.

(a)    Certain Specified Definitions. As used in this Agreement:

“102 Tax Ruling” shall have the meaning assigned to it in Section 5.10.

“102 Trustee” means the trustee appointed by the Company and/or the Israeli Subs from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the grant of Company Equity Awards pursuant to Section 102(b) of the Ordinance.

“Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws or anti-bribery, anti-corruption or anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or Israel are authorized or required by Law to remain closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, employment, termination, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, or life insurance or other benefit or compensation plan, program, agreement, policy, contract or arrangement, funded or unfunded, or insured or self-insured, (i) that is sponsored or maintained by the Company or any of its Subsidiaries, (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or (iii) with respect to which the Company or any of its Subsidiaries has any actual or contingent Liability, other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Credit Facility” means that certain Credit Agreement, dated as of March 11, 2016, among the Company and the other parties thereto, as amended.

“Company Equity Award” means each outstanding award granted under the Company Equity Award Plans (including each outstanding Company Option, Company RSU and Company Restricted Stock).

“Company Equity Award Plans” means the Company’s 2009 Equity Incentive Plan, as amended, and the Company’s 2017 Non-Employee Director Equity Compensation Plan, as amended.

“Company Intellectual Property” means all (i) Owned Intellectual Property, including Registered Intellectual Property, and (ii) Intellectual Property used in, held for use in, developed for, or necessary to the operation of the business of the Company and its Subsidiaries.

“Company Organizational Documents” means the certificate of incorporation, bylaws or similar organizational documents of the Company.

“Company Product” means the hardware, Software and other products and services that the Company and/or its Subsidiaries sells, offers for sale, markets, distributes, licenses or otherwise makes commercially available, or that are currently in development for the purpose of doing any of the foregoing, including power systems, interactive training systems, simulators and technologies, and any related consulting and development support services.

“Company Related Party” means the Company and any of its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Company Stockholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement in accordance with applicable Law and the Company Certificate of Incorporation and the Company Bylaws.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, sublease, concession, agreement, arrangement, commitment, purchase order, insurance policy or other instrument or obligation that is legally binding.

“Credit Facilities” means the Company Credit Facility and the Subsidiary Credit Facility.

“Data Security Requirements” means all (a) applicable Laws (including the Israeli Privacy Protection Law, 1981 and the regulations and guidelines promulgated thereunder) that relate to data privacy, data security, data protection, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of any Personal Information, (b) industry standards related to data privacy, data security, data protection, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of Personal Information applicable to the Company, its Subsidiaries, or the conduct of the business of the Company or any of its Subsidiaries, to which the Company is subject or to which the Company has committed, (c) the Company and its Subsidiaries’ internal and external policies or notices relating to processing of Personal Information, and (d) contractual obligations to which the Company or any of its Subsidiaries is a party or is otherwise bound that impose obligations on the Company or any of its Subsidiaries relating to any of the foregoing.

“Environmental Law” means any Law (including published Israeli Ministry of Environmental Protection binding guidelines in effect at or prior to Closing) (i) relating to human health and safety (regarding Hazardous Materials), pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes Liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization or approval issued or required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the first entity, trade or business.

“Ex-Im Laws” means all U.S. and Israeli Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Foreign Person” means: any non-U.S. national, non-U.S. government, or non-U.S. entity; or any entity over which control is exercised or exercisable by a non-U.S. national, non-U.S. government, or non-U.S. entity.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Governmental Entity on the other or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Government Grant” means a legal instrument between a Governmental Entity and the Company or any of its Subsidiaries that is used to enter into a relationship the principal purpose of which is to transfer funds from the Governmental Entity awarding agency to the Company or any of its Subsidiaries to carry out a public purpose authorized by a law of the Governmental Entity.

“Governmental Entity” means (i) any federal, state, local, transnational or non-U.S. governmental body, arbitral body (public or private), quasi-governmental, administrative agency, board, ministry, bureau or commission or other governmental authority or instrumentality, domestic or foreign, (ii) any self-regulatory organization or stock exchange, including Nasdaq, or (iii) any political subdivision of any of the foregoing.

“Hazardous Materials” means all substances, materials or wastes defined or regulated as hazardous, a pollutant or a contaminant under, or for which Liability may be imposed pursuant to, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“IIA” shall mean the Israeli Innovation Authority (previously known as the Office of Chief Scientist of the Ministry of Economy and Industry of Israel or the OCS).

“IIA Notice” means a written notice of the Israeli Subs to the IIA regarding the change in ownership of the Israeli Subs effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 and the IIA’s regulations.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all lease obligations of such Person required to be capitalized on the books and records of such Person, and any leases required to be capitalized in accordance with GAAP; (iv) all indebtedness of such Person or others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (v) all letters of credit, bank guarantees, surety bonds, performance bonds or similar Contracts issued for the account of such Person, to the extent drawn upon; (vi) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (viii) earn-outs or the deferred and unpaid purchase price of property or goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (ix) any obligations for the repurchase of equity interests of such Person; (x) all guarantees of such Person of any obligations of any other Person other than a wholly owned subsidiary of such Person of the type described in clauses (i) through (ix) above; and (xi) interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of all items in clauses (i) through (x) above.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world, including rights in, arising out of, or associated with: (i) patents and patent applications, patent disclosures and industrial designs (including utility models, designs, and industrial property), registrations and applications for registration of industrial design rights, and all continuations, divisionals, continuations-in-part, reissues or reexaminations and extensions of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, brand names, corporate names, trade names, Internet domain names and social media identifiers and related accounts, or other similar designations of source or origin, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”); (iii) copyrights (whether registered or unregistered, including such rights in software) and all registrations and applications therefor, copyrightable works and works of authorship (collectively, “Copyrights”); (iv) designs, data, databases and data compilations; (v) trade secrets and other proprietary and confidential information, including know-how, ideas, algorithms, formulas, compositions, inventions (whether or not patentable and whether or not reduced to practice), processes, techniques, methods, methodologies, procedures, formulations, databases, technical data and designs, plans, proposals, research and development information, drawings, specifications, financial and marketing plans and customer and supplier lists and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, together with (iv), “Trade Secrets”); (vi) Software; and (vii) any other intellectual property, industrial property or similar proprietary rights or assets of any kind or nature and all copies and tangible embodiments thereof (in whatever form or medium).

“Israeli Subs” means Epsilor-Electric Fuel Ltd. and Arodelek, Ltd.

“ITA” means the Israeli Tax Authority.

“Knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge after due inquiry of any executive officer of Parent and (ii) with respect to the Company and its Subsidiaries, the actual knowledge after due inquiry of the individuals listed on Section 8.16(a) of the Company Disclosure Letter.

“Liability” means any and all debts, liabilities and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, known or unknown, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, license, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, effect, event, occurrence, circumstance, condition or development that, individually or in the aggregate, (x) has or would reasonably be expected to prevent or materially impair or delay the ability of the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated hereby or (y) has or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding, however, for the purposes of clause (y) of this sentence, the impact of (i) changes, effects, events, occurrences, circumstances, conditions or developments in domestic, foreign or global markets, including (A) changes, effects, events, occurrences, circumstances, conditions or developments in or affecting the regional, domestic or any foreign securities, equity, credit or financial markets, (B) changes, effects, events, occurrences, circumstances, conditions or developments in or affecting regional, domestic or any foreign interest or exchange rates and (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any domestic or foreign securities exchange or over-the-counter market, (ii) changes, effects, events, occurrences, circumstances, conditions or developments in domestic, foreign or global economic conditions generally, (iii) changes in GAAP or any official interpretation or enforcement thereof after the date of this Agreement, (iv) changes in applicable Law, (v) changes, effects, events, occurrences, circumstances, conditions or developments in regional, domestic, foreign or global political or geopolitical conditions (including the outbreak or escalation of war or hostilities, military actions, or acts of terrorism (including cyber-terrorism)), including any worsening of such conditions threatened or existing on the date hereof, (vi) changes, effects, events, occurrences, circumstances, conditions or developments affecting the industries in which the Company or any of its Subsidiaries operate, (vii) the announcement or existence of this Agreement, including any reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, or partners of the Company and its Subsidiaries that results from the announcement of this Agreement or the identity of Parent or Merger Sub (provided that the exception in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent such representation or warranty addresses the consequences resulting from the announcement or pendency of this Agreement or the Merger), (viii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (ix) a decline in the trading price or trading volume of the Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries or the failure to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, guidance, budgets, forecasts, plans or estimates (provided, that, in each case, the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) any Proceeding threatened, made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, (xi) Parent’s or Merger Sub’s public announcement of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of the Subsidiaries, and (xii) the availability or cost of equity, debt or other financing to Parent or Merger Sub and (xiii) except for the obligations of the Company and its Subsidiaries set forth in Section 5.1(a), any specific action to be taken by the Company or any of its Subsidiaries as expressly required by this Agreement or with the prior written consent of Parent (except, in the case of each of clauses (i) through (vi) and clause (viii), to the extent that the related impact has had a disproportionate adverse effect on the Company and its Subsidiaries, individually or in the aggregate, relative to companies operating in the industries in which the Company and its Subsidiaries conduct business).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether temporary, preliminary or permanent.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“Parent Material Adverse Effect” means, with respect to Parent, any fact, change, circumstance, event, occurrence, condition or development that has a material adverse effect on Parent’s ability to timely consummate the transactions contemplated hereby (including the Merger).

“Parent Related Party” means Parent, Merger Sub and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Payoff Amount” means the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all Indebtedness and other obligations owed under the Credit Facilities as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letters.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities incurred in the ordinary course of business that are not yet due and payable or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) utility easements, minor encroachments, imperfections in title, charges, easements, rights of way, restrictions, declarations, defects and similar Liens, but not including any monetary Liens as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Owned Real Property or Leased Real Property, (vi) non-exclusive Intellectual Property licenses granted to customers in the ordinary course of business and (vii) Liens to be released at or prior to Closing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Personal Information” means any information: (i) that can be used to identify, contact, or precisely locate a natural person, household or device; (ii) that is defined as ‘personal data,’ or ‘personal information,’ ‘personally identifiable information,’ set forth in ‘nonpublic personal information,’ or ‘individually identifiable health information’ under any applicable Data Security Requirements, and (iii) that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Proceeding” means any audit, conference, assessment, investigation, action, suit, claim, demand, charge, complaint, inquiry, legal proceeding, administrative enforcement proceeding, hearing, arbitration, litigation or other proceeding or similar interaction, in each case, by or before any Governmental Entity.

“Representative” means, with respect to any Person, its directors (or Persons performing similar roles), officers (or Persons performing similar roles), employees, attorneys, investment bankers, accountants or other agents or advisors.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) that is the government of, resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions from time to time (which includes, as of the date hereof, Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region); or (c) when required by the U.S. Department of Treasury’s Office of Foreign Assets Control, majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, (e) the State of Israel or (f) other similar Governmental Entity from time to time.

“Section 102 Shares” means any Shares that were issued pursuant to Section 102(b) of the Ordinance and at the Effective Time are held by the 102 Trustee.

“Section 102 Shares Consideration” means the Merger Consideration payable with respect to Section 102 Shares.

“Software” means all (a) software programs in all forms of expression, including firmware, all versions of source code, object code, assembly language, compiler language, machine code, tools, interfaces, applications, applets, databases, and all other computer instructions, code, and languages, including all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, derivative works thereto, and other changes or functionality additions thereto; and (b) all designs and design documents (whether detailed or not), technical summaries, specifications and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications) associated with the foregoing.

“Subsidiary Credit Facility” means the Loan Agreement, by and between Epsilor-Electric Fuel Ltd. and Bank Leumi Le-Israel, dated as of August 15, 2019 (together with the ancillary agreements in connection therewith).

“Subsidiaries” of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities or fifty percent (50%) or more of the economic interests are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.

“Systems” means all computers, software, databases, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, circuits, networks, databases, data communications and telecommunication lines and all other information technology systems and equipment (including communications equipment, terminals and hook-ups that interface with third-party software or systems), including any outsourced systems and processes reasonably within the Company’s control, that are owned, licensed, leased or otherwise used or relied on by the Company or any of its Subsidiaries. Systems include Company Products.

“Tax” or “Taxes” means (i) any and all federal, state, local, non-U.S. or other taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, gross receipts, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law) and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express obligation to indemnify any other person, or any successor or transferee liability.

“Tax Return” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching party knows and intends that such action or omission is a breach of such representation, warranty, agreement or covenant.

(b)    The following terms are defined elsewhere in this Agreement, as indicated below:

Section
Acceptable Confidentiality Agreement	Section 5.5(h)(i)
Acquisition Proposal	Section 5.5(h)(ii)
Adverse Company Board Recommendation Change	Section 5.5(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.5(b)
Antitrust Counsel Only Material	Section 5.9(b)
Book-Entry Shares	Section 2.1(a)(i)
Cancelled Shares	Section 2.1(a)(ii)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(a)(i)
Certificate of Merger	Section 1.3
Chosen Courts	Section 8.4(b)
Closing	Section 1.2
Closing Date	Section 1.2
Collective Bargaining Agreement	Section 3.13(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Lease	Section 3.14(b)
Company Leases	Section 3.14(b)
Company Material Contracts	Section 3.16(a)
Company Option	Section 2.2(b)
Company Permit	Section 3.7(b)
Company Related Party Transaction	Section 3.21
Company Restricted Stock	Section 2.2(c)
Company RSU	Section 2.2(a)
Company SEC Documents	Section 3.4(a)
Company Securities	Section 3.2(b)
Company Termination Fee	Section 7.3(d)
Confidentiality Agreement	Section 5.4(c)
Covered Persons	Section 5.13(a)
Cut-Off Time	Section 5.5(a)(ii)
D&O Insurance	Section 5.13(c)
DGCL	Recitals
Dissenting Shares	Section 2.1(b)(i)

Section
Effective Time	Section 1.3
End Date	Section 7.1(b)
Enforceability Exceptions	Section 3.3(a)
Equity Commitment Letter	Recitals
Equity Interests	Section 3.2(d)
Equity Investors	Recitals
Exchange Act	Section 3.3(b)
Excluded Party	Section 7.3(d)
Existing Indemnification Arrangements	Section 5.13(a)
Financial Advisor	Section 3.19
Financial Statements	Section 3.4(c)
FLSA	Section 3.13(b)
Foreign Plans	Section 3.9(i)
Fundamental Representations	Section 6.3(a)(iii)
GAAP	Section 3.4(c)
HSR Act	Section 3.3(b)
ICL	Recitals
Improvements	Section 3.14(e)
Insurance Policies	Section 3.22
Intervening Event	Section 5.5(h)(iv)
Intervening Event Notice Period	Section 5.5(g)(i)
IRS	Section 3.9(a)
Israeli Economic Competition Law	Section 3.3(b)
Israeli Employees	Section 3.13(g)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Leased Real Property	Section 3.14(b)
Letter of Transmittal	Section 2.4(d)
Material Customer	Section 3.24
Material Vendor	Section 3.24
Maximum Liability Amount	Section 7.3(f)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	Section 3.9(c)
Nasdaq	Section 3.3(b)
NISPOM	Section 3.3(b)
Other Required Company Filing	Section 5.7(b)
Owned Intellectual Property	Section 3.15(a)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Expenses	Section 7.3(c)
Parent Fundamental Representations	Section 6.2(a)
Parent Material Adverse Effect	Section 6.2(a)
Parent Termination Fee	Section 7.3(b)
Paying Agent	Section 2.4(a)
Payment Fund	Section 2.4(b)
Payoff Letters	Section 6.3(e)
PPACA	Section 3.9(e)
Proxy Statement	Section 5.7(a)

Section
Real Property	Section 3.14(d)
Registered Intellectual Property	Section 3.15(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Article III
Securities Act	Section 3.4(a)
Solicitation Period End Time	Section 5.5(a)
Special Committee	Recitals
Stockholders’ Meeting	Section 5.6
Subsequent Company SEC Documents	Section 3.4(a)
Superior Proposal	Section 5.5(h)(iii)
Superior Proposal Notice Period	Section 5.5(f)(i)
Surviving Corporation	Section 1.1
Trade Control Laws	Section 3.7(d)
Transaction Approvals	Section 3.3(b)
WARN	Section 3.13(b)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AROTECH CORPORATION

By:	/s/ Dean M. Krutty
Name: Dean M. Krutty
Title: President and CEO

[Signature Page to the Agreement and Plan of Merger]

ARGONAUT INTERMEDIATE, INC.

By:	/s/ Noah Blitzer
Name: Noah Blitzer
Title: Vice President and Secretary

ARGONAUT MERGER SUB, INC.

By:	/s/ Noah Blitzer
Name: Noah Blitzer
Title: Vice President and Secretary

[Signature Page to the Agreement and Plan of Merger]

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2019, by and among Argonaut Intermediate, Inc., a Delaware corporation (“Parent”), Arotech Corporation, a Delaware corporation (the “Company”), and each of the undersigned stockholders of the Company (each, a “Holder”).

RECITALS

Pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Argonaut Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub is merging with and into the Company (the “Merger”) and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Holder enter into this Agreement. Holder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding common stock, par value $0.01 per share, of the Company as is indicated beneath Holder’s signature on the last page of this Agreement (the “Shares”).

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

The parties agree as follows:

1.    Agreement to Retain Shares.

(a)    Transfer. During the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (as defined in Section 4), (1) except as contemplated by the Merger Agreement, and except as provided in Section 1(b), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares or any New Shares (as defined below), and (2) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2) (other than as required to comply with Section 2(a)).

(b)    Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares or New Shares (as defined below) by Holder (i) for the net settlement of Holder’s restricted stock units (including performance-based restricted stock units) settled in shares of common stock of the Company (to pay any tax withholding obligations), (ii) for the receipt upon settlement of Holder’s restricted stock units, and the sale of a sufficient number of such shares of common stock of the Company acquired upon settlement of such restricted stock units as would generate sales proceeds sufficient to pay the taxes payable by Holder as a result of such settlement,

(iii) made pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to a date hereof, (iv) to any family member or trust for the benefit of any family member, (v) to any stockholder, member or partner of any Holder which is an entity, (vi) to any Affiliate of Holder, (vii) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar applicable Law or (viii) to the extent necessary to generate proceeds sufficient to pay taxes payable by Holder as a result of the vesting of, or lapse of restrictions with respect to, restricted Shares and/or restricted New Shares, so long as, in the case of the foregoing clauses (iv), (v), (vi) and (vii), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, this Section 1(b).

(c)    New Shares. Holder agrees that any shares of common stock of the Company that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Shares.

2.    Agreement to Vote Shares.

(a)    Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and (ii) against any Acquisition Proposal (the “Covered Proposal”). This Agreement is intended to bind Holder as a stockholder of the Company and only with respect to the Covered Proposal. Except as expressly set forth in clauses (i) and (ii) of this Section 2, Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Until the earlier to occur of the Effective Time and the Expiration Date, Holder covenants and agrees not to enter into any agreement or understanding with any Person with respect to voting of its Shares on any Covered Proposal which conflicts with the terms of this Agreement.

(b)    Holder further agrees that, until the earlier to occur of the Effective Time and the Expiration Date, Holder will not, and will not permit any entity under Holder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to the Covered Proposal, (B) initiate a stockholders’ vote with respect to an Acquisition Proposal, (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal, or (D) take any action that the Company is prohibited from taking pursuant to Section 5.5 of the Merger Agreement.

3.    Representations, Warranties and Covenants of Holder. Holder hereby represents and warrants to Parent that (i) Holder is the beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, will be free and clear of any Liens or other encumbrances (other than those created by this Agreement or applicable Law), (ii) as of the date hereof, Holder does not own of record or beneficially any shares of outstanding capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable Law), (iii) Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement and (iv) this Agreement has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.    Termination. This Agreement shall terminate automatically and shall have no further force and effect as of the termination of the Merger Agreement in accordance with the terms and provisions thereof (the “Expiration Date”).

5.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than solely in Holder’s capacity as a beneficial owner of the Shares and (ii) nothing in this Agreement shall be construed to limit or affect Holder, or any Affiliate or designee of Holder, in any other capacity (including as an officer of the Company or as a member of the Company Board in acting in his or her capacity as an officer or director of the Company) or in exercising his or her fiduciary duties and responsibilities as an officer of the Company or as a member of the Company Board.

6.    Miscellaneous.

(a)    Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties hereto or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 6(a) shall be binding upon the parties and their respective successors and assigns.

(b)    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d)    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, confirmed email or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, email address or facsimile number as set forth below, or as subsequently modified by written notice.

(f)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefit of and relating to the Shares and any New Shares shall remain vested in and belong to Holder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority with respect to Holder in the voting of any Shares or New Shares, except as specifically provided herein and in the Merger Agreement.

(h)    Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date first above written.

ARGONAUT INTERMEDIATE, INC.

By:	/s/ Noah Blitzer
Name:	Noah Blitzer
Title:	Vice President and Secretary

Address:
555 Theodore Fremd Avenue, Suite A-210
Rye, NY 10580
Telephone:	914-925-9600
Facsimile:	914-925-9699
Attention:	Noah Blitzer

AROTECH CORPORATION

By:	/s/ Dean M. Krutty
Name:	Dean M. Krutty
Title:	President & CEO

Address:
Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention: Dean Krutty
Email: krutty@arotechusa.com

HOLDERS:

/s/ Jon B. Kutler
JON B. KUTLER

Holder’s Address for Notice:

68-1052 Honoka’ope Way
Kamuela, Hawaii 96743

Email: jkutler@admiraltypartners.com
Attention: Jon B. Kutler

Shares owned of record:		Beneficially owned shares:

Class of Shares	Number	Class of Shares	Number
Common Stock	83,034	Common Stock	1,804,863

ADMIRALTY PARTNERS, INC.

/s/ Jon B. Kutler
By: Jon B. Kutler
Its: Director

Holder’s Address for Notice:

68-1052 Honoka’ope Way
Kamuela, Hawaii 96743

Email: jkutler@admiraltypartners.com
Attention: Jon B. Kutler

Shares owned of record:		Beneficially owned shares:

Class of Shares	Number	Class of Shares	Number
Common Stock	1,579,984	Common Stock	0

THE CAROLINE L. KUTLER 2008 TRUST

/s/ Jon B. Kutler
By: Jon B. Kutler
Its: Trustee

Holder’s Address for Notice:

68-1052 Honoka’ope Way
Kamuela, Hawaii 96743

Email: jkutler@admiraltypartners.com
Attention: Jon B. Kutler

Shares owned of record:		Beneficially owned shares:

Class of Shares	Number	Class of Shares	Number
Common Stock	124,179	Common Stock	0

JON AND SARA KUTLER FAMILY TRUST

/s/ Jon B. Kutler
By: Jon B. Kutler
Its: Trustee

Holder’s Address for Notice:

68-1052 Honoka’ope Way
Kamuela, Hawaii 96743

Email: jkutler@admiraltypartners.com
Attention: Jon B. Kutler

Shares owned of record:		Beneficially owned shares:

Class of Shares	Number	Class of Shares	Number
Common Stock	100,700	Common Stock	0

Annex C

11100 Santa Monica Blvd., Ste. 800 Los Angeles, CA 90025 Tel: (310) 966-1444 | Fax: (310) 966-1448 www.brileyco.com

September 22, 2019

Special Committee of the Board of Directors

Arotech Corporation

1229 Oak Valley Drive

Ann Arbor, MI 48108

Attn: Mr. Lawrence F. Hagenbuch, Special Committee of the Board of Directors

Dear Members of the Special Committee of the Board of Directors:

We understand that Arotech Corporation (“Arotech” or the “Company”) and Greenbriar Equity Group, L.P.

(“Greenbriar”) plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the acquisition of all of the issued and outstanding capital stock of Arotech, including restricted stock units (the “Transaction”), for $3.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion (the “Opinion”) with respect to the fairness, from a financial point of view, to Arotech’s shareholders, of the Merger Consideration in connection with the Transaction.

In arriving at the Opinion set forth below, we have, among other things:

•	Reviewed the financial terms of the final draft Merger Agreement;

•	Reviewed certain information internal to Arotech concerning its business, financial condition and operations, prepared and furnished to us by Arotech’s management;

•	Reviewed the financial forecasts of Arotech as furnished to us by Arotech’s management;

•	Reviewed certain internal financial analyses, estimates and forecasts, prepared and furnished to us by Arotech’s management;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of Arotech’s;

•

Held discussion with members of senior management of Arotech concerning their evaluations of the Transaction, the business, financial condition, and strategic objectives of Arotech, as well as such other matters as we deemed necessary or appropriate for purposes of rendering the Opinion;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed to be generally comparable to Arotech;

•

Reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant in industries similar to those in which Arotech participates and the consideration received for such companies that we believe to be generally relevant;

•	Performed a discounted cash flow analysis of Arotech utilizing financial information prepared by and furnished to us by Arotech’s management; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering the Opinion.

In preparing this Opinion, at your direction, we have relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to us or otherwise discussed with or reviewed by us. We have assumed, at your direction and with your consent, that the financial and other projections prepared by Arotech’s management and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation. We have assumed at your direction no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Arotech since the respective dates of the last financial statements made available to us. We have further relied, with your consent, upon the assurances of the management of Arotech that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

In connection with rendering our Opinion, we performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized herein, we believe that our analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Opinion.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Arotech including those which may arise from the Transaction, nor have we evaluated the solvency of Arotech under any state or federal laws. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Arotech is a party or may be subject and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We also have assumed, with your consent, that the final executed forms of the Merger Agreement will not differ in any material respects from the latest drafts provided to us, and the consummation of the Transaction will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Arotech or the contemplated benefits of the Transaction. In addition, events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion, however, we do not have any obligation to reaffirm this Opinion. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of Arotech and its legal, tax and regulatory advisors with respect to such matters.

Our Opinion is limited to the fairness, from a financial point of view, to Arotech’s shareholders of the Merger Consideration in connection with the Transaction, and we express no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Arotech or as to the underlying decision by Arotech to engage in the Transaction. Our Opinion does not address any other aspect or implication of the Transaction, the Merger Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation to any of Arotech’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration. We express no opinion as to the prices or trading ranges at which Arotech common stock will trade at any time before consummation of the Transaction. Furthermore, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of Arotech, or the ability of Arotech to pay its obligations when they become due before consummation of the Transaction.

Our Opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof.

This Opinion is provided to the Special Committee of the Board of Directors of Arotech, for the benefit of the Special Committee of the Board of Directors and the Board of Directors, solely in connection with and for the purposes of its evaluation of the Transaction. It does not address the Company’s underlying business decision to effect the Transaction and it is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof. It is further understood that this Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent (which consent shall not be unreasonably delayed, withheld or conditioned). Notwithstanding the foregoing, subject to BRFBR’s review, the Company may make reference to the Opinion, to the terms of this engagement and to BRFBR in any filings with the Securities and Exchange Commission (“SEC”) in connection with the Transaction, including without limitation a proxy statement for a meeting of the Company’s stockholders to approve the Transaction.

This Opinion has been approved by B. Riley FBR Inc.’s (“B. Riley”) fairness opinion committee in accordance with established procedures. B. Riley is entitled to a fee for providing this Opinion, no portion of which is contingent upon the conclusions reached in the Opinion or the close of the Transaction. Arotech has agreed to indemnify B. Riley against certain liabilities associated with the issuance of this Opinion.

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of Arotech and their affiliates for our or their own account or for others and, accordingly, we may at any time hold a long or short position in such securities.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration in connection with the Transaction is fair to Arotech’s shareholders from a financial point of view.

Very truly yours,

B. Riley FBR, Inc.

Annex D

Section 262 of the General Corporation Law of State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY — SUBJECT TO COMPLETION

DATED OCTOBER 23, 2019

AROTECH CORPORATION INVESTOR RELATIONS 1229 OAK VALLEY DRIVE ANN ARBOR, MI 48108

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AROTECH CORPORATION

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of September 22, 2019 (the “merger agreement”), by and among Argonaut Intermediate, Inc., a Delaware corporation (“Parent”), Argonaut Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Arotech Corporation, a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”):	☐	☐	☐

2.	To approve a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger:	☐	☐	☐

3.	To approve a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal:	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	☐

Please indicate if you plan to attend the meeting.	☐	☐

	Yes	No

PLEASE SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

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PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AROTECH CORPORATION

FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [    ], 2019

The undersigned, having received the Notice of the Special Meeting of Stockholders and the Proxy Statement on behalf of the Board of Directors of Arotech Corporation (the “Company”), hereby appoint(s) Dean M. Krutty and Kelli L. Kellar and each of them, proxies of the undersigned (with full power of substitution) to attend the Special Meeting of the Company to be held on [            ], 2019 at [    ] local time at [    ], and all postponements and adjournments thereof (the “Meeting”), and to vote all shares of common stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting, and without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in this Proxy.

This Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the proxies intend to vote FOR proposals 1, 2, and 3 as set forth herein and described in the Board of Directors’ Proxy Statement. If either of the nominees is not available to serve, this Proxy may be voted for a substitute. This Proxy delegates discretionary authority with respect to matters not known or determined at the time of solicitation of this Proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said Meeting.

SEE REVERSE SIDE. If you wish to vote in accordance with the recommendations of the Board of Directors, just sign on the reverse side. You need not mark any boxes.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)